                                                                       EXHIBIT I

                                                             [EXECUTION VERSION]

July 18, 2007

Delphi Corporation
5725 Delphi Drive
Troy, MI 48098

Attn: Robert S. "Steve" Miller
      Chairman and Chief Executive Officer

Re: Proposed Investment in Delphi Corporation

Dear Mr. Miller:

     As you know, the signatories hereto have been engaged in discussions with Delphi Corporation ("Delphi" or the "Company") and various other parties in interest in the jointly administered chapter 11 cases (the "Chapter 11 Cases") pending in the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court") with respect to Delphi and certain of its subsidiaries (collectively, the "Debtors") regarding a potential global resolution of the Chapter 11 Cases that would be implemented pursuant to a plan of reorganization for the Debtors (the "Plan") and be funded in part by an equity investment in Delphi (the "Investment").

     Pursuant to the Company's request, the undersigned severally, not jointly, submit this proposal (the "Proposal") to make the Investment on the terms and subject to the conditions contained in the attached form of Equity Purchase and Commitment Agreement (the "Investment Agreement"). Upon the entry by the Bankruptcy Court of the Initial Approval Order (as defined and described below) and the satisfaction of the other conditions described in this letter, the undersigned will severally, not jointly, enter into the Investment Agreement and each of A-D Acquisition Holdings, LLC, Pardus DPH Holding LLC and Harbinger Del-Auto Investment Company, Ltd. will deliver an Equity Commitment Letter in the form attached hereto. Our several obligations to enter into the Investment Agreement, however, are subject to your using your commercially reasonable efforts to have the Bankruptcy Court enter the Initial Approval Order by, among other things: (a) preparing and filing with the Bankruptcy Court, no later than July 18, 2007, the Approval Motion referred to in the Investment Agreement and
(b) using commercially reasonable efforts to obtain a hearing on the Initial Motion on or before August 16, 2007.

     The undersigned and their advisors have devoted substantial time and resources to preparing this Proposal. We appreciate the significant amount of time and resources that Delphi has dedicated to assist our teams in developing a deeper understanding of the Company's business. Based on this work, the undersigned are prepared to take appropriate action to move forward toward the full formulation and implementation of the transactions contemplated by the Investment Agreement, including engaging in the preparation and negotiation of additional definitive documents as contemplated thereby and supporting the Debtors' efforts to obtain entry of the Initial Approval Order.

     This Proposal is subject to, and expressly conditioned on, (1) the execution and delivery by all signatories thereto of the Investment Agreement in the form attached to this letter and (2) the entry by the Bankruptcy Court of an order, in form and substance reasonably satisfactory to each of us (the "Initial Approval Order"): (a) approving, and authorizing the Debtors to enter into and perform their obligations under the Investment Agreement and (b) authorizing the payment of the Commitment Fees, the Arrangement Fee, the Alternate Transaction Fee and Transaction Expenses (as such terms are defined in the Investment Agreement) on the terms and subject to the conditions set forth in the Investment Agreement.

     This Proposal will remain open until 5:00 p.m., Eastern Standard Time on July 18, 2007, at which point it will expire unless Delphi has filed a motion, in form and substance reasonably acceptable to us, seeking entry by the Bankruptcy Court of the Initial Approval Order and requesting a hearing on such motion on or before August 16, 2007. In addition, even if accepted by Delphi this Proposal shall terminate and be of no further force of effect if, on or before August 16, 2007: (1) the Initial Approval Order has not been entered by the Bankruptcy Court, (2) the Investment Agreement has not been executed and delivered to us by Delphi, or (3) any of the undersigned determines in its sole discretion that either (a) the conditions to the obligations of the undersigned contained in the Investment Agreement are incapable of being satisfied or (b) the undersigned is entitled to exercise a termination right contained in the Investment Agreement.

                                     * * * *

     Based on our work to date, we are very enthusiastic about Delphi and look forward to pursuing the transactions contemplated by the Investment Agreement to an expeditious and mutually successful conclusion.

                                        A-D ACQUISITION HOLDINGS, LLC


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        HARBINGER DEL-AUTO INVESTMENT COMPANY,
                                        LTD.


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        MERRILL LYNCH, PIERCE, FENNER & SMITH
                                        INCORPORATED


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        UBS SECURITIES LLC


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        GOLDMAN SACHS & CO.


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

                                        PARDUS DPH HOLDING LLC


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

                    EQUITY PURCHASE AND COMMITMENT AGREEMENT

          THIS EQUITY PURCHASE AND COMMITMENT AGREEMENT (as from time to time amended, restated, amended and restated, modified or supplemented in accordance with the terms hereof, this "AGREEMENT"), dated as of [__________ __], 2007, is made by and among A-D Acquisition Holdings, LLC, a limited liability company formed under the laws of the State of Delaware ("ADAH"), Harbinger Del-Auto Investment Company, Ltd., an exempted company incorporated in the Cayman Islands ("HARBINGER"), Merrill Lynch, Pierce, Fenner & Smith Incorporated, a Delaware corporation ("MERRILL"), UBS Securities LLC, a Delaware limited liability company ("UBS"), Goldman Sachs & Co., a New York limited partnership ("GS"), Pardus DPH Holding LLC, a Delaware limited liability company ("PARDUS"), and Delphi Corporation, a Delaware corporation (as a debtor-in-possession and a reorganized debtor, as applicable, the "COMPANY"). ADAH, Harbinger, Merrill, UBS, GS and Pardus are each individually referred to herein as an "INVESTOR" and collectively as the "INVESTORS". Capitalized terms used in the agreement have the meanings assigned thereto in the sections indicated on Schedule 1 hereto.

          WHEREAS, the Company and certain of its subsidiaries and affiliates (the "DEBTORS") commenced jointly administered cases (the "CHAPTER 11 CASES") under United States Bankruptcy Code, 11 U.S.C. Sections 101-1330, as amended and in effect on October 8, 2005 (the "BANKRUPTCY CODE") in the United States Bankruptcy Court for the Southern District of New York (the "BANKRUPTCY COURT");

          WHEREAS, ADAH, Harbinger, UBS, Merrill, Dolce Investments LLC ("DOLCE") (collectively, the "ORIGINAL INVESTORS") and the Company negotiated and entered into the that certain Equity Purchase and Commitment Agreement, dated as of January 18, 2007 (the "ORIGINAL AGREEMENT"). The Original Agreement set forth the terms on which the Original Investors would provide certain financial accommodations that would facilitate the implementation of a plan of reorganization under the Bankruptcy Code for the Debtors having terms consistent with the Original Agreement and that certain Plan Framework Support Agreement, dated as of December 18, 2006 by and among the Company, General Motors Corporation ("GM"), Appaloosa Management L.P. ("APPALOOSA"), Cerberus Capital Management, L.P. ("CERBERUS"), Harbinger Capital Partners Master Fund I, Ltd. ("HARBINGER FUND"), Merrill and UBS (as previously amended by the Amendment and Supplement to the Plan Framework Support Agreement, dated as of January 18, 2007, the "ORIGINAL PSA");

          WHEREAS, the Company filed a motion (the "ORIGINAL APPROVAL MOTION") with the Bankruptcy Court for entry of an order: (i) approving and authorizing the Company to enter into the Original Agreement and the Original PSA; (ii) authorizing the Company to make certain payments contemplated by the Original Agreement; and (iii) granting certain related relief;

          WHEREAS, after holding a contested evidentiary hearing on the Original Approval Motion on January 11 and 12, 2007, and considering the evidentiary record, the objections to the relief requested, and the argument of counsel, the Bankruptcy Court over-ruled such objections and entered its order granting the relief requested by the Company in the Original Approval Motion as it was modified at the hearing (the "ORIGINAL APPROVAL ORDER");

          WHEREAS, the Original Agreement and the Original PSA were terminated by the Company on July 7, 2007;

          WHEREAS, the Company has filed its motion (the "APPROVAL MOTION") seeking an order (the "APPROVAL ORDER") from the Bankruptcy Court that all of the findings, conclusions and rulings contained in the Original Approval Order
(i) apply to this Agreement (including the Commitment Fees, the Arrangement Fee, the Alternate Transaction Fees and the Transaction Expenses provided for herein), the Plan Terms attached hereto as Exhibit B (the "PLAN TERMS"), the parties thereto and the transactions contemplated thereby, and (ii) continue in full force and effect with respect thereto;

          WHEREAS, the Company intends to propose and submit to the Bankruptcy Court for its approval a plan of reorganization for the Debtors that is consistent with this Agreement and the Plan Terms;

          WHEREAS, the Company has requested that the Investors participate in the plan of reorganization, and the Investors are willing to participate in the plan of reorganization, on the terms and subject to the conditions contained in this Agreement; and

          WHEREAS, each of Appaloosa, Harbinger Fund and Pardus Special Opportunities Master Fund L.P. (collectively, the "COMMITMENT Parties") will provide, on the date hereof, commitment letters addressed to ADAH, Harbinger and Pardus respectively, and the Company whereby each Commitment Party will confirm its commitment to provide equity financing to ADAH, Harbinger and Pardus, respectively, on the terms and subject to the limitations set forth in the commitment letters.

          NOW, THEREFORE, in consideration of the mutual promises, agreements, representations, warranties and covenants contained herein, each of the parties hereto hereby agrees as follows:

1.   Rights Offering.

     (a) The Company proposes to offer and sell shares of its new common stock, par value $0.01 per share (the "NEW COMMON STOCK"), pursuant to a rights offering (the "RIGHTS OFFERING") whereby the Company will distribute at no charge to each holder (each, an "ELIGIBLE HOLDER") of Common Stock, including, to the extent applicable, the Investors, that number of rights (each, a "RIGHT") in respect of shares of Common Stock outstanding and held of record as of the close of business on a record date (the "RECORD DATE") to be set by the Board of Directors of the Company that will enable each Eligible Holder to purchase up to its pro rata portion of 41,026,311 shares in the aggregate of New Common Stock (each, a "SHARE") at a purchase price of $38.39 per Share (the "PURCHASE PRICE").

     (b) The Company will conduct the Rights Offering pursuant to a plan of reorganization of the Debtors (such plan of reorganization, the "PLAN"), which shall reflect the Company's proposed restructuring transactions described in this Agreement, the Summary of Terms of Preferred Stock attached hereto as Exhibit A (the "PREFERRED TERM SHEET") and the Plan Terms.

     (c)  The Rights Offering will be conducted as follows:

          (i) On the terms and subject to the conditions of this Agreement and subject to applicable law, the Company shall offer Shares for subscription by holders of Rights as set forth in this Agreement.

          (ii) Promptly, and no later than four (4) Business Days, following the occurrence of both (1) the date that the Confirmation Order shall have been entered by the Bankruptcy Court and (2) the effectiveness under the Securities Act of 1933, as amended (the "SECURITIES ACT"), of the Rights Offering Registration Statement filed with the Securities and Exchange Commission (the "Commission") relating to the Rights Offering, the Company shall issue to each Eligible Holder, Rights to purchase up to its pro rata portion of 41,026,311 Shares in the aggregate (the date of such distribution, the "RIGHTS DISTRIBUTION DATE"). The Company will be responsible for effecting the distribution of certificates representing the Rights, the Rights Offering Prospectus and any related materials to each Eligible Holder.

          (iii) The Rights may be exercised during a period (the "RIGHTS EXERCISE PERIOD") commencing on the Rights Distribution Date and ending at the Expiration Time. The Rights shall be transferable. "EXPIRATION TIME" means the date that is 30 days after the Rights Distribution Date, or such later date and time as the Company, subject to the prior written approval of ADAH, may specify in a notice provided to the Investors before 9:00 a.m., New York City time, on the Business Day before the then-effective Expiration Time. The Company shall use its reasonable best efforts to cause the effective date of the Plan (the "EFFECTIVE DATE") to occur as promptly as reasonably practicable after the Expiration Time. For the purpose of this Agreement, "BUSINESS DAY" means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York City are generally authorized or obligated by law or executive order to close. Each Eligible Holder who wishes to exercise all or a portion of its Rights shall (i) during the Rights Exercise Period return a duly executed document to a subscription agent reasonably acceptable to the Company and ADAH (the "SUBSCRIPTION AGENT") electing to exercise all or a portion of the Rights held by such Eligible Holder and (ii) pay an amount, equal to the full Purchase Price of the number of Shares that the Eligible Holder elects to purchase, by wire transfer of immediately available funds by the Expiration Time to an escrow account established for the Rights Offering.

          (iv) Unless otherwise required by ADAH, there will be no over-subscription rights provided in connection with the Rights Offering.

          (v) As soon as reasonably practicable following the Effective Date, the Company will issue to each Eligible Holder who validly exercised its Rights the number of Shares to which such Eligible Holder is entitled based on such exercise.

          (vi) The Company hereby agrees and undertakes to give each Investor by electronic facsimile transmission the certification by an executive officer of the Company of either (i) the number of Shares elected to be purchased by Eligible Holders pursuant to validly exercised Rights, the aggregate Purchase Price therefor, the number of Unsubscribed Shares and the aggregate Purchase Price therefor (a "PURCHASE NOTICE") or (ii) in the absence of any Unsubscribed Shares, the fact that there are no Unsubscribed Shares and that the commitment set forth in Section 2(a)(iv) is terminated (a "SATISFACTION NOTICE") as soon as practicable after the Expiration Time and, in any event, reasonably in advance of the Closing Date (the date of transmission of confirmation of a Purchase Notice or a Satisfaction Notice, the "DETERMINATION DATE").

          (vii) The Rights Offering will provide each Eligible Holder who validly exercised its Rights with the right to withdraw a previous exercise of Rights after the withdrawal deadline established in the Rights Offering Registration Statement if there are changes to the Plan after the withdrawal deadline that the Bankruptcy Court determines are materially adverse to the holders of the Rights and the Bankruptcy Court requires resolicitation of votes under Section 1126 of the Bankruptcy Court or an opportunity to change previously cast acceptances or rejections of the Plan.

2.   The Commitment; Fees and Expenses.

     (a)  On the terms and subject to the conditions set forth in this
          Agreement:

          (i) each Investor agrees, severally and not jointly, to subscribe for and purchase, or cause one or more Related Purchasers pursuant to the following paragraph and otherwise in accordance with this Agreement to subscribe for and purchase, and the Company agrees to sell and issue, on the Closing Date (A) for the Purchase Price per Share, each Investor's proportionate share of 4,558,479 Shares as is set forth opposite such Investor's name on Schedule 2 hereto (the "DIRECT SUBSCRIPTION Shares") and (B) for $38.39, that number of shares of Series B Senior Convertible Preferred Stock, par value $0.01 per share (the "SERIES B PREFERRED STOCK"), as is set forth opposite such Investor's name on
               Schedule 2 hereto, which shares shall be created pursuant to a Certificate of Designations (the "SERIES B CERTIFICATE OF DESIGNATIONS") that is consistent with the terms set forth in the Preferred Term Sheet and, to the extent they have a material impact on the Investors' proposed investment in the Company, are reasonably satisfactory to ADAH;

          (ii) [Reserved];

          (iii) ADAH agrees to subscribe for and purchase, or cause one or more Related Purchasers pursuant to the following paragraph and otherwise in accordance with this Agreement to subscribe for and purchase, and the Company agrees to sell, on the Closing Date, for the purchase price of $31.28 per Share (the "SERIES A PURCHASE PRICE"), 12,787,724 shares of Series A-1 Senior Convertible Preferred Stock, par value $0.01 per share (the "SERIES A PREFERRED STOCK") which shares shall be created pursuant to a Certificate of Designations (the "SERIES A CERTIFICATE OF DESIGNATIONS") that is consistent with the terms set forth in the Preferred Term Sheet and with such other terms that, to the extent they have a material impact on the Investors' proposed investment in the Company, are reasonably satisfactory to ADAH; and

          (iv) each Investor agrees, severally and not jointly, to purchase, or cause one or more Related Purchasers pursuant to the following paragraph and otherwise in accordance with this Agreement to purchase, on the Closing Date, and the Company agrees to sell for the Purchase Price per Share that number of Shares issuable pursuant to the aggregate number of Rights that were not properly exercised by the Eligible Holders thereof during the Rights Exercise Period, in proportion to the Investor's share of the Direct Subscription Shares (such Shares in the aggregate, the "UNSUBSCRIBED

               SHARES"), rounded among the Investors as they may determine, in their sole discretion, to avoid fractional shares.

          In connection with each of clauses (i) through (iv) above, subject to delivering prior written notice to each other Investor and the prior approval of ADAH, prior to the Securities Act Effective Date each Investor shall have the right to arrange for one or more of its Affiliates (each a "RELATED PURCHASER") (A) to purchase Investor Shares, by written notice to the Company, which notice shall be signed by the Investor and each Related Purchaser, shall contain the Related Purchaser's agreement to be bound by this Agreement and shall contain a confirmation by the Related Purchaser of the accuracy with respect to it of the representations set forth in Section 4 or (B) to designate that some or all of the Investor Shares be issued in the name of and delivered to, one or more Related Purchasers which designation shall be signed by the Investor and each Related Purchaser, shall contain the Related Purchaser's agreement to be bound by this Agreement and shall contain a confirmation by the Related Purchaser of the accuracy with respect to it of the representations set forth in Section 4; provided, that the total number of Investors, Related Purchasers and Ultimate Purchasers shall not exceed the Maximum Number. The "MAXIMUM NUMBER" shall be 35 unless the Company consents to a higher number, such consent not to be unreasonably withheld; provided, further, that nothing in this Agreement shall limit or restrict in any way any Investor's ability to transfer or otherwise dispose of any Investor's Shares or any interests therein after the Closing Date pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements thereunder and subject to applicable state securities laws. The Investors agree that each Related Purchaser will be a "Qualified Institutional Buyer" under Rule 144A of the Securities Act.

          The Series A Preferred Stock and the Series B Preferred Stock are referred to herein collectively as the "PREFERRED SHARES". The Unsubscribed Shares, the Direct Subscription Shares and the Preferred Shares are referred to herein collectively as the "INVESTOR SHARES". The term "AFFILIATE" shall have the meaning ascribed to such term in Rule 12b-2 under the Securities Exchange Act of 1934 in effect on the date hereof.

     (b) Upon the occurrence of an Investor Default or a Limited Termination, within five (5) Business Days of the occurrence of such Investor Default or Limited Termination, the Investors (other than any non-purchasing Investor) shall have the right to agree to purchase on the Closing Date, in the case of a Limited Termination, or to purchase, in the case of an Investor Default (or, in either case, arrange for the purchase through a Related Purchaser or an Ultimate Purchaser), all but not less than all, of the Available Investor Shares on the terms and subject to the conditions set forth in this Agreement and in such proportions as determined by the Investors in their sole discretion (an "ALTERNATIVE FINANCING");

          provided, that only in the case of a Limited Termination, ADAH will be required within ten (10) Business Days of the occurrence of such Limited Termination to agree to purchase on the Closing Date (or arrange for the purchase through a Related Purchaser or an Ultimate Purchaser) any Available Investor Shares attributable to the Limited Termination and not otherwise purchased pursuant to the Alternative Financing (unless ADAH has otherwise terminated this Agreement in accordance with its terms); provided, further, that the total number of Investors, Related Purchasers and Ultimate Purchasers pursuant to this Agreement shall not exceed the Maximum Number. The term "INVESTOR DEFAULT" shall mean the breach by any Investor of its obligation to purchase any Investor Shares which it is obligated to purchase under this Agreement. The term "AVAILABLE INVESTOR SHARES" shall mean any Investor Shares which any Investor is not purchasing as a result of an Investor Default or Limited Termination. The exercise by any Investor of the right to purchase (or arrange a purchase of) any Available Investor Shares shall not relieve any defaulting Investor of any obligation to each other Investor or the Company of such defaulting Investor's breach of this Agreement.

     (c) As soon as practicable after the Expiration Time, and in any event reasonably in advance of the Closing Date, the Company will provide a Purchase Notice or a Satisfaction Notice to each Investor as provided above, setting forth a true and accurate determination of the aggregate number of Unsubscribed Shares, if any; provided, that on the Closing Date, on the terms and subject to the conditions in this Agreement, the Investors will purchase, and the Company will sell, only such number of Unsubscribed Shares as are listed in the Purchase Notice, without prejudice to the rights of the Investors to seek later an upward or downward adjustment if the number of Unsubscribed Shares in such Purchase Notice is inaccurate.

     (d) Delivery of the Investor Shares will be made by the Company to the account of each Investor (or to such other accounts as any Investor may designate in accordance with this Agreement) at 10:00 a.m., New York City time, on the Effective Date (the "CLOSING DATE") against payment of the aggregate Purchase Price for the Investor Shares by wire transfer of immediately available funds in U.S. dollars to the account specified by the Company to the Investors at least 24 hours prior to the Closing Date.

     (e) All Investor Shares will be delivered with any and all issue, stamp, transfer, sales and use, or similar Taxes or duties payable in connection with such delivery duly paid by the Company.

     (f) The documents to be delivered on the Closing Date by or on behalf of the parties hereto and the Investor Shares will be delivered at the offices of White & Case

          LLP, 1155 Avenue of the Americas, New York, New York 10036 on the Closing Date.

     (g) Subject to the provisions of Sections 2(a), 2(b) and 2(k) hereof, and subject to prior written notice to each other Investor and the prior approval of ADAH, any Investor may designate that some or all of the Unsubscribed Shares, Direct Subscription Shares or shares of Preferred Stock be issued in the name of, and delivered to, one or more Ultimate Purchasers.

     (h) On the basis of the representations and warranties herein contained, the Company shall pay the following fees to the Investors in accordance with Section 2(i) or 12(g), as the case may be:

          (i) an aggregate commitment fee of eighteen million dollars ($18,000,000) to be paid to the Investors in proportion to their undertakings herein relative to Preferred Shares as set forth in
               Schedule 2 (the "PREFERRED COMMITMENT FEE");

          (ii) an aggregate commitment fee of thirty nine million, three hundred seventy five thousand dollars ($39,375,000) to be paid to the Investors as set forth in Schedule 2 to compensate the Investors for their undertakings herein relative to Investor Shares other than Preferred Shares (the "STANDBY COMMITMENT FEE" and together with the Preferred Commitment Fee, the "COMMITMENT FEES");

          (iii) a fee of six million, three hundred seventy five thousand dollars ($6,375,000) to ADAH to compensate ADAH for arranging the transactions contemplated hereby (the "ARRANGEMENT FEE"); and

          (iv) an Alternate Transaction Fee, if any, which shall be paid by the Company as provided in Section 12(g).

     (i) Seven million, five hundred twenty-five thousand dollars ($7,525,000) of the Commitment Fees shall be paid on the first Business Day following the first date that the Approval Order is issued by the Bankruptcy Court, and twenty-one million, one hundred sixty-two thousand, five hundred dollars ($21,162,500), representing the balance of the first fifty percent (50%) of the Commitment Fees, on the first Business Day following the Disclosure Statement Filing Date. The balance of twenty-eight million, six hundred eighty-seven thousand, five hundred dollars ($28,687,500), representing the remaining fifty percent (50%) of the Commitment Fees, shall be paid on the first Business Day following the

          Disclosure Statement Approval Date. The Arrangement Fee shall be paid to ADAH upon entry of the Approval Order. Payment of the Commitment Fees, Arrangement Fee and the Alternate Transaction Fee, if any, will be made by wire transfer of immediately available funds in U.S. dollars to the account specified by each Investor to the Company at least 24 hours prior to such payment. The Commitment Fees, Arrangement Fee and the Alternate Transaction Fee, if any, will be nonrefundable and non-avoidable when paid. The provision for the payment of the Commitment Fees and Arrangement Fee is an integral part of the transactions contemplated by this Agreement and without this provision the Investors would not have entered into the Agreement and such Commitment Fees and Arrangement Fee shall constitute an allowed administrative expense of the Company under Section 503(b)(1) and 507(a)(1) of the Bankruptcy Code.

     (j) The Company will reimburse or pay, as the case may be, the out-of-pocket costs and expenses reasonably incurred by each Investor or its Affiliates (which, for the avoidance of doubt, shall not include any Ultimate Purchaser) to the extent incurred on or before the first to occur of the date on which this Agreement terminates in accordance with its terms and the Effective Date (and reasonable post-closing costs and expenses relating to the closing of the transactions contemplated hereby), including reasonable fees, costs and expenses of counsel to each of the Investors or its Affiliates, and reasonable fees, costs and expenses of any other professionals retained by any of the Investors or its Affiliates in connection with the transactions contemplated hereby (including investigating, negotiating and completing such transactions) and the Chapter 11 Cases and other judicial and regulatory proceedings related to such transactions and the Chapter 11 Cases other than costs and expenses relating to any transactions with Ultimate Purchasers and, with respect to expenses that would not otherwise be incurred by the related Investor, Related Purchasers (collectively, "TRANSACTION EXPENSES"); from and after (i) in the case of ADAH and Harbinger, December 1, 2006, (ii) in the case of GS, July 3, 2007, in the case of Pardus, June 18, 2007 and in the case of UBS and Merrill, July 30, 2006, promptly upon submission to the Company of summary statements therefor by such Investor, in each case, without Bankruptcy Court review or further Bankruptcy Court order, whether or not the transactions contemplated hereby are consummated and, in any event, within 30 days of the submission of such statements. Notwithstanding the foregoing, (i) Transaction Expenses incurred by ADAH or its Affiliates on or prior to May 17, 2006 in an amount not to exceed $5,000,000 shall be paid if and when the effective date of any plan of reorganization for the Company occurs and only if such plan results in holders of Common Stock receiving any recovery under such plan, (ii) Transaction Expenses incurred by Pardus on or prior to June 18, 2007 shall be paid to the extent that they comprise the reasonable fees, costs and expenses of legal counsel to Pardus related to the negotiation of this Agreement, the non-disclosure agreement between Pardus and the Company dated June 18, 2007 and the Transactions contemplated hereby or thereby, (iii) Transaction Expenses incurred by GS on or prior to July 3, 2007 shall be paid to the extent that they comprise the reasonable fees, costs and expenses of legal counsel to GS related to the negotiation of this Agreement, the non-disclosure agreement between GS and the Company and the Transactions contemplated hereby or thereby and
          (iv) the filing fee, if any, required to be paid in connection with any filings required to be made by any Investor or its Affiliates under the HSR Act or any other competition laws or regulations shall be paid by the Company on behalf of the Investors or such Affiliate when filings under the HSR Act or any other competition laws or regulations are made, together with all expenses of the Investors or its Affiliates incurred to comply therewith.

     The provision for the payment of the Transaction Expenses is an integral part of the transactions contemplated by this Agreement and without this provision the Investors would not have entered into this Agreement and such Transaction Expenses shall constitute an allowed administrative expense of the Company under Section 503(b)(1) and 507(a)(1) of the Bankruptcy Code. In addition, to the extent permitted under any order authorizing the Debtors to obtain post-petition financing and/or to utilize cash collateral then or thereafter in effect (each a "FINANCING ORDER"), the Transaction Expenses incurred from and after the date of entry of the Original Approval Order shall be protected by and entitled to the benefits of the carve-out for professional fees provided in any such Financing Order.

     (k) The Company acknowledges that the Investors and certain persons and entities (collectively, the "ULTIMATE PURCHASERS") have entered into an agreement and may, prior to the Securities Act Effective Date, enter into one or more new agreements or amend existing agreements (collectively, the "ADDITIONAL INVESTOR AGREEMENT"), pursuant to which the Investors have arranged for a number of Ultimate Purchasers to purchase certain of the Unsubscribed Shares and the Direct Subscription Shares. The Investors severally and not jointly acknowledge that they have not agreed and, without the prior written consent of ADAH, will not prior to the Closing agree, directly or indirectly, to sell, transfer, assign, pledge, hypothecate, donate or otherwise encumber or dispose of any Investor Shares or any interest or participation therein other than pursuant to the Additional Investor Agreement (as it may be amended from time to time) and other than an arrangement that was entered into among ADAH, Merrill, Harbinger and certain of their Affiliates regarding participation interests in the Series A-2 Senior Convertible Preferred Stock that was to be issued pursuant to the Original Agreement, which agreement has been terminated. The total number of Investors, Related Purchasers and Ultimate Purchasers as of the Closing Date shall not exceed the Maximum Number. Each Additional Investor Agreement shall contain each Ultimate Purchaser's agreement to be bound by this Agreement and a confirmation by each Ultimate Purchaser of the accuracy with respect to it of the representations set forth in Section 4 and a copy of such confirmation shall be provided to the Company prior to the Securities Act Effective Date. Each Investor proposing to enter into an Additional Investor Agreement with any Ultimate Purchaser or proposing to transfer Investor Shares to, or to arrange for Investor Shares to be purchased by or delivered to, any Related Purchaser, in either case, which would result in the Maximum Number being exceeded agrees to notify the Company and ADAH prior to entering into such agreement or effecting such transfer and will not undertake such agreement or effect such transfer without the consent of the Company and ADAH, which shall not be unreasonably withheld. The Investors severally and not jointly agree that with respect to any offer or transfer to an Ultimate Purchaser prior to the Closing Date, they have not offered and shall not offer any Investor Shares to, and they have not entered into and shall not enter into the Additional Investor Agreement with, any person or entity (A) on or after the Securities Act Effective Date and (B) that is not a "Qualified Institutional Buyer" as defined in Rule 144A under the Securities Act; provided, that the total number of Investors, Related Purchasers and the Ultimate Purchasers pursuant to this Agreement shall not exceed the Maximum Number; provided, further, that nothing in this Agreement shall limit or restrict in any way any Investor's ability to transfer or otherwise dispose of any Investor's Shares or any interest therein after the Closing Date pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements thereunder and pursuant to applicable state securities laws.

3. Representations and Warranties of the Company. Except as set forth in a disclosure letter to be delivered pursuant to Section 5(s) (the "DISCLOSURE LETTER"), the Company represents and warrants to, and agrees with, each of the Investors as set forth below. Any item disclosed in a section of the Disclosure Letter shall be deemed disclosed in all other sections of the Disclosure Letter to the extent the relevance of such disclosure or matter is reasonably apparent and shall qualify the representations and warranties contained in this Section 3. Except for representations, warranties and agreements that are expressly limited as to their date, each representation, warranty and agreement shall be deemed made as of the date of delivery of the Disclosure Letter (the "DISCLOSURE LETTER DELIVERY DATE") and as of the Closing Date:

     (a) Organization and Qualification. The Company and each of its Significant Subsidiaries has been duly organized and is validly existing in good standing under the laws of its respective jurisdiction of incorporation, with the requisite power and authority to own its properties and conduct its business as currently conducted. Each of the Company and its Subsidiaries has been duly qualified as a foreign corporation or organization for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, except to the extent that the failure to be so qualified or be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. For the purpose of this Agreement, "MATERIAL ADVERSE EFFECT" means (i) any material adverse effect on the business, results of operations, liabilities, property or condition (financial or otherwise) of the Company or its Subsidiaries, taken as a whole, or
          (ii) any material adverse effect on the ability of the Company, subject to the approvals and other authorizations set forth in Section 3(g) below, to consummate the transactions contemplated by this Agreement or the Plan other than, in either case, any effect relating to or resulting from (i) changes in general economic conditions or securities or financial markets in general that do not disproportionately impact the Company and its Subsidiaries; (ii) general changes in the industry in which the Company and its Subsidiaries operate and not specifically relating to, or having a disproportionate effect on, the Companies and its Subsidiaries taken as a whole (relative to the effect on other persons operating in such industry); (iii) any changes in law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets or interpretations thereof by any governmental authority which do not have a disproportionate effect on, the Company and its Subsidiaries; (iv) any outbreak or escalation of hostilities or war (whether declared or not declared) or any act of terrorism which do not have a disproportionate effect on, the Company and its Subsidiaries; (v) the announcement or the existence of, or compliance with, this Agreement and the transactions contemplated hereby (including without limitation the impact thereof on relationships with suppliers, customers or employees); (vi) any accounting regulations or principles or changes in accounting practices or policies that the Company or its Subsidiaries are required to adopt, including in connection with the audit of the Company's financial statements in accordance with GAAP or any failure to timely file periodic reports or timely prepare financial statements and the costs and effects of completing the preparation of the Company's financial statements and periodic reports; or (vii) any change in the market price or trading volumes of the Company's securities (it being understood for the purposes of this subclause
          (vii) that any facts underlying such change that are not otherwise covered by the immediately preceding clauses (i) through (vi) may be taken into account in determining whether or not there has been a Material Adverse Effect). For the purposes of this Agreement, (x) a "SUBSIDIARY" of any person means, with respect to such person, any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests, has the power to elect a majority of the board of directors or similar governing body, or has the power to direct the business and policies, and (y) a "SIGNIFICANT SUBSIDIARY" is a Subsidiary that satisfies the definition contained in Article 1, Rule 1-02 of Regulation S-X promulgated pursuant to the Securities Act of 1933, as amended.

     (b)  Corporate Power and Authority.

          (i) The Company has or, to the extent executed in the future, will have when executed, the requisite corporate power and authority to enter into, execute and deliver this Agreement and each other agreement to which it will be a party as contemplated by this Agreement (this Agreement and such other agreements collectively, the "TRANSACTION AGREEMENTS") and, subject to entry of the Confirmation Order and the expiration, or waiver by the Bankruptcy Court, of the 10-day period set forth in Rules 6004(h) and 3020(e) of the Federal Rules of Bankruptcy Procedure (the "BANKRUPTCY RULES"), respectively, to perform its obligations hereunder and thereunder, including the issuance of the Rights and Investor Shares. The Company has taken or will take all necessary corporate action required for the due authorization, execution, delivery and performance by it of this Agreement, including the issuance of the Rights and Investor Shares.

          (ii) Prior to the execution by the Company and filing with the Bankruptcy Court of the Plan, the Company and each Subsidiary entering into the Plan will have the requisite corporate power and authority to execute the Plan and to file the Plan with the Bankruptcy Court and, subject to entry of the Confirmation Order and the expiration, or waiver by the Bankruptcy Court, of the 10-day period set forth in Bankruptcy Rule 3020(e), to perform its obligations thereunder, and will have taken by the Effective Date all necessary corporate actions required for the due authorization, execution, delivery and performance by it of the Plan.

     (c)  Execution and Delivery; Enforceability.

          (i) Each Transaction Agreement has been, or prior to its execution and delivery will be, duly and validly executed and delivered by the Company, and, upon the expiration, or waiver by the Bankruptcy Court, of the 10-day period set forth in Bankruptcy Rule 6004(h), each such document will constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

          (ii) The Plan will be duly and validly filed with the Bankruptcy Court by the Company and each of its Subsidiaries executing the Plan and, upon the entry of the Confirmation Order and the expiration, or waiver by the Bankruptcy Court, of the 10-day period set forth in Bankruptcy Rule 3020(e), will constitute the valid and binding obligation of the Company and such Subsidiary, enforceable against the Company and such Subsidiaries in accordance with its terms.

     (d) Authorized and Issued Capital Stock. The authorized capital stock of the Company consists of (i) 1,350,000,000 shares of Common Stock and
          (ii) 650,000,000 shares of preferred stock, par value $0.10 per share. At the close of business on June 30, 2007 (the "CAPITAL STRUCTURE DATE") (i) 561,781,500 shares of Common Stock were issued and outstanding, (ii) no shares of the preferred stock were issued and outstanding, (iii) 3,244,317 shares of Common Stock were held by the Company in its treasury, (iv) 85,978,864 shares of Common Stock were reserved for issuance upon exercise of stock options and other rights to purchase shares of Common Stock and vesting of restricted stock units (each, an "OPTION" and, collectively, the "OPTIONS") granted under any stock option or stock-based compensation plan of the Company or otherwise (the "STOCK PLANS"), and (v) 200,000 shares of Series A participating preferred stock were reserved for issuance pursuant to that certain Rights Agreement by and between the Company and BankBoston, N.A., as Rights Agent, dated as of February 1, 1999, as amended (the "EXISTING SHAREHOLDER RIGHTS PLAN"). All issued and outstanding shares of capital stock of the Company and each of its Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable, and the holders thereof do not have any preemptive rights. Except as set forth in this Section 3(d) or issuances pursuant to the Stock Plans, at the close of business on the Capital Structure Date, no shares of capital stock or other equity securities or voting interest in the Company were issued, reserved for issuance or outstanding. Since the close of business on the Capital Structure Date, no shares of capital stock or other equity securities or voting interest in the Company have been issued or reserved for issuance or become outstanding, other than shares described in clause
          (iv) of the second sentence of this Section 3(d) that have been issued upon the exercise of outstanding Options granted under the Stock Plans and other than the shares to be issued hereunder or pursuant to the Plan Terms. Except as described in this Section 3(d), and except as will be required by the Plan, neither the Company nor any of its Subsidiaries is party to or otherwise bound by or subject to any outstanding option, warrant, call, subscription or other right (including any preemptive right), agreement or commitment which (w) obligates the Company or any of its Subsidiaries to issue, deliver, sell or transfer, or repurchase, redeem or otherwise acquire, or cause to be issued, delivered, sold or transferred, or repurchased, redeemed or otherwise acquired, any shares of the capital stock of, or other equity or voting interests in, the Company or any security convertible or exercisable for or exchangeable into any capital stock of, or other equity or voting interest in, the Company, (x) obligates the Company or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, arrangement or undertaking, (y) restricts the transfer of any shares of capital stock of the Company or (z) relates to the voting of any shares of capital stock of the Company. On the Effective Date, the authorized capital stock of the Company and the issued and outstanding shares of capital stock of the Company shall be consistent with the description set forth in the Preferred Term Sheet, the Plan Terms and the Plan. On the Effective Date, the authorized capital stock of the Company shall consist of such number of shares of New Common Stock as shall be set forth in the Amended and Restated Constituent Documents and 23,207,104 shares of new preferred stock. On the Effective Date, assuming consummation of the transactions contemplated by this
          Agreement: (i) [___________] shares of New Common Stock will be outstanding; (ii) 12,787,724 shares of Series A Preferred Stock will be issued and outstanding and (iii) 10,419,380 shares of Series B Preferred Stock will be issued and outstanding.

     (e) Issuance. The Investor Shares to be issued and sold by the Company to the Investors hereunder, when the Investor Shares are issued and delivered against payment therefor by the Investors hereunder, shall have been duly and validly authorized, issued and delivered and shall be fully paid and non-assessable, and free and clear of all Taxes, liens, preemptive rights, rights of first refusal, subscription and similar rights, other than (i) any rights contained in the terms of the Preferred Shares as set forth in the Company's Certificate of Incorporation and (ii) any rights contained in any shareholders agreement to which one or more of the Investors shall be a party.

     (f) No Conflict. Subject to the entry of the Confirmation Order and the expiration, or waiver by the Bankruptcy Court, of the 10-day period set forth in Bankruptcy Rules 6004(h) and 3020(e), as applicable, the distribution of the Rights, the sale, issuance and delivery of the Shares upon exercise of the Rights, the consummation of the Rights Offering by the Company and the execution and delivery (or, with respect to the Plan, the filing) by the Company of the Transaction Agreements and the Plan and compliance by the Company with all of the provisions hereof and thereof and the Preferred Term Sheet and the Plan Terms and the consummation of the transactions contemplated herein and therein (including compliance by each Investor with its obligations hereunder and thereunder) (i) will not conflict with, or result in a breach or violation of, any of the terms or provisions of, or constitute a default under (with or without notice or lapse of time, or both), or result, except to the extent to be specified in the Plan, in the acceleration of, or the creation of any lien under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any of the property or assets of the Company or any of its Subsidiaries is subject, (ii) will not result in any violation of the provisions of the Certificate of Incorporation or Bylaws of the Company or any of its Subsidiaries, (iii) will not result in any material violation of, or any termination or material impairment of any rights under, any statute or any license, authorization, injunction, judgment, order, decree, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its Subsidiaries or any of their properties, and (iv) will not trigger the distribution under the Existing Shareholders Rights Plan of Rights Certificates (as defined therein) or otherwise result in any Investor being or becoming an Acquiring Person, except in any such case described in subclause (i) for any conflict, breach, violation, default, acceleration or lien which has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     (g) Consents and Approvals. No consent, approval, authorization, order, registration or qualification of or with any court or governmental agency or body having jurisdiction over the Company or any of its Subsidiaries or any of their properties is required for the distribution of the Rights, the sale, issuance and delivery of Shares upon exercise of the Rights or the Investor Shares to each Investor hereunder and the consummation of the Rights Offering by the Company and the execution and delivery by the Company of the Transaction Agreements or the Plan and performance of and compliance by the Company with all of the provisions hereof and thereof and the Preferred Term Sheet and the Plan Terms and the consummation of the transactions contemplated herein and therein, except (i) the entry of the Confirmation Order and the expiration, or waiver by the Bankruptcy Court, of the 10-day period set forth in Bankruptcy Rules 6004(h) and 3020(e), as applicable, (ii) the registration under the Securities Act of the issuance of the Rights and the Shares pursuant to the exercise of Rights, (iii) filings with respect to and the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and any other comparable laws or regulations in any foreign jurisdiction relating to the sale or issuance of Investor Shares to the Investors,
          (iv) the filing with the Secretary of State of the State of Delaware of the Certificate of Incorporation to be applicable to the Company from and after the Effective Date and (v) such consents, approvals, authorizations, registrations or qualifications (x) as may be required under the rules and regulations of the New York Stock Exchange or the Nasdaq Stock Exchange to consummate the transactions contemplated herein, (y) as may be required under state securities or Blue Sky laws in connection with the purchase of the Investor Shares by the Investors or the distribution of the Rights and the sale of Shares to Eligible Holders or (z) the absence of which will not have or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     (h) Arm's Length. The Company acknowledges and agrees that the Investors are acting solely in the capacity of an arm's length contractual counterparty to the Company with respect to the transactions contemplated hereby (including in connection with determining the terms of the Rights Offering) and not as a financial advisor or a fiduciary to, or an agent of, the Company or any other person or entity. Additionally, the Investors are not advising the Company or any other person or entity as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. The Company shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Investors shall have no responsibility or liability to the Company, its Affiliates, or their respective shareholders, directors, officers, employees, advisors or other representatives with respect thereto. Any review by the Investors of the Company, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of the Investors and shall not be on behalf of the Company, its Affiliates, or their respective shareholders, directors, officers, employees, advisors or other representatives and shall not affect any of the representations or warranties contained herein or the remedies of the Investors with respect thereto.

     (i) Financial Statements. The financial statements and the related notes of the Company and its consolidated Subsidiaries included or incorporated by reference in the Company SEC Documents and the Rights Offering Registration Statement, and to be included or incorporated by reference in the Disclosure Statement and the Rights Offering Registration Statement and the Rights Offering Prospectus, comply or will comply, as the case may be, in all material respects with the applicable requirements of the Securities Act, the Securities Exchange Act of 1934, as amended, and the rules and regulation of the Commission thereunder (the "EXCHANGE ACT") and the Bankruptcy Code, as applicable, and present fairly or will present fairly in all material respects the financial position, results of operations and cash flows of the Company and its Subsidiaries as of the dates indicated and for the periods specified; such financial statements have been prepared in conformity with U.S. generally accepting accounting principles ("GAAP") applied on a consistent basis throughout the periods covered thereby (except as disclosed in the Company SEC Documents filed prior to the date hereof), and the supporting schedules included or incorporated by reference in the Company SEC Documents and the Rights Offering Registration Statement, and to be included or incorporated by reference in the Disclosure Statement, the Rights Offering Registration Statement and the Rights Offering Prospectus, present fairly or will present fairly the information required to be stated therein; and the other financial information included or incorporated by reference in the Company SEC Documents and the Rights Offering Registration Statement, and to be included or incorporated by reference in the Disclosure Statement, Rights Offering Registration Statement and the Rights Offering Prospectus, has been or will be derived from the accounting records of the Company and its Subsidiaries and presents fairly or will present fairly the information shown thereby; and the pro forma financial information and the related notes included or incorporated by reference in the Company SEC Documents and the Rights Offering Registration Statement, and to be included or incorporated by reference in the Disclosure Statement, Rights Offering Registration Statement and the Rights Offering Prospectus, have been or will be prepared in accordance with the applicable requirements of the Securities Act and the Exchange Act, as applicable, and the assumptions underlying such pro forma financial information are reasonable and are set forth in the Company SEC Documents and will be set forth in the Disclosure Statement, Rights Offering Registration Statement and the Rights Offering Prospectus.

     (j) Company SEC Documents and Disclosure Statement. The Company has filed all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein but not including the Rights Offering Registration Statement or the other documents referred to in Section 3(k) below) with the Commission ("COMPANY SEC DOCUMENTS"). As of their respective dates, each of the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act and the rules and regulations of the Commission promulgated thereunder applicable to such Company SEC Documents. The Company has filed with the Commission all "material contracts" (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act) that are required to be filed as exhibits to the Company SEC Documents. No Company SEC Document filed after December 31, 2005, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Disclosure Statement, when submitted to the Bankruptcy Court and upon confirmation and effectiveness, will conform in all material respects to the requirements of the Bankruptcy Code. The Disclosure Statement, when submitted to the Bankruptcy Court and upon confirmation and effectiveness, and any future Company SEC Documents filed with the Commission prior to the Closing Date, when filed, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

     (k) Rights Offering Registration Statement and Rights Offering Prospectus. The Rights Offering Registration Statement and any post-effective amendment thereto, as of the applicable Securities Act Effective Date and, if applicable, as of the date of such post-effective amendment, will comply in all material respects with the Securities Act, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and as of the applicable filing date of the Rights Offering Prospectus, the Rights Offering Prospectus, and as of the filing date of any amendment or supplement thereto and during the Rights Offering Period, and as of the Closing Date, the Rights Offering Prospectus as so amended or supplemented, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. On the Rights Distribution Date, during the Rights Offering Period, and at the Expiration Time, the Investment Decision Package will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each Issuer Free Writing Prospectus, at the time of use thereof, when considered together with the Investment Decision Package, will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each Preliminary Rights Offering Prospectus, at the time of filing thereof, complied (in the case of a Preliminary Rights Offering Prospectus filed prior to the date hereof) and will comply in all material respects with the Securities Act and did not (in the case of a Preliminary Rights Offering Prospectus filed prior to the date hereof) and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation and warranty with respect to any statements or omissions made in reliance on and in conformity with information relating to each Investor or the Ultimate Purchasers furnished to the Company in writing by such Investor or the Ultimate Purchasers expressly for use in the Rights Offering Registration Statement and the Rights Offering Prospectus and any amendment or supplement thereto. On March 21, 2007, the Staff of the Commission delivered a letter to the Company which will be included in Schedule 3(k) of the Disclosure Letter.

          For the purposes of this Agreement, (i) the term "RIGHTS OFFERING REGISTRATION STATEMENT" means the Registration Statement filed with the Commission relating to the Rights Offering, including all exhibits thereto, as amended as of the Securities Act Effective Date, and any post-effective amendment thereto that becomes effective; (ii) the term "RIGHTS OFFERING PROSPECTUS" means the final prospectus contained in the Rights Offering Registration Statement at the Securities Act Effective Date (including information, if any, omitted pursuant to Rule 430A and subsequently provided pursuant to Rule 424(b) under the Securities Act ), and any amended form of such prospectus provided under Rule 424(b) under the Securities Act or contained in a post-effective amendment to the Rights Offering Registration Statement; (iii) the term "INVESTMENT DECISION PACKAGE" means the Rights Offering Prospectus, together with any Issuer Free Writing Prospectus used by the Company to offer the Shares to Eligible Holders pursuant to the Rights Offering, (iv) the term "ISSUER FREE WRITING PROSPECTUS" means each "issuer free writing prospectus" (as defined in Rule 433 of the rules promulgated under the Securities Act) prepared by or on behalf of the Company or used or referred to by the Company in connection with the Rights Offering, (v) the term "PRELIMINARY RIGHTS OFFERING PROSPECTUS" means each prospectus included in the Rights Offering Registration Statement (and any amendments thereto) before it becomes effective, any prospectus filed with the Commission pursuant to Rule 424(a) under the Securities Act and the prospectus included in the Rights Offering Registration Statement, at the time of effectiveness that omits information permitted to be excluded under Rule 430A under the Securities Act; and (vi) "SECURITIES ACT EFFECTIVE DATE" means the date and time as of which the Rights Offering Registration Statement, or the most recent post-effective amendment thereto, was declared effective by the Commission which shall not be requested by the Company before the Confirmation Order is issued without the prior consent of ADAH.

     (l) Free Writing Prospectuses. Each Issuer Free Writing Prospectus will conform in all material respects to the requirements of the Securities Act as of the date of first use or as otherwise provided for in Rule 433 under the Securities Act, and the Company will comply with all prospectus delivery and all filing requirements applicable to such Issuer Free Writing Prospectus under the Securities Act. The Company has retained in accordance with the Securities Act all Issuer Free Writing Prospectuses that were not required to be filed pursuant to the Securities Act.

     (m) Absence of Certain Changes. Since December 31, 2006, other than as disclosed in the Company SEC Documents filed prior to the date hereof, and except for actions to be taken pursuant to the Transaction Agreements and the Plan:

          (i) there has not been any change in the capital stock from that set forth in Section 3(d) or any material change in long-term debt of the Company or any of its Subsidiaries, or any dividend or distribution of any kind declared, set aside for payment, paid or made by the Company on any class of capital stock;

          (ii) no event, fact or circumstance has occurred which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

          (iii) neither the Company nor any of its Subsidiaries has made any changes with respect to accounting policies or procedures, except as required by law or changes in GAAP;

          (iv) neither the Company nor any of its Subsidiaries has paid, discharged, waived, compromised, settled or otherwise satisfied any material Legal Proceeding, whether now pending or hereafter brought, (A) at a cost materially in excess of the amount accrued or reserved for it in the Company SEC Documents filed prior to the date hereof, (B) pursuant to terms that impose material adverse restrictions on the business of the Company and its Subsidiaries as currently conducted or (C) on a basis that reveals a finding or an admission of a material violation of law by the Company or its Subsidiaries;

          (v) other than in the ordinary course of business, neither the Company nor any of its Subsidiaries has (A) made, changed or revoked any material Tax election, (B) entered into any settlement or compromise of any material Tax liability, (C) filed any amended Tax Return with respect to any material Tax, (D) changed any annual Tax accounting period, (E) entered into any closing agreement relating to any material Tax, (F) knowingly failed to claim a material Tax refund for which it is entitled, or (G) made material changes to their Tax accounting methods or principles;

          (vi) there has not been (A) any increase in the base compensation payable or to become payable to the officers or employees of the Company or any of its Subsidiaries with annual base compensation in excess of $500,000 (except for compensation increases in the ordinary course of business and consistent with past practice) or
               (B) except in the ordinary course of
               business and consistent with past practice) or (B) except in the ordinary course of business and consistent with past practice, any establishment, adoption, entry into or material amendment of any collective bargaining, bonus, profit sharing, thrift, compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, or for the benefit of a group of employees or for any individual officer or employee with annual base compensation in excess of $500,000, in each case;

          (vii) except in a manner consistent with (i) the Company's transformation plan previously disclosed in the Company SEC Documents prior to the date hereof (the "TRANSFORMATION PLAN") and (ii) (A) prior to the satisfaction of the condition with respect to the Business Plan in accordance with Section 9(a)(xxviii) of this Agreement, that certain draft business plan delivered to the Investors dated February 28, 2007, as amended by the revisions thereto delivered to the Investors dated April 5, 2007 (collectively the "DRAFT BUSINESS PLAN") or (B) after the satisfaction of the condition with respect to the Business Plan in accordance with Section 9(a)(xxviii) of this Agreement, the Business Plan approved by ADAH in accordance with this Agreement neither the Company nor any of its Subsidiaries have sold, transferred, leased, licensed or otherwise disposed of any assets or properties material to the Company and its Subsidiaries, taken as a whole, except for (A) sales of inventory in the ordinary course of business consistent with past practice and (B) leases or licenses entered into in the ordinary course of business consistent with past practice; and

          (viii) except in a manner consistent with (i) the Transformation Plan and (ii) (A) prior to the satisfaction of the condition with respect to the Business Plan in accordance with Section 9(a)(xxviii) of this Agreement, the Draft Business Plan or (B) after the satisfaction of the condition with respect to the Business Plan in accordance with this Section 9(a)(xxviii) of Agreement, the Business Plan approved by ADAH in accordance with this Agreement, neither the Company nor any of its Subsidiaries have acquired any business or entity material to the Company and its Subsidiaries, taken as a whole, by merger or consolidation, purchase of assets or equity interests, or by any other manner, in a single transaction or a series of related transactions, or entered into any contract, letter of intent or similar arrangement (whether or not enforceable) with respect to the foregoing.

     (n) Descriptions of the Transaction Agreement. The statements in the Rights Offering Registration Statement and the Rights Offering Prospectus insofar as they purport to constitute summaries of each of the Transaction Agreements, the Plan, the Original Approval Order or the Approval Order and the Confirmation Order, or the terms of statutes, rules or regulations, legal or governmental proceedings or contracts, will constitute accurate summaries in all material respects.

     (o) No Violation or Default; Compliance with Laws. Neither the Company nor any of its Significant Subsidiaries is in violation of its charter or by-laws or similar organizational documents. Neither the Company nor any of its Subsidiaries is, except as a result of the Chapter 11 Cases, in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any of the property or assets of the Company or any of its Subsidiaries is subject, except for any such default that has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is, or has been at any time since January 1, 2002, in violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except for any such violation that has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     (p) Legal Proceedings. Except as described in the Company SEC Documents filed prior to the date hereof, there are no legal, governmental or regulatory actions, suits, proceedings or, to the knowledge of the Company, investigations pending to which the Company or any of its Subsidiaries is or may be a party or to which any property of the Company or any of its Subsidiaries is or may be the subject that, individually or in the aggregate, has had or, if determined adversely to the Company or any of its Subsidiaries, would reasonably be expected to have a Material Adverse Effect, and no such actions, suits or proceedings or, to the knowledge of the Company, investigations are pending, threatened or contemplated, by any governmental or regulatory authority or by others. There are no current or pending legal, governmental or regulatory actions, suits or proceedings that are required under the Exchange Act to be described in the Company SEC Documents or the Rights Offering Registration Statement or Rights Offering Prospectus that are not or will not be so described, and there are no statutes, regulations or contracts or other documents that are required under the Exchange Act to be filed as exhibits to the Company SEC Documents or the Rights Offering Registration Statement or Rights Offering Prospectus or described in the Company SEC Documents or the Rights Offering Registration Statement or Rights Offering Prospectus that are not so filed or described.

     (q) Independent Accountants. Ernst & Young LLP ("E&Y"), the Company's public accountants, are independent public accountants with respect to the Company and its Subsidiaries as required by the Securities Act.

     (r) Labor Relations. Except as set forth in the Company SEC Documents filed prior to the date hereof:

          (i) neither the Company nor any of its Subsidiaries is a party to, or bound by, any material collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization (other than contracts or other agreements or understandings with labor unions or labor organizations in connection with products and services offered and sold to such unions and organizations by the Company or its Subsidiaries);

          (ii) neither the Company nor any of its Subsidiaries is the subject of any proceeding asserting that it or any Subsidiary has committed an unfair labor practice or sex, age, race or other discrimination or seeking to compel it to bargain with any labor organization as to wages or conditions of employment, which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

          (iii) there are no material current or, to the knowledge of the Company, threatened organizational activities or demands for recognition by a labor organization seeking to represent employees of the Company or any Subsidiary and no such activities have occurred during the past 24 months;

          (iv) no grievance, arbitration, litigation or complaint or, to the knowledge of the Company, investigations relating to labor or employment matters is pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries which, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

          (v) the Company and each of its Subsidiaries has complied and is in compliance in all respects with all applicable laws (domestic and foreign), agreements, contracts, and policies relating to employment, employment practices, wages, hours, and terms and conditions of employment and is not engaged in any material unfair labor practice as determined by the National Labor Relations Board (or any foreign equivalent) except where the failure to comply has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

          (vi) the Company has complied in all respects with its payment obligations to all employees of the Company and its Subsidiaries in respect of all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees under any Company policy, practice, agreement, plan, program or any statute or other law, except to the extent that any noncompliance, either individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect; and

          (vii) the Company has complied and is in compliance in all material respects with its obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988 (and any similar state or local law) to the extent applicable, and all material other employee notification and bargaining obligations arising under any collective bargaining agreement or statute.

     (s) Title to Intellectual Property. The Company and its Subsidiaries own or possess valid and enforceable rights to use all material patents, patent applications, trademarks, service marks, trade names, trademark registrations, service mark registrations, copyrights, licenses and know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) (collectively, "INTELLECTUAL PROPERTY") used in the conduct of their respective businesses other than Intellectual Property, the failure to own or possess which has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All registrations with and applications to governmental or regulatory authorities in respect of such Intellectual Property are valid and in full force and effect, have not, except in accordance with the ordinary course practices of the Company and its Subsidiaries, lapsed, expired or been abandoned (subject to the vulnerability of a registration for trademarks to cancellation for lack of use), are not the subject of any opposition filed with the United States Patent and Trademark Office or any other applicable Intellectual Property registry. The consummation of the transaction contemplated hereby and by the Plan will not result in the loss or impairment of any rights to use such Intellectual Property or obligate any of the Investors to pay any royalties or other amounts to any third party in excess of the amounts that would have been payable by Company and its Subsidiaries absent the consummation of this transactions. The Company and its Subsidiaries have taken reasonable security measures to protect the confidentiality and value of its and their trade secrets (or other Intellectual Property for which the value is dependent upon its confidentiality), and no such information, has been misappropriated or the subject of an unauthorized disclosure, except to the extent that such misappropriation or unauthorized disclosure has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and its Subsidiaries have not received any notice that it is or they are, in default (or with the giving of notice or lapse of time or both, would be in default) under any contract relating to such Intellectual Property. No Intellectual Property rights of the Company or its Subsidiaries are being infringed by any other person, except to the extent that such infringement has not had and would not have, individually or in the aggregate, a Material Adverse Effect. The conduct of the businesses of the Company and its Subsidiaries will not conflict in any respect with any Intellectual Property rights of others, and the Company and its Subsidiaries have not received any notice of any claim of infringement or conflict with any such rights of others which has had or would in any such case be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

     (t) Title to Real and Personal Property. The Company and its Subsidiaries have good and marketable title to all real property owned by the Company and its Subsidiaries and good title to all other tangible and intangible properties (other than Intellectual Property covered by Section 3(s)) owned by them, in each case, free and clear of all mortgages, pledges, liens, security interests, claims, restrictions or encumbrances of any kind except such as (i) are described in the consolidated balance sheets included in the Company SEC Documents filed prior to the date hereof or (ii) individually and in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. All of the leases and subleases to which the Company or its Subsidiaries are a party are in full force and effect and enforceable by the Company or such Subsidiary in accordance with their terms, and neither the Company nor any Subsidiary has received any notice of any claim of any sort that has been asserted by anyone adverse to the rights of the Company or any Subsidiary under any of the leases or subleases mentioned above, or affecting or questioning the rights of the Company or such Subsidiary to the continued possession of the leased or subleased property by under any such lease or sublease, except where any such claim or failure to be enforceable would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     (u) No Undisclosed Relationships. As of the date hereof, no relationship, direct or indirect, exists between or among the Company or any of its Subsidiaries, on the one hand, and the directors, officers, stockholders, customers or suppliers of the Company or any of its Subsidiaries, on the other, that is required by the Exchange Act to be described in the Company SEC Documents and that are not so described, except for the transactions pursuant to this Agreement.

     (v) Investment Company Act. As of the date hereof, the Company is not and, after giving effect to the consummation of the Plan, including the offering and sale of the Investor Shares and Shares upon exercise of Rights, and the application of the proceeds thereof, will not be required to register as an "investment company" or an entity "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations of the Commission thereunder.

     (w) Licenses and Permits. The Company and its Subsidiaries possess all licenses, certificates, permits and other authorizations issued by, and have made all declarations and filings with, the appropriate federal, state, local or foreign governmental or regulatory authorities that are necessary for the ownership or lease of their respective properties or the conduct of their respective businesses as described in the Company SEC Documents except any such licenses, certificates, permits or authorization the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as described in the Company SEC Documents filed prior to the date hereof and except as, individually and in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries has received notice of any revocation or modification of any such license, certificate, permit or authorization or has any reason to believe that any such license, certificate, permit or authorization will not be renewed in the ordinary course.

     (x)  Compliance with Environmental Laws.

          (i) The Company and its Subsidiaries have complied and are in compliance with any and all applicable federal, state, local and foreign laws, rules, regulations, decisions and orders, including all civil and common law, relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (collectively, "ENVIRONMENTAL LAWS");

          (ii) the Company and its Subsidiaries have (a) received and are in compliance with all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses, (b) are not subject to any action to revoke, terminate, cancel, limit, amend or appeal any such permits, licenses or approvals, and (c) have paid all fees, assessments or expenses due under any such permits, licenses or approvals;

          (iii) the Company and its Subsidiaries have not received notice from any governmental authority of any actual or potential liability for the investigation or remediation of any disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants, or for any violation of Environmental Laws;

          (iv) there are no facts, circumstances or conditions relating to the past or present business or operations of the Company, its Subsidiaries or any of their predecessors (including the disposal of any hazardous or toxic substances or wastes, pollutants or contaminants), or to any real property currently or formerly owned or operated by the Company, its Subsidiaries or any of their predecessors, that would reasonably be expected to give rise to any claim, proceeding or action, or to any liability, under any Environmental Law;

          (v) neither the Company nor any of its Subsidiaries has agreed to assume or accept responsibility for, by contract or otherwise, any liability of any other person under Environmental Laws;

          (vi) neither the Company nor any of its Subsidiaries is required or reasonably expected to incur material capital expenditures during the current and the subsequent five fiscal years to reach or maintain compliance with existing or reasonably anticipated Environmental Laws;

          (vii) none of the transactions contemplated under this Agreement will give rise to any obligations to obtain the consent of or provide notice to any governmental or regulatory authority under any Environmental Laws; and

          (viii) none of the Company, nor any of its subsidiaries nor their respective predecessors has manufactured, marketed, distributed, or sold asbestos or any products containing asbestos.

     except, in the case of each of subclauses (i) through (vi) and in subclause
     (viii) above, as disclosed in the Company SEC Documents filed prior to the date hereof, as have been, as of the date of this Agreement, adequately provided for in accordance with GAAP in the financial statements of the Company included in the Company SEC Documents filed prior to the date hereof, or as, individually and in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

     (y) Tax Matters. Except as described in the Company SEC Documents filed with the Commission prior to the date hereof:

          (i) The Company has timely filed or caused to be timely filed (taking into account any applicable extension of time within which to file) with the appropriate taxing authorities all material tax returns, statements, forms and reports (including elections, declarations, disclosures, schedules, estimates and information Tax Returns) for Taxes ("TAX RETURNS") that are required to be filed by, or with respect to, the Company and its Subsidiaries on or prior to the Closing Date. The Tax Returns accurately reflect all material liability for Taxes of the Company and its Subsidiaries for the periods covered thereby;

          (ii) all material Taxes and Tax liabilities due by or with respect to the income, assets or operations of the Company and its Subsidiaries for all taxable years or other taxable periods that end on or before the Closing Date have been or will, prior to the Closing, be timely paid in full or accrued and fully provided for in accordance with GAAP on the financial statements of the Company included in the Company SEC Documents;

          (iii) neither the Company nor any of its Subsidiaries has received any written notices from any taxing authority relating to any material issue that has not been adequately provided for in accordance with GAAP in the financial statements of the Company included in the Company SEC Documents filed prior to the date hereof;

          (iv) all material Taxes which the Company and each or any of its Subsidiaries is (or was) required by law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party have been duly withheld or collected, and have been timely paid to the proper authorities to the extent due and payable;

          (v) neither the Company nor any of its subsidiaries has been included in any "consolidated," "unitary" or "combined" Tax Return provided for under the law of the United States, any foreign jurisdiction or any state or locality with respect to Taxes for any taxable period for which the statute of limitations has not expired (other than a group of which the Company and/or its subsidiaries are the only members);

          (vi) except for the tax sharing allocations and similar agreements entered into with GM at the time of the spin-off, there are no tax sharing, allocation, indemnification or similar agreements in effect as between the Company or any of its Subsidiaries or any predecessor or affiliate thereof and any other party (including any predecessors or affiliates thereof) under which the Company or any of its Subsidiaries would be liable for any material Taxes or other claims of any party;

          (vii) the Company has not been a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code at any time during the five-year period ending on the date hereof; and

          (viii) the Company is not a party to any agreement other than certain Change In Control Agreements in the Company SEC Documents filed prior to the date hereof that would require the Company or any affiliate thereof to make any material payment that would constitute an "excess parachute payment" for purposes of Sections 280G and 4999 of the Code.

     For purposes of this Agreement, "TAXES" shall mean all taxes, assessments, charges, duties, fees, levies or other governmental charges, including, without limitation, all federal, state, local, foreign and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, property, sales, use, value-added, occupation, property, excise, severance, windfall profits, stamp, license, payroll, social security, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any person or other entity.

     (z)  Compliance With ERISA.

          (i) Correct and complete copies of the following documents, with respect to all material domestic and foreign benefit and compensation plans, programs, contracts, commitments, practices, policies and arrangements, whether written or oral, that have been established, maintained or contributed to (or with respect to which an obligation to contribute has been undertaken) or with respect to which any potential liability is borne by the Company or any of its Subsidiaries, including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and deferred compensation, stock option, stock purchase, restricted stock, stock appreciation rights, stock based, incentive and bonus plans (the "COMPANY PLANS"), have been delivered or made available to the Investors by the Company, to the extent applicable: (i) all material Company Plan documents, together with all amendments and attachments thereto (including, in the case of any Company Plan not set forth in writing, a written description thereof); (ii) all material trust documents, declarations of trust and other documents establishing other funding arrangements, and all amendments thereto and the latest financial statements thereof; (iii) the most recent annual report on IRS Form 5500 for each of the past three years and all schedules thereto and the most recent actuarial report; (iv) the most recent IRS determination letter; (v) summary plan descriptions and summaries of material modifications; and (vi) the two most recently prepared actuarial valuation reports.

          (ii) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or except as described in the Company SEC Documents filed prior to the date hereof: (A) each Company Plan, other than any "multiemployer plans" within the meaning of Section 3(37) of ERISA ("MULTIEMPLOYER PLANS"), is in compliance with ERISA, the Internal Revenue Code of 1986, as amended

               (the "CODE") and other applicable laws; (B) each Company Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the IRS covering all Tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or has applied to the IRS for such favorable determination within the applicable remedial amendment period under Section 401(b) of the Code, and the Company is not aware of any circumstances likely to result in the loss of the qualification of such Company Plan under Section 401(a) of the Code; (C) no liability under Subtitle C or D of Title IV of ERISA has been or is reasonably expected to be incurred by the Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA ("SINGLE-EMPLOYER PLAN") currently maintained or contributed to (or with respect to which an obligation to contribute has been undertaken), or the Single-Employer Plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (a "COMPANY ERISA AFFILIATE");
               (D) the Company and its Subsidiaries have not incurred any withdrawal liability (including any contingent or secondary withdrawal liability) with respect to a Multiemployer Plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of a Company ERISA Affiliate) that has not been satisfied in full and no condition or circumstance has existed that presents a risk of the occurrence of any withdrawal from or the partition, termination, reorganization or insolvency of any such Multiemployer Plan; (E) no notice of a "reportable event," within the meaning of Section 4043 of ERISA has occurred or is expected to occur for any Company Plan or by any Company ERISA Affiliate; (F) all contributions required to be made under the terms of any Company Plan have been timely made or have been reflected in the financial statements of the Company included in the Company SEC Reports filed prior to the date hereof; and (G) there has been no amendment to, announcement by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Company Plan which would increase the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year.

          (iii) Except as disclosed in the Company SEC Documents filed prior to the date hereof: (A) neither any Company Plan nor any Single-Employer Plan of a Company ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and neither the Company nor any of its Subsidiaries nor any Company ERISA Affiliate has applied for or obtained a funding waiver; (B) the Company expects that required minimum contributions to any Company Plan under Section 412 of the Code will not be materially increased by application of Section 412(l) of the Code; (C) neither the Company nor any of its Subsidiaries has provided, or is required to provide, security to any Company Plan or to any Single-Employer Plan of a Company ERISA Affiliate pursuant to Section 401(a)(29) of the Code; and (D) neither the execution of this Agreement, stockholder approval of this Agreement nor the consummation of the transactions contemplated hereby will limit or restrict the right of the Company to merge, amend or terminate any of the Company Plans.

     (aa) Internal Control Over Financial Reporting. Except as set forth in the Company SEC Documents filed prior to the date hereof, the Company and its Subsidiaries (i) make and keep books and records that accurately and fairly represent the Company's transactions, and (ii) maintain and have maintained effective internal control over financial reporting as defined in Rule 13a-15 under the Exchange Act and a system of internal accounting controls sufficient to provide reasonable assurance that:
          (A) transactions are executed in accordance with management's general or specific authorizations; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (C) access to assets is permitted only in accordance with management's general or specific authorization; and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date hereof, to the Company's auditors and the audit committee of the Company's board of directors (i) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial information and has identified for the Company's auditors and the audit committee of the Company's board of directors any material weaknesses in internal control over financial reporting and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal control over financial reporting.

     (bb) Disclosure Controls and Procedures. Except as disclosed in the Company SEC Documents filed prior to the date hereof, the Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company's filings with the Commission and other public disclosure documents.

     (cc) Insurance. The Company and its Subsidiaries have insurance covering their respective properties, operations, personnel and businesses, including business interruption insurance, which insurance is in amounts and insures against such losses and risks as are customary for companies whose businesses are similar to the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries has (i) received written notice from any insurer or agent of such insurer that capital improvements or other expenditures are required or necessary to be made to continue such insurance or (ii) any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage at reasonable cost from similar insurers as may be necessary to continue its business.

     (dd) No Unlawful Payments. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or other person associated with or acting on behalf of the Company or any of its Subsidiaries has: (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment in each case other than clause
          (iii) that has been or would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

     (ee) Compliance with Money Laundering Laws. The Company and its Subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Bank Secrecy Act, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the "MONEY LAUNDERING LAWS") and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its Subsidiaries with respect to Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

     (ff) Compliance with Sanctions Laws. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its Subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department ("OFAC"). The Company will not directly or indirectly use the proceeds of the Rights Offering or the sale of the Investor Shares, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person that, to the Company's knowledge, is currently subject to any U.S. sanctions administered by OFAC.

     (gg) No Restrictions on Subsidiaries. Except as described in the Company SEC Documents filed prior to the date hereof or otherwise set forth in the record of the Chapter 11 Cases on or prior to the date hereof, and subject to the Bankruptcy Code, no Subsidiary of the Company is currently prohibited, directly or indirectly, under any agreement or other instrument to which it is a party or is subject, from paying any dividends to the Company, from making any other distribution on such Subsidiary's capital stock, from repaying to the Company any loans or advances to such Subsidiary from the Company or from transferring any of such Subsidiary's properties or assets to the Company or any other Subsidiary of the Company.

     (hh) No Broker's Fees. Neither the Company nor any of its Subsidiaries is a party to any contract, agreement or understanding with any person (other than this Agreement) that would give rise to a valid claim against the Investors for a brokerage commission, finder's fee or like payment in connection with the Rights Offering or the sale of the Investor Shares.

     (ii) No Registration Rights. Except as provided for pursuant to the registration rights agreement contemplated by Section 8(c)(iv), no person has the right to require the Company or any of its Subsidiaries to register any securities for sale under the Securities Act by reason of the filing of the Rights Offering Registration Statement with the Commission or in connection with Rights Offering or the sale of the Investor Shares.

     (jj) No Stabilization. The Company has not taken and will not take, directly or indirectly, any action designed to or that would reasonably be expected to cause or result in any stabilization or manipulation of the price of the Shares.

     (kk) Margin Rules. Neither the issuance, sale and delivery of the Rights or the Shares in connection with Rights Offering or the sale of the Investor Shares nor the application of the proceeds thereof by the Company as described and to be described in the Rights Offering Registration Statement and the Rights Offering Prospectus will violate Regulation T, U or X of the Board of Governors of the Federal Reserve System or any other regulation of such Board of Governors.

     (ll) Forward-Looking Statements. No forward-looking statement (within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act) contained in the Company SEC Documents has been made or reaffirmed, and in the case of the Rights Offering Registration Statement and the Rights Offering Prospectus, will be made or reaffirmed, without a reasonable basis or has been disclosed other than in good faith.

     (mm) Statistical and Market Data. Nothing has come to the attention of the Company that has caused the Company to believe that the statistical and market-related data included and to be included in the Disclosure Statement, Rights Offering Registration Statement and the Rights Offering Prospectus is not based on or derived from sources that are reliable and accurate in all material respects.

     (nn) Rights Agreement. The Company and the Board of Directors of the Company has taken all necessary action to render the Existing Shareholder Rights Plan inapplicable to the sale and issuance of the Investor Shares and the other transactions contemplated by the Original Agreement, this Agreement, the Original PSA, the Plan Terms, the Plan and the Transaction Agreements (including any transfer of Investor Shares to any Related Purchaser or Ultimate Purchaser).

     (oo) Takeover Statutes; Charter. The Company and the Board of Directors of the Company has taken all such action necessary to render the restrictions contained in Section 203 of the General Corporation Law of the State of Delaware (the "DGCL") and Article IX of the Company's Certificate of Incorporation inapplicable to the Investors and the sale and issuance of the Investor Shares and the other transactions contemplated by the Original Agreement, this Agreement, the Original PSA, the Plan Terms, the Plan and the Transaction Agreements (including any transfer of Investor Shares to any Related Purchaser or Ultimate Purchaser). Except for Section 203 of the DGCL (which has been rendered inapplicable), no other "fair price," "moratorium," "control share acquisition", "business combination" or other similar anti-takeover statute or regulation (a "TAKEOVER STATUTE") is applicable to the Company, the Common Stock, the Shares, the sale and issuance of the Investor Shares or the other transactions contemplated by the Original Agreement, this Agreement, the Original PSA, the Plan Terms, the Plan and the Transaction Agreements. Other than Article IX of the Company's Certificate of Incorporation, which has been rendered inapplicable, no anti-takeover provision in the Company's certificate of incorporation or by-laws is applicable to the Company, the Common Stock, the Shares, the sale and issuance of the Investor Shares or the other transactions contemplated by the Preferred Term Sheet, the Plan or the Transaction Agreements.

     (pp) UAW MOU. On June 22, 2007, the Company entered into a Memorandum of Understanding (the "UAW MOU") with the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America ("UAW") and GM. The UAW MOU has been ratified by the membership of the UAW and a true and complete copy thereof has been made available to ADAH.

4. Representations and Warranties of the Investors. Each Investor represents and warrants as to itself only, and agrees with the Company, severally and not jointly, as set forth below. Each such representation, warranty and agreement is made as of the date hereof and as of the Closing Date.

     (a) Incorporation. The Investor has been duly organized and, if applicable, is validly existing as a corporation, limited partnership or limited liability company, in good standing under the laws of the jurisdiction of its incorporation or organization.

     (b) Corporate Power and Authority. The Investor has the requisite corporate, limited partnership or limited liability company power and authority to enter into, execute and deliver this Agreement and to perform its obligations hereunder and has taken all necessary corporate, limited partnership or limited liability company action required for the due authorization, execution, delivery and performance by it of this Agreement.

     (c) Execution and Delivery. This Agreement has been duly and validly executed and delivered by the Investor and constitutes its valid and binding obligation, enforceable against it in accordance with its terms.

     (d) No Registration. The Investor understands that the Investor Shares have not been registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Investor's representations as expressed herein or otherwise made pursuant hereto.

     (e) Investment Intent. The Investor is acquiring the Investor Shares for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof not in compliance with applicable securities laws, and such Investor has no present intention of selling, granting any participation in, or otherwise distributing the same, except in compliance with applicable securities laws.

     (f) Securities Laws Compliance. The Investor Shares will not be offered for sale, sold or otherwise transferred by the Investor except pursuant to a registration statement or in a transaction exempt from, or not subject to, registration under the Securities Act and any applicable state securities laws and any sale or placement of Investor Shares pursuant to Sections 2(a), 2(b) or 2(k) will not affect the validity of the private placement to the Investors under this Agreement or result in the private placement being integrated with the Rights Offering. The Investors have not and will not solicit offers for, or offer to sell, the Investor Shares by means of any general solicitation or general advertising within the meaning of Rule 502(c) under Regulation D under the Securities Act or in any manner involving a public offering within the meaning of the Securities Act (other than pursuant to the Resale Registration Statement).

     (g) Sophistication. The Investor has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Investor Shares being acquired hereunder. The Investor is a "qualified institutional buyer" within the meaning of Rule 144A under the Securities Act. The Investor understands and is able to bear any economic risks associated with such investment (including, without limitation, the necessity of holding the Investor Shares for an indefinite period of time).

     (h) No Conflict. The execution and delivery by the Investor of each of the Transaction Agreements to which it is a party and the compliance by the Investor with all of the provisions hereof and thereof and the Preferred Term Sheet and the Plan Terms and the consummation of the transactions contemplated herein and therein (i) will not conflict with, or result in a breach or violation of, any of the terms or provisions of, or constitute a default under (with or without notice or lapse of time, or both), or result, in the acceleration of, or the creation of any lien under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Investor is a party or by which the Investor is bound or to which any of the property or assets of the Investor or any of its Subsidiaries is subject, (ii) will not result in any violation of the provisions of the certificate of incorporation or bylaws or similar governance documents of the Investor, and (iii) will not result in any material violation of, or any termination or material impairment of any rights under, any statute or any license, authorization, injunction, judgment, order, decree, rule or regulation of any court or governmental agency or body having jurisdiction over the Investor or any of their properties, except in any such case described in subclause (i) for any conflict, breach, violation, default, acceleration or lien which has not and would not reasonably be expected, individually or in the aggregate, to prohibit, materially delay or materially and adversely impact the Investor's performance of its obligations under this Agreement.

     (i) Consents and Approvals. No consent, approval, authorization, order, registration or qualification of or with any court or governmental agency or body having jurisdiction over the Investor or any of its properties is required to be obtained or made by the Investor for the purchase of the Investor Shares hereunder and the execution and delivery by the Investor of this Agreement or the Transaction Agreements to which it is a party and performance of and compliance by the Investor with all of the provisions hereof and thereof and the Preferred Term Sheet and the Plan Terms and the consummation of the transactions contemplated herein and therein, except filings with respect to and the expiration or termination of the waiting period under the HSR Act or any comparable laws or regulations in any foreign jurisdiction relating to the purchase of Investor Shares and except for any consent, approval, authorization, order, registration or qualification which, if not made or obtained, has not and would not reasonably be expected, individually or in the aggregate, to prohibit, materially delay or materially and adversely impact the Investor's performance of its obligations under this Agreement.

     (j) Arm's Length. The Investor acknowledges and agrees that the Company is acting solely in the capacity of an arm's length contractual counterparty to the Investor with respect to the transactions contemplated hereby (including in connection with determining the terms of the Rights Offering). Additionally, the Investor is not relying on the Company for any legal, tax, investment, accounting or regulatory advice, except as specifically set forth in this Agreement. The Investor shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby.

     (k) No Violation or Default; Compliance with Laws. The Investor is not in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Investor is a party or by which the Investor is bound or to which any of the property or assets of the Investor is subject, individually or in the aggregate, that would prohibit, materially delay or materially and adversely impact the Investor's performance of its obligations under this Agreement. The Investor is not and has not been at any time since January 1, 2002, in violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except for any such violation that has not and would not reasonably be expected, individually or in the aggregate, to prohibit, materially delay or materially and adversely impact the Investor's performance of its obligations under this Agreement.

     (l) Legal Proceedings. There are no actions, suits or proceedings to which the Investor is a party or to which any property of the Investor is the subject that, individually or in the aggregate, has or, if determined adversely to the Investor, would reasonably be expected to prohibit, materially delay or materially and adversely impact the Investor's performance of its obligations under this Agreement and no such actions, suits or proceedings are threatened or, to the knowledge of the Investor, contemplated and, to the knowledge of the Investor, no investigations are threatened by any governmental or regulatory authority or threatened by others that has or would reasonably be expected, individually or in the aggregate, to prohibit, materially delay or materially and adversely impact the Investor's performance of its obligations under this Agreement.

     (m) No Broker's Fees. The Investor is not a party to any contract, agreement or understanding with any person (other than this Agreement) that would give rise to a valid claim against the Company, other than pursuant to Section 2(j), for a brokerage commission, finder's fee or like payment in connection with the Rights Offering or the sale of the Investor Shares.

     (n) No Undisclosed Written Agreements. Other than the (i) Additional Investor Agreement; (ii) Agreement Among Initial Investors, by and among ADAH, Harbinger, UBS and Merrill; and (iii) that certain Letter Agreement, by and among ADAH, Harbinger, UBS, Merrill, Pardus and GS (substantially in the form delivered to the Company on July 17, 2007), the Investor has not entered into any material written agreements between or among the Investors directly relating to such Investor's Investor Shares or the performance of the Transaction Agreements, and any such written agreement hereafter entered into will be disclosed promptly to the Company.

     (o) Available Funds. To the extent the Investor is ADAH, Harbinger or Pardus, the Investor has provided the Company with a true and complete copy of an executed commitment letter from the parties signatory thereto to provide equity financing to such Investor (the "EQUITY COMMITMENT LETTER"). Each such Investor represents as to itself that its Equity Commitment Letter is in full force and effect and is a valid and binding obligation of the parties thereto enforceable in accordance with its terms except as the enforcement thereof is subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors rights and to general equitable principles. The Equity Commitment Letters are not subject to any condition or contingency with respect to financing that is not set forth in such letter other than the terms and conditions of this Agreement.

5. Additional Covenants of the Company. The Company agrees with each of the Investors as set forth below.

     (a) Approval Motion and Approval Order. The Company agrees that it shall use reasonable best efforts to cause the Approval Order to become a Final Approval Order as soon as practicable following the filing of the Approval Motion.

     (b) Plan and Disclosure Statement. The Company shall authorize, execute, file with the Bankruptcy Court and seek confirmation of, a Plan (and a related disclosure statement (the "DISCLOSURE STATEMENT")) (i) the terms of which are consistent with this Agreement, the Preferred Term Sheet, the Plan Terms and the GM Settlement, (ii) that provides for the release and exculpation of each Investor, its Affiliates, shareholders, partners, directors, officers, employees and advisors from liability for participation in the transactions contemplated by the Original Agreement, this Agreement, the Preferred Term Sheet, the Original PSA, the Plan

          Terms and the Plan to the fullest extent permitted under applicable law (provided, that such release and exculpation shall not prohibit or impede the Company's ability to assert defenses or counterclaims in connection with or relating to the Original Agreement or the Original
          PSA) and (iii) that has conditions to confirmation and the Effective Date of the Plan (and to what extent any such conditions can be waived and by whom) that are consistent with this Agreement, the Preferred Term Sheet, the Plan Terms and the GM Settlement. The Company will (i) provide to ADAH and its counsel a copy of the Plan and the Disclosure Statement, and any amendments thereto, and a reasonable opportunity to review and comment on such documents prior to such documents being filed with the Bankruptcy Court, and (ii) duly consider in good faith any comments consistent with this Agreement, the Preferred Term Sheet and the Plan Terms, and any other reasonable comments of ADAH and its counsel, and shall not reject such comments without first discussing the reasons therefor with ADAH or its counsel and giving due consideration to the views of ADAH and its counsel. In addition, the Company will (i) provide to ADAH and its counsel a copy of the Confirmation Order and a reasonable opportunity to review and comment on such order prior to such order being filed with the Bankruptcy Court and (ii) duly consider in good faith any comments consistent with this Agreement, the Preferred Term Sheet and the Plan Terms and any other reasonable comments of each of ADAH and its counsel, into such Confirmation Order, and shall not reject such comments without first discussing the reasons therefor with ADAH or its counsel and giving due consideration to the views of ADAH and its counsel. As soon as practicable following the entry of an order by the Bankruptcy Court approving the Disclosure Statement (the "DISCLOSURE STATEMENT APPROVAL DATE") and the effectiveness under the Securities Act of the Rights Offering Registration Statement, the Company shall distribute ballot form(s) in connection with the solicitation of acceptance of the Plan.

     (c) Rights Offering. The Company shall use its reasonable best efforts to effectuate the Rights Offering as provided herein.

     (d) Securities Laws; Rights Offering Registration Statement. The Company shall take all action as may be necessary or advisable so that the Rights Offering and the issuance and sale of the Investor Shares and the other transactions contemplated by this Agreement will be effected in accordance with the Securities Act and the Exchange Act and any state or foreign securities or Blue Sky laws. The Rights Offering Registration Statement was filed with the Commission on March 7, 2007. As promptly as practicable following the date the GM Settlement is agreed, the Company shall file an amended Rights Offering Registration Statement with the Commission. The Company shall: (i) provide ADAH with a reasonable opportunity to review the Rights Offering Registration Statement, and any amendment or supplement thereto, before any filing with the Commission and shall duly consider in good faith any comments consistent with this Agreement, the Preferred Term Sheet and the Plan Terms, and any other reasonable comments of ADAH and its counsel, and shall not reject such comments without first discussing the reasons therefor with ADAH or its counsel and giving due consideration to the views of ADAH and its counsel; (ii) advise ADAH, promptly after it receives notice thereof, of the time when the Rights Offering Registration Statement has been filed or has become effective or any Rights Offering Prospectus or Rights Offering Prospectus supplement has been filed and shall furnish ADAH with copies thereof; (iii) advise ADAH promptly after it receives notice of any comments or inquiries by the Commission (and furnish the Investors with copies of any correspondence related thereto), of the issuance by the Commission of any stop order or of any order preventing or suspending the use of the Rights Offering Prospectus or Issuer Free Writing Prospectus, of the initiation or threatening of any proceeding for any such purpose, or of any request by the Commission for the amending or supplementing of the Rights Offering Registration Statement or a Rights Offering Prospectus or for additional information, and in each such case, provide ADAH with a reasonable opportunity to review any such comments, inquiries, request or other communication from the Commission and to review any amendment or supplement to the Rights Offering Registration Statement or the Rights Offering Prospectus before any filing with the Commission, and to duly consider in good faith any comments consistent with this Agreement, the Preferred Term Sheet and the Plan Terms, and any other reasonable comments of ADAH and its counsel, and not reject such comments without first discussing the reasons therefor with ADAH or its counsel and giving due consideration to the views of ADAH and its counsel; and
          (iv) in the event of the issuance of any stop order or of any order preventing or suspending the use of a Rights Offering Prospectus or any Issuer Free Writing Prospectus or suspending any such qualification, use promptly its reasonable best efforts to obtain its withdrawal.

     (e) Listing. The Company shall use its commercially reasonable efforts to list and maintain the listing of the New Common Stock on the New York Stock Exchange or, if approved by ADAH, the Nasdaq Global Select Market.

     (f) Rule 158. The Company will generally make available to the Company's security holders as soon as practicable an earnings statement of the Company covering a twelve-month period beginning after the date of this Agreement, which shall satisfy the provisions of Section 11(a) of the Securities Act.

     (g) Notification. The Company shall notify, or cause the Subscription Agent to notify the Investors, on each Friday during the Rights Exercise Period and on each Business Day during the five Business Days prior to the Expiration Time (and any extensions thereto), or more frequently if reasonably requested by any of the Investors, of the aggregate number of Rights known by the Company or the Subscription Agent to have been exercised pursuant to the Rights Offering as of the close of business on the preceding Business Day or the most recent practicable time before such request, as the case may be.

     (h) Unsubscribed Shares. The Company shall determine the number of Unsubscribed Shares, if any, in good faith, shall provide a Purchase Notice or a Satisfaction Notice that accurately reflects the number of Unsubscribed Shares as so determined and shall provide to ADAH a certification by the Subscription Agent of the Unsubscribed Shares or, if such certification is not available, such written backup to the determination of the Unsubscribed Shares as ADAH may reasonably request.

     (i) HSR. The Company shall use its reasonable best efforts to promptly prepare and file all necessary documentation and to effect all applications and seek all approvals or consents that are necessary or advisable under the HSR Act and any comparable laws or regulations in any foreign jurisdiction so that any applicable waiting period shall have expired or been terminated thereunder with respect to the purchase of Investor Shares hereunder, and shall not take any action that is intended or reasonably likely to materially impede or delay the ability of the parties to obtain any necessary approvals required for the transactions contemplated by this Agreement. The Company shall file, to the extent that it is required to file, the Notification and Report Form required under the HSR Act with respect to the transactions contemplated by this Agreement with the Antitrust Division of the United States Department of Justice and the United States Federal Trade Commission no later than the fifteenth day following the Disclosure Statement Approval Date.

     (j) Clear Market. For a period of 180 days after the Closing Date (the "RESTRICTED PERIOD"), the Company will not (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for capital stock of the Company or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the capital stock of the Company, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of capital stock of the Company or such other securities, in cash or otherwise, without the prior written consent of ADAH, except for (A) Rights and New Common Stock issuable upon exercise of Rights, (B) shares of New Common Stock issued upon the exercise of any stock options outstanding as of the Effective Date and (C) the issuance of New Common Stock and other equity interests as set forth in the Preferred Term Sheet, the Plan Terms and pursuant to the Plan. Notwithstanding the foregoing, if (i) during the last 17 days of the Restricted Period, the Company issues an earnings release or material news or a material event relating to the Company occurs or
          (ii)
          prior to the expiration of the Restricted Period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the Restricted Period, the restrictions imposed by this Agreement shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

     (k) Use of Proceeds. The Company will apply the net proceeds from the sale of the Rights and the Investor Shares as provided in the Rights Offering Prospectus.

     (l) No Stabilization. The Company will not take, directly or indirectly, any action designed to or that would reasonably be expected to cause or result in any stabilization or manipulation of the price of the Shares.

     (m) Reports. So long as any Investor holds Shares, the Company will furnish to such Investor, as soon as they are available, copies of all reports or other communications (financial or other) furnished to holders of the Rights or the Shares, as the case may be, and copies of any reports and financial statements furnished to or filed with the Commission or any national securities exchange or automatic quotation system.

     (n) Conduct of Business. During the period from the date of this Agreement to the Closing Date (except as otherwise expressly provided by the terms of this Agreement (including the Disclosure Letter accepted by ADAH in accordance with Section 5(s) of this Agreement), the Plan Terms, the Plan or any other order of the Bankruptcy Court entered on or prior to the date hereof in the Chapter 11 Cases), the Company and its Subsidiaries shall carry on their businesses in the ordinary course (subject to any actions which are consistent with the Draft Business Plan or the Business Plan approved by ADAH in accordance with
          Section 9(a)(xxviii) of this Agreement) and, to the extent consistent therewith, use their commercially reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with the Company or its Subsidiaries. Without limiting the generality of the foregoing, except as set forth in the Disclosure Letter approved by ADAH in accordance with Section 5(s) of this Agreement, the Company and its Subsidiaries shall carry on their businesses in all material respects in accordance with the Draft Business Plan (and, if amended in a manner that satisfies the condition with respect to amendments to the Draft Business Plan set forth in Section 9(a)(xxviii), as so amended) prior to the satisfaction of the condition with respect to the Business Plan in accordance with Section 9(a)(xxviii) of this Agreement and at all times after the satisfaction of the condition with respect to the Business Plan set forth in Section 9(a)(xxviii), the Business Plan (and, if amended in a manner that satisfies the condition with respect to the Business Plan set forth in Section 9(a)(xxviii), as so amended) and shall not enter into any transaction that, at all times prior to the satisfaction of the condition with respect to the Business Plan set forth in Section 9(a)(xxviii), would be inconsistent with the Draft Business Plan (and, if amended in a manner that satisfies the condition with respect to amendments to the Draft Business Plan set forth in Section 9(a)(xxviii), as so amended) or at all times after the satisfaction of the condition with respect to the Business Plan set forth in Section 9(a)(xxviii), the Business Plan (and, if amended in a manner that satisfies the condition with respect to the Business Plan set forth in Section 9(a)(xxviii), as so amended) by ADAH in accordance with Section 9(a)(xxviii) of this Agreement and shall use its commercially reasonable efforts to effect such Draft Business Plan and the Business Plan. Without limiting the generality of the foregoing, and except as otherwise expressly provided or permitted by this Agreement (including the Disclosure Letter accepted by ADAH in accordance with Section 5(s) of this Agreement), the Plan Terms, the Plan or any other order of the Bankruptcy Court entered as of the date of the Original Agreement in these Chapter 11 Cases, prior to the Closing Date, the Company shall not, and shall cause its Subsidiaries not to, take any of the following actions without the prior written consent of ADAH, which consent shall not be unreasonably withheld, conditioned or delayed:

          (i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire, except in connection with the Plan, any shares of capital stock of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

          (ii) except for intercompany transactions and any financing activities which are consistent with the Company's existing financing, issue, deliver, grant, sell, pledge, dispose of or otherwise encumber any of its capital stock or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock at less than fair market value;

          (iii) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the stock, or other ownership interests in, or substantial portion of assets of, or by any other manner, any business or any corporation, partnership, association, joint venture, limited liability company or other entity or division thereof except in the ordinary course of business;

          (iv) sell, lease, mortgage, pledge, grant a lien, mortgage, pledge, security interest, charge, claim or other encumbrance of any kind or nature on or otherwise encumber or dispose of any of its properties or assets, except (A) in the ordinary course of business consistent with past practice and (B) other transactions involving not in excess of $100 million in any 12 month period;

          (v) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another individual or entity, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company, guarantee any debt securities of another individual or entity, enter into any "keep well" or other agreement to maintain any financial statement condition of another person (other than a Subsidiary) or enter into any arrangement having the economic effect of any of the foregoing in excess of $100 million in any 12 month period, except for (x) working capital borrowings and increases in letters of credit necessary in the ordinary course of business under the Company's existing or any amended or replacement revolving credit facilities, and (y) indebtedness solely between the Company and its Subsidiaries or between such Subsidiaries or (B) except for transactions between the Company and any of its Subsidiaries or between such Subsidiaries, make any loans, advances or capital contributions to, or investments in, any other individual or entity, other than customary advances of business and travel expenses to employees of the Company in the ordinary course of business consistent with past practice;

          (vi) enter into any new, or amend or supplement any existing, collective bargaining agreement, which is inconsistent with the Transformation Plan or the Business Plan satisfying the condition with respect to the Business Plan set forth in Section 9(a)(xxviii) of this Agreement, this Agreement, the Plan Terms, the Plan and the GM Settlement; or

          (vii) authorize any of, or commit or agree to take any of, the foregoing actions.

     (o) Actions Regarding Conditions. During the period from the date of this Agreement to the Closing Date, the Company shall not take any action or omit to take any action that would reasonably be expected to result in the conditions to the Agreement set forth in Section 9 not being satisfied.

     (p) GM Settlement. The Company shall use its reasonable best efforts to agree on, prior to the date of filing by the Company with the Bankruptcy Court of a Disclosure Statement (the "DISCLOSURE STATEMENT FILING DATE"), a settlement agreement (the "GM SETTLEMENT") between the Company and GM that is consistent with this Agreement, the Plan Terms, the Plan and the UAW MOU. The Company will (i) provide to ADAH and its counsel a copy of the GM Settlement and a reasonable opportunity to review and comment on such documents prior to such documents being executed or delivered or filed with the Bankruptcy Court, and (ii) duly consider in good faith any comments of ADAH and its counsel consistent with this Agreement, the Preferred Term Sheet and the Plan Terms and any other reasonable comments of each of ADAH and its counsel, and shall not reject such comments without first discussing the reasons therefor with ADAH or its counsel and giving due consideration to the views of ADAH and its counsel. The Company shall not enter into any other agreement with GM that (i) is materially inconsistent with this Agreement, the Plan Terms and the Plan, (ii) is outside the ordinary course of business or
          (iii) the terms of which would have a material impact on the Investors' proposed investment in the Company. The Company has not entered into any material written agreements between or among the Company or any of its Subsidiaries and GM or any of its Subsidiaries directly relating to the Plan or the GM Settlement or the performance of the Transaction Agreements, and any such written agreements hereafter entered into will be disclosed promptly to ADAH.

     (q) Access to Information. Subject to applicable law and existing confidentiality agreements between the parties, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford the Investors (and any prospective Ultimate Purchaser that executes a confidentiality agreement reasonably acceptable to the Company, which agreement will provide that, unless otherwise determined by the Company, all contact between such Ultimate Purchaser and the Company shall be through ADAH) and their directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives, reasonable access, throughout the period prior to the Closing Date, to its employees, properties, books, contracts and records and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to the Investors all information concerning its business, properties and personnel as may reasonably be requested by any Investor; provided, that the foregoing shall not require the Company (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would cause the Company to violate any of its obligations with respect to confidentiality to a third party if the Company shall have used commercially reasonable efforts to obtain the consent of such third party to such inspection or disclosure, (ii) to disclose any privileged information of the Company or any of its Subsidiaries or
          (iii) to violate any laws; provided, further, that the Company shall deliver to the Investors a schedule setting in forth in reasonable detail a description of any information not provided to the Investors pursuant to subclauses (i) through (iii) above. All requests for information and access made pursuant to this Section 5(q) shall be directed to the Chief Restructuring Officer or such other person as may be designated by such person.

     (r) Financial Information. For each month, beginning June 2007 until the Closing Date, the Company shall provide to each Investor an unaudited consolidated balance sheet and related unaudited consolidated statements of operations, consolidated statements of stockholders' equity and consolidated statements of cash flows for the month then ended within 30 days of the end of such month (the "MONTHLY FINANCIAL STATEMENTS"). The Monthly Financial Statements, except as indicated therein, shall be prepared in accordance with the Company's normal financial reporting practices. The Monthly Financial Statements shall fairly present in all material respects the financial position, results of operations and cash flows of the Company and its Subsidiaries as of the dates indicated and for the periods specified.

     (s) Business Plan and Disclosure Letter. The Company shall use its commercially reasonable efforts to provide to ADAH as soon as practicable a final five-year business plan approved by the Company's board of directors and prepared in good faith and based on reasonable assumptions, which business plan shall provide for the amount of EBITDA for each of fiscal years 2007 through 2011 (the "BUSINESS PLAN"); provided, that (i) the Company shall not be required to deliver a Business Plan that does not reflect a final and binding GM Settlement and (ii) ADAH shall not be required to accept the Business Plan unless it is reasonably satisfied that such Business Plan does not amend or deviate from the Draft Business Plan in any manner that would have a material impact on the Investors' proposed investment in the Company. The Company shall deliver a Disclosure Letter to ADAH in no event later than ten (10) Business Days prior to the Disclosure Statement Filing Date which provides for exceptions from the representations and warranties of the Company in Section 3; provided, that ADAH shall not be required to accept any Disclosure Letter unless it is reasonably satisfied that such Disclosure Letter does not contain any information or exception to a representation that (i) was not disclosed to ADAH prior to the date of this Agreement and (ii) which information or exception reflects facts or circumstances that would have a material impact on the Investor's proposed investment in the Company.

     (t) Financing Assistance. The Company and its Subsidiaries shall obtain the debt financing from financing sources consistent with those previously discussed with ADAH and in amounts sufficient to consummate the transactions contemplated by this Agreement, the Preferred Term Sheet, the Plan Terms, the GM Settlement and the Plan, such financing to be on then-prevailing market terms with respect to the applicable interest rate, redemption provisions and fees, and otherwise to be on terms that are acceptable to ADAH not to be unreasonably withheld (the "DEBT FINANCING"); provided, that if the Company delivers to ADAH definitive term sheets for such proposed debt financing that have been approved by the Company's board of directors and executed by the banks or other financing sources providing such debt financing reflecting then-prevailing market terms with respect to the applicable interest rate, redemption provisions and fees (a "COMPANY FINANCING PROPOSAL"), then ADAH shall inform the Company in writing (a "FINANCING NOTICE") whether or not the Company Financing Proposal is acceptable to it within five (5) Business Days of its receipt of the definitive term sheets for such Company Financing Proposal. If, after the Company delivers to ADAH a Company Financing Proposal, ADAH fails to deliver a Financing

          Notice within five (5) Business Days or each of the following circumstances occurs, then the Company may terminate this Agreement and the transactions contemplated hereby may be abandoned: (x) ADAH delivers a Financing Notice in which it does not approve the Company Financing Proposal, (y) ADAH does not present to the Company, within 30 days of the delivery of the Financing Notice (the "FINANCING DECISION DATE"), an alternative written expression of interest to provide the Debt Financing with financing sources reasonably acceptable to the Company on terms more favorable to the Company than the Company Financing Proposal (a "PREFERRED DEBT FINANCING") and (z) ADAH does not provide to the Company commitment letters executed by the banks or other financing sources providing such Preferred Debt Financing within 60 days of the Financing Decision Date. Delphi shall use its reasonable best efforts to implement any Preferred Debt Financing and to fulfill its other obligations pursuant to this
          Section 5(t). Subject to applicable regulatory or NASD requirements, Merrill and UBS (or their Affiliates) shall be entitled to participate in such Debt Financing on market terms. The Company and its Subsidiaries shall execute and deliver any commitment letters, underwriting or placement agreements, registration statements, pledge and security documents, other definitive financing documents, or other requested certificates or documents necessary or desirable to obtain the Debt Financing. The Company will (i) provide to ADAH and its counsel a copy of all marketing information, term sheets, commitment letters and agreements related to the Debt Financing and a reasonable opportunity to review and comment on such documents prior to such document being distributed, executed or delivered or filed with the Bankruptcy Court, (ii) duly consider in good faith any comments of ADAH and its counsel consistent with the Agreement, the Preferred Term Sheet and the Plan Terms and any other reasonable comments of ADAH and its counsel and shall not reject such comments without first discussing the reasons therefor with ADAH or its counsel and giving due consideration to the views of ADAH and its counsel, and (iii) keep ADAH reasonably informed on a timely basis of developments in connection with the Debt Financing and provide the Investors with an opportunity to attend and participate in meetings and/or roadshows with potential providers of the Debt Financing.

     (u) Labor Agreements. The Company and its Subsidiaries shall use their reasonable best efforts to enter into: (A) tentative labor agreements with each of the International Union of Electrical, Salaried, Machine and Furniture Workers - Communications Workers of America ("IUE-CWA") and the United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union, AFL-CIO/CLC (the "USW") which adequately address, among other things, the following matters: (i) permit achievement of the transactions contemplated by this Agreement, the Preferred Term Sheet, the Plan Terms and the Plan (including plant closings, asset dispositions and resolution of union claims); (ii) permit achievement of the Business Plan; and (B) an agreement that GM will be responsible for certain hourly labor costs (compensation, benefits and other labor costs) at certain of the Company's facilities. The Company will (i) provide to ADAH and its counsel a copy of the foregoing labor agreements and a reasonable opportunity to review and comment on such document prior to such document being executed or delivered or filed with the Bankruptcy Court, and (ii) duly consider in good faith any comments of ADAH and its counsel consistent with this Agreement, the Preferred Term Sheet and the Plan Terms and any other reasonable comments of ADAH and its counsel, and shall not reject such comments without first discussing the reasons therefor with ADAH or its counsel and giving due consideration to the views of ADAH and its counsel.

     (v)  Other Actions by the Company.

          (i) Existing Shareholder Rights Plan. The Company and the Board of Directors of the Company (A) has taken all necessary action to amend the Existing Shareholder Rights Plan to provide that none of the Investors (including any Related Purchaser or Ultimate Purchaser) shall be deemed an "Acquiring Person" as defined in the Existing Shareholder Rights Plan and that the rights will not separate from the Common Stock pursuant to the Existing Shareholder Rights Plan as a result of entering into the Original Agreement, this Agreement, the Original PSA, the Plan and the Transaction Agreements or consummating the transactions contemplated hereby (including any transfer of Investor Shares to any Related Purchaser or Ultimate Purchaser) or thereby and (B) will take all such action as is necessary to terminate the Existing Shareholder Rights Plan effective as of the Closing Date.

          (ii) Takeover Statutes and Charter. The Company and the Board of Directors of the Company has taken all action necessary (A) to ensure that no Takeover Statute or similar statue or regulation is or becomes applicable to the Original Agreement, this Agreement, the Original PSA, the Plan or the Transaction Agreements or any transaction contemplated hereby or thereby (including any transfer of Investor Shares to any Related Purchaser or Ultimate Purchaser), (B) if any Takeover Statute is or may become applicable to the transactions contemplated by the Original Agreement, this Agreement, the Original PSA, the Plan or the Transaction Agreements (including any transfer of Investor Shares to any Related Purchaser or Ultimate Purchaser), to grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions and (C) to ensure that this Agreement or any transaction contemplated hereby (including any transfer of Investor Shares to any Related Purchaser or Ultimate Purchaser) or thereby are approved for purposes of Article IX of the Company's Amended and Restated Certificate of Incorporation, dated January 26, 1999, as amended to date, and that such provision shall not apply to the transactions contemplated hereby or thereby.

     (w) Agreement on Key Documentation. The Company shall use its commercially reasonable efforts to agree on or prior to the Disclosure Statement Filing Date on (a) the terms of the GM Settlement, (b) the agreements contemplated by Section 5(u), and (c) the terms of the Amended and Restated Constituent Documents, the Series A Certificate of Designations and the Series B Certificate of Designations, the Shareholders Agreement and the Registration Rights Agreement with ADAH.

     (x) Investment Decision Package. If at any time prior to the Expiration Date, any event occurs as a result of which the Investment Decision Package, as then amended or supplemented, would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it shall be necessary to amend or supplement the Investment Decision Package to comply with applicable law, the Company will promptly notify the Investors of any such event and prepare an amendment or supplement to the Investment Decision Package that is reasonably acceptable in form and substance to ADAH that will correct such statement or omission or effect such compliance.

     (y) Termination of Commitment Letters. The Company acknowledges and agrees that (i) the commitment letter of Appaloosa in favor of ADAH and the Company and (ii) the commitment letter of Harbinger Fund in favor of Harbinger and the Company, each dated January 18, 2007 have been terminated and are of no further force or effect and that each of Appaloosa and Harbinger Fund shall have no further liability or obligation under those commitment letters.

     (z) Pension Plan Contributions. The Company and its Subsidiaries shall have made all contributions to any pension plan of the Company and its Subsidiaries required to be made prior to or contemporaneous with the Effective Time pursuant to any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority or any requirement of the GM Settlement any labor agreement or any other contract, agreement, arrangement or understanding.

6. Additional Covenants of the Investors. Each Investor agrees, severally and not jointly, with the Company:

     (a) Information. To provide the Company with such information as the Company reasonably requests regarding the Investor for inclusion in the Rights Offering Registration Statement and the Disclosure Statement.

     (b) HSR Act. To use reasonable best efforts to promptly prepare and file all necessary documentation and to effect all applications and to obtain all authorizations, approvals and consents that are necessary or advisable under the HSR Act and any comparable laws or regulations in any foreign jurisdiction so that any applicable waiting period shall have expired or been terminated thereunder and any applicable notification, authorization, approval or consent shall have been made or obtained with respect to the purchase of Investor Shares hereunder, and not to take any action that is intended or reasonably likely to materially impede or delay the ability of the parties to obtain any necessary approvals required for the transactions contemplated by this Agreement. Each Investor shall file, to the extent that it is required to file, the Notification and Report Form required under the HSR Act with respect to the transactions contemplated by this Agreement with the Antitrust Division of the United States Department of Justice and the United States Federal Trade Commission no later than the fifteenth day following the Disclosure Statement Filing Date.

     (c) Bankruptcy Court Filings. To not file any pleading or take any other action in the Bankruptcy Court with respect to this Agreement, the Plan, the Disclosure Statement or the Confirmation Order or the consummation of the transactions contemplated hereby or thereby that is inconsistent in any material respect with this Agreement or the Company's efforts to obtain the entry of the Confirmation Order consistent with this Agreement.

     (d) Reasonable Best Efforts. Each Investor shall use its reasonable best efforts to take all actions, and do all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable laws to cooperate with the Company and to consummate and make effective the transactions contemplated by this Agreement, the Preferred Term Sheet, the Plan Terms, the GM Settlement and the Plan.

     7. Additional Joint Covenant of Company And Each Investor. Without limiting the generality of the undertakings pursuant to Sections 5(i) and 6(b), the Company and each Investor shall, severally and not jointly, use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary under the HSR Act and any comparable laws or regulations in any foreign jurisdiction to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Agreements, including furnishing all information required by applicable law in connection with approvals of or filings with any governmental authority, and filing, or causing to be filed, as promptly as practicable, following the Disclosure Statement Filing Date any required notification and report forms under other applicable competition laws with the applicable governmental antitrust authority. Any filings under any laws or regulations in any foreign jurisdiction comparable to the HSR Act that are necessary to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Agreements shall be made, to the extent permitted by law or regulation, after the filings in the United States described in
          Section 5(i) and 6(b) hereof have been
     made. The parties shall consult with each other as to the appropriate time of filing such notifications and shall agree upon the timing of such filings. Subject to appropriate confidentiality safeguards, each party shall: (i) respond promptly to any request for additional information made by the antitrust agency; (ii) promptly notify counsel to the other party of, and if in writing, furnish counsel to the other party with copies of (or, in the case of material oral communications, advise the other party orally of) any communications from or with the antitrust agency in connection with any of the transactions contemplated by this Agreement;
     (iii) not participate in any meeting with the antitrust agency unless it consults with counsel to the other party in advance and, to the extent permitted by the agency, give the other party a reasonable opportunity to attend and participate thereat; (iv) furnish counsel to the other party with copies of all correspondence, filings and communications between it and the antitrust agency with respect to any of the transactions contemplated by this Agreement; and (v) furnish counsel to the other party with such necessary information and reasonable assistance as may be reasonably necessary in connection with the preparation of necessary filings or submission of information to the antitrust agency. The Parties shall use their reasonable best efforts to cause the waiting periods under the applicable competitions laws to terminate or expire at the earliest possible date after the date of filing.

     Notwithstanding anything in this Agreement to the contrary, nothing shall require any Investor or its Affiliates to dispose of any of its or its Subsidiaries' or its Affiliates' assets or to limit its freedom of action with respect to any of its or its Subsidiaries' businesses, or to consent to any disposition of the Company's or the Company Subsidiaries' assets or limits on the Company's or the Company Subsidiaries' freedom of action with respect to any of its or the Company Subsidiaries' businesses, or to commit or agree to any of the foregoing, and nothing in this Agreement shall authorize the Company or any Company Subsidiary to commit or agree to any of the foregoing, to obtain any consents, approvals, permits or authorizations to remove any impediments to the transactions contemplated hereby or by any Transaction Agreement relating to antitrust or competition laws or to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any action relating to antitrust or competition laws.

8. Reasonable Best Efforts. The Company shall use its reasonable best efforts (and shall cause its Subsidiaries to use their respective reasonable best efforts) to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its or their part under this Agreement and applicable laws to cooperate with the Investors and to consummate and make effective the transactions contemplated by this Agreement, the Preferred Term Sheet, the Plan Terms, the GM Settlement and the Plan, including:

     (a) preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party or governmental entity;

     provided, however, that, notwithstanding the foregoing, in connection with obtaining such consents, the Company shall not, without the prior written consent of ADAH in its reasonable discretion, pay or commit to pay any person or entity whose consent is being solicited in cash or other consideration to the extent such payment could reasonably be expected to prevent the Company from, at all times prior to the satisfaction of the condition with respect to the Business Plan in accordance with Section 9(a)(xxviii), complying in all material respects with the Draft Business Plan (and, if amended in a manner that satisfies the condition with respect to amendments to the Draft Business Plan set forth in Section 9(a)(xxviii), as so amended) and, at all times after the satisfaction of the condition with respect to the Business Plan in accordance with Section 9(a)(xxviii), complying in all material respects with the Business Plan (and, if amended in a manner that satisfies the condition with respect to the Business Plan set forth in Section 9(a)(xxviii), as so amended);

     (b) defending any lawsuits or other actions or proceedings, whether judicial or administrative, challenging this Agreement, the Preferred Term Sheet, the GM Settlement, the Plan or the Transaction Agreements or any other agreement contemplated by this Agreement, the Preferred Term Sheet, the PSA, the GM Settlement, the Plan or the Transaction Agreements or the consummation of the transactions contemplated hereby and thereby, including seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed;

     (c) executing, delivering and filing, as applicable, any additional ancillary instruments or agreements necessary to consummate the transactions contemplated by this Agreement, the Preferred Term Sheet, the PSA, the GM Settlement, the Plan or the Transaction Agreements and to fully carry out the purposes of this Agreement, the Preferred Term Sheet, the PSA, the GM Settlement, the Plan, the Transaction Agreements and the transactions contemplated hereby and thereby including, without limitation: (i) employment agreements and other compensation arrangements with senior management of the Company relating to compensation, benefits, supplemental retirement benefits, stock options and restricted stock awards, severance and change in control provisions and other benefits on market terms (as determined by the Company's board of directors based on the advice of Watson-Wyatt and reasonably acceptable to ADAH); (ii) agreements and other arrangements acceptable to ADAH or otherwise ordered by the Bankruptcy Court with respect to claims against the Company of former members of the Company's management and members of the Company's management, if any, who are resigning or being terminated in accordance with the implementation of the Plan; (iii) a shareholders agreement among the Company, and certain of the Investors reasonably satisfactory to ADAH (the "SHAREHOLDERS AGREEMENT"); (iv) a registration rights agreement (the "REGISTRATION RIGHTS AGREEMENT") among the Company and the Investors, consistent with the Preferred Term Sheet and reasonably satisfactory to

          ADAH to the extent that the material terms of such Registration Rights Agreement would have a material impact on the Investors' proposed investment in the Company, and providing that the Company shall (a) as soon as practicable after the Closing Date, and in any event no later than seven (7) days after the Closing Date, prepare and file with the Commission a registration statement, including all exhibits thereto, pursuant to Rule 415 under the Securities Act registering offers and sales by the Investors, any Related Purchasers and the Ultimate Purchasers of the Unsubscribed Shares, the Direct Subscription Shares and the Series B Preferred Shares (the "RESALE REGISTRATION STATEMENT" and, together with the final prospectus contained in the Resale Registration Statement as of its effective date (including information, if any, omitted pursuant to Rule 430A and subsequently provided pursuant to Rule 424(b) under the Securities Act), and any amended form of such prospectus provided under Rule 424(b) under the Securities Act or contained in a post-effective amendment to the Resale Registration Statement) and any issuer free writing prospectus as defined in Rule 433 under the Securities Act used in connection with the resale of such shares, the "RESALE REGISTRATION DOCUMENTS");
          (b) use its reasonable best efforts to cause the Resale Registration Statement to be declared effective by the Commission as soon as practicable after the filing thereof, and in any event no later than thirty (30) days after the Closing Date; (c) obtain such comfort letters from the Company's independent certified public accountants addressed to the Investors covering such matters of the type customarily covered by comfort letters and as ADAH reasonably requests; and (d) obtain a customary opinion or opinions and negative assurance statement, in customary form and scope from counsel to the Company to be furnished to each Investor; (v) an amended and restated certificate of incorporation and amended by-laws of the Company, in each case, that is consistent with this Agreement, the Plan Terms and the Preferred Term Sheet; provided, that the amended and restated certificate of incorporation of the Company to be effective immediately following the Effective Date shall prohibit (A) for so long as ADAH or its Affiliates, as the case may be, owns any shares of Series A-1 Preferred Stock, any transactions between the Company or any of its Subsidiaries, on the one hand, and ADAH or its Affiliates, as the case may be, on the other hand (including any "going private transaction" sponsored by ADAH or its Affiliates), unless such transaction shall have been approved by directors constituting not less than 75% of the number of Common Directors, and (B) any transaction between the Company or any of its Subsidiaries, on the one hand, and a director, other than a director appointed by holders of Series A Preferred Stock, on the other hand, unless such transaction shall have been approved by directors having no material interest in such transaction (a "DISINTERESTED DIRECTOR") constituting not less than 75% of the number of Disinterested Directors (such amended and restated certificate of incorporation and amended bylaws are herein referred to as the "AMENDED AND RESTATED CONSTITUENT DOCUMENTS"); and
          (vi) the Series A Certificate of Designations and the Series B Certificate of Designations, in each case, that is consistent with the terms set forth in the Preferred Term Sheet. Subject to applicable laws and regulations relating to the exchange of information, the Investors and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on all of the information relating to Investors or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any governmental entity in connection with the transactions contemplated by this Agreement or the Plan. In exercising the foregoing rights, each of the Company and the Investors shall act reasonably and as promptly as practicable.

9.   Conditions to the Obligations of the Parties.

     (a) Subject to Section 9(b), the obligations of each of the Investors hereunder to consummate the transactions contemplated hereby shall be subject to the satisfaction prior to the Closing Date of each of the following conditions:

          (i) Approval Order. The Approval Order shall have become a Final Approval Order. "FINAL APPROVAL ORDER" shall mean an Approval Order of the Bankruptcy Court, which has not been reversed, stayed, modified or amended, and as to which (a) the time to appeal, seek certiorari or request reargument or further review or rehearing has expired and no appeal, petition for certiorari or request for reargument or further review or rehearing has been timely filed, or (b) any appeal that has been or may be taken or any petition for certiorari or request for reargument or further review or rehearing that has been or may be filed has been resolved by the highest court to which the order or judgment was appealed, from which certiorari was sought or to which the request was made and no further appeal or petition for certiorari or request for reargument or further review or rehearing has been or can be taken or granted.

          (ii) [Reserved]

          (iii) Plan of Reorganization. The Company shall have complied in all material respects with the terms and conditions of the Plan that are to be performed by the Company prior to the Closing Date.

          (iv) [Reserved]

          (v) Alternate Transaction. The Company shall not have entered into any letter of intent, memorandum of understanding, agreement in principle or other agreement (other than a confidentiality agreement with terms that are not materially less favorable to the Company than the terms of that certain Amended Confidentiality Information, Standstill and Nondisclosure

               Agreement, dated July 3, 2007, among the Company, Appaloosa and Harbinger Fund, as it may be amended from time to time) or taken any action to seek any Bankruptcy Court approval relating to, any Alternate Transaction (an "ALTERNATE TRANSACTION AGREEMENT"). For the purpose of this Agreement, an "ALTERNATE TRANSACTION" means any plan, proposal, offer or transaction that is inconsistent with this Agreement, the Preferred Term Sheet, the Plan Terms and the GM Settlement or the Plan, other than a Chapter 7 liquidation.

          (vi) Change of Recommendation. There shall not have been a Change of Recommendation. For purposes of this Agreement, a "CHANGE OF RECOMMENDATION" shall mean, (i) the Company or its board of directors or any committee thereof shall have withheld, withdrawn, qualified or modified (or resolved or proposed to withhold, withdraw, qualify or modify), in a manner adverse to the Investors, its approval or recommendation of this Agreement, the Preferred Term Sheet, the Plan Terms, the GM Settlement or the Plan or the transactions contemplated hereby or thereby or
               (ii) the Company or its board of directors or any committee thereof shall have approved or recommended, or proposed to approve or recommend (including by filing any pleading or document with the Bankruptcy Court), any Alternate Transaction.

          (vii) Confirmation Order. The Confirmation Order approving the Plan shall have been entered by the Bankruptcy Court and such order shall be non-appealable, shall not have been appealed within ten calendar days of entry or, if such order is appealed, shall not have been stayed pending appeal, and there shall not have been entered by any court of competent jurisdiction any reversal, modification or vacation, in whole or in part, of such order (the "CONFIRMATION ORDER"); provided, that the absence of a stay pending appeal shall be considered for purposes of determining whether the foregoing condition has been satisfied only if ADAH concludes, in its reasonable discretion, that the appeal would be rendered moot under the doctrine of "equitable mootness" as a result of the occurrence of the Effective Date.

          (viii) [Reserved]

          (ix) Conditions to Effective Date. The conditions to the occurrence of the Effective Date of the Confirmed Plan shall have been satisfied or waived by the Company and ADAH in accordance with the Plan.

          (x) Rights Offering Registration Statement. The Rights Offering Registration Statement shall be effective not later than the Rights Distribution Date and no stop order shall have been entered by the Commission with respect thereto.

          (xi) Rights Offering. The Rights Offering shall have been conducted in all material respects in accordance with this Agreement and the Disclosure Statement and the Expiration Time shall have occurred.

          (xii) Purchase Notice. Each of the Investors shall have received a Purchase Notice from the Company, dated as of the Determination Date, certifying as to the number of Unsubscribed Shares to be purchased or a Satisfaction Notice.

          (xiii) Antitrust Approvals. All terminations or expirations of waiting periods imposed by any governmental or regulatory authority necessary for the consummation of the transactions contemplated by this Agreement, including under the HSR Act and any comparable regulations in any foreign jurisdiction, shall have occurred and all other notifications, consents, authorizations and approvals required to be made or obtained from any competition or antitrust authority shall have been made or obtained for the transactions contemplated by this Agreement.

          (xiv) Consents. All other governmental and third party notifications, filings, consents, waivers and approvals required for the consummation of the transactions contemplated by this Agreement, the Preferred Term Sheet, the Plan Terms and the Plan shall have been made or received.

          (xv) No Legal Impediment to Issuance. No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any federal, state or foreign governmental or regulatory authority, and no judgment, injunction, decree or order of any federal, state or foreign court shall have been issued, that prohibits the implementation of the Plan or the Rights Offering or the transactions contemplated by this Agreement, the Preferred Term Sheet, the Plan Terms and the GM Settlement.

          (xvi) Representations and Warranties. The representations and warranties of Company contained in this Agreement shall be true and correct (disregarding all qualifications and exceptions contained therein relating to materiality, Material Adverse Effect or similar qualifications, other than such qualifications contained in Sections 3(i) and 3(j)) as of the Disclosure Letter Delivery Date and as of the Closing Date with the same effect as if made on and as of the Disclosure Letter Delivery Date and the Closing Date (except for representations and warranties made as of a specified date, which shall be true and correct only as of the specified date), except where the failure to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect, other than with respect to the representations in Sections 3(b), 3(c), 3(d), 3(e) and 3(m)(ii) and 3(oo), which shall be true and correct in all respects. The representations and warranties of each Investor (other than the Investor asserting the failure of this condition) contained in this Agreement and in any other document delivered pursuant to this Agreement shall be true and correct (disregarding all qualifications and exceptions contained therein relating to materiality or material adverse effect on the Investor's performance of its obligations or similar qualifications) as of the Disclosure Letter Delivery Date and as of the Closing Date with the same effect as if made on the Disclosure Letter Delivery Date and the Closing Date (except for the representations and warranties made as of a specified date which shall be true and correct only as of such specified date); except where the failure to be so true and correct, individually or in the aggregate, has not and would not reasonably be expected, to prohibit, materially delay or materially and adversely impact the Investor's performance of its obligations under this Agreement.

          (xvii) Covenants. The Company and each Investor (other than the Investor asserting the failure of this condition) shall have performed and complied with all of its covenants and agreements contained in this Agreement and in any other document delivered pursuant to this Agreement (including in any Transaction Agreement) in all material respects through the Closing Date.

          (xviii) [Reserved]

          (xix) Financing. The Company shall have received the proceeds of the Debt Financings and the Rights Offering that, together with the proceeds of the sale of the Investor Shares, are sufficient to fund fully the transactions contemplated by this Agreement, the Preferred Term Sheet, the Plan Terms, the GM Settlement (to the extent the Company is to fund such transactions) and the Plan.

          (xx) [Reserved]

          (xxi) Management Compensation. The Company shall have (i) entered into employment agreements and other compensation arrangements with senior management of the Company relating to compensation, benefits, supplemental retirement benefits, stock options and restricted stock awards, severance and change in control provisions and other benefits on market terms (as determined by the Company's board of directors based on the advice of Watson-Wyatt and reasonably acceptable to
               ADAH); and (ii) resolved any claims of former executive officers, or executive officers that have resigned or been terminated, on terms acceptable to ADAH or otherwise ordered by the Bankruptcy Court.

          (xxii) [Reserved]

          (xxiii) [Reserved]

          (xxiv) [Reserved]

          (xxv) [Reserved]

          (xxvi) No Strike. There shall not have occurred any material strike or material labor stoppage or slowdown involving the UAW, IUE-CWA or USW at either GM or the Company or any of their respective Subsidiaries. There shall not have occurred any strike, labor stoppage or slowdown involving the UAW, IUE-CWA or USW at either Ford Motor Company or Chrysler Group (or its successors) or any of their respective subsidiaries that would have a material impact on the Investors' proposed investment in the Company.

          (xxvii) Capitalization. As of the Closing Date and giving effect to the transactions contemplated by the Plan, (i) the Company's Net Amount shall not exceed by more than $250 million the Net Amount set forth in the final Business Plan satisfying the condition with respect to the Business Plan set forth in Section 9(a)(xxviii) of this Agreement; (ii) the Company's share capital shall be consistent with the last three sentences of Section 3(d); (iii) the Company's accounts payable to trade creditors and accrued expenses shall be in amounts consistent with the final Business Plan satisfying the condition with respect to the Business Plan set forth in Section 9(a)(xxviii) of this Agreement, and shall have been incurred in the ordinary course of business consistent with past practice; and (iv) ADAH shall have received from Delphi a certificate of a senior executive officer with knowledge of the foregoing to the effect set forth in clauses (i), (ii) and (iii) with reasonably detailed supporting documentation to support such amount. "NET AMOUNT" shall mean:
               (i) the sum of (A) Indebtedness; (B) the actuarially determined amount of pension plan contributions required, pursuant to ERISA to be made by the Company to its U.S. Hourly Rate Pension Plan from and after the Closing Date through December 31, 2008; and
               (C) all other accrued or contingent liabilities

               (excluding pension and salaried OPEB liabilities on the Company's balance sheet and accounts payable and accrued expenses referred to in the preceding sentence); less (ii) the Company's cash on hand as of the Closing Date. In addition, as of the Closing Date and giving effect to the transactions contemplated by the Plan the sum of (A) and (B), less (ii), shall not exceed $7,159 million by more than $250 million. "INDEBTEDNESS" shall mean: (i) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (ii) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security,
               (iii) commitments or obligations assuring a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (iv) indebtedness described in clauses
               (i)-(iii) secured by an encumbrance on any assets or properties of the Company or any of its Subsidiaries, (v) guarantees or other contingent liabilities (including so called take-or-pay or keep-well agreements) with respect to any Indebtedness, obligation or liability of a type described in clauses (i) through (iv) above, and (vi) for clauses (i) through (iv) above, all accrued interest thereon and all penalty payments, premiums, charges, yield maintenance amounts and other expenses relating to any prepayment of any obligations related thereto. For the purpose of this Section 9(a)(xxvii) cash, Indebtedness and liabilities shall be determined in accordance with GAAP applied on a basis consistent with the Company's financial statements included in the Company SEC Documents filed prior to the date hereof, and shall be determined on the basis that all required pension plan contributions to be made by the Company or any of its Subsidiaries pursuant to any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority or any requirement of the GM Settlement any labor agreement or any other contract, agreement, arrangement or understanding prior to or contemporaneous with the Effective Time, shall have been made, whether or not they have actually been made.

          (xxviii) Plan and Material Investment Documents.

               (A) (i) The Company shall have delivered to ADAH and ADAH shall have made the determination referred to in Section 9(a)(xxviii)(B) with respect to, at each Relevant Date, (1) the Plan and any related documents, agreements and arrangements (A) the terms of which are consistent in all material respects with this Agreement, the Preferred Term Sheet, the Plan Terms and GM Settlement, (B) that provide for the release and exculpation of each Investor, its Affiliates, shareholders, partners, directors, officers, employees and advisors from any liability for participation of the transactions contemplated by the Original Agreement, this Agreement, the Original PSA, the Plan Terms and the Plan to the fullest extent permitted under applicable law (provided, that such release and exculpation shall not prohibit or impede the Company's ability to assert defenses or counterclaims in connection with or relating to the Original Agreement or the Original
                    PSA) and (C) that have conditions to confirmation and the Effective Date of the Plan (and to what extent such conditions can be waived and by whom) that are consistent with this Agreement, the Preferred Term Sheet, the Plan Terms and the GM Settlement and (2) all Material Investment Documents. The term "MATERIAL INVESTMENT DOCUMENTS" shall mean the Confirmation Order, the Disclosure Statement, the Rights Offering Registration Statement, the GM Settlement, any amendments and/or supplements to the Draft Business Plan, the Business Plan, any amendments and/or supplements to the UAW MOU, the labor agreements with the IUE-CWA and the USW, the Amended and Restated Constituent Documents, the Series A Certificate of Designations, the Series B Certificate of Designations, the Shareholders Agreement, the Registration Rights Agreement, the Transaction Agreements and any amendments and/or supplements to the foregoing. The term "RELEVANT DATE" shall mean the Disclosure Statement Filing Date, the Disclosure Statement Approval Date, the date of issuance of the Confirmation Order and the Closing Date.

                    (ii) With respect to any Material Investment Document entered into in satisfaction of the condition set forth in
                    Section 9(a)(xxviii), and the UAW MOU, at each Relevant Date
                    (i) such Material Investment Document, or the UAW MOU, as the case may be, shall have been ratified by the union membership (but only with respect to the labor agreements with IUE-CWA and USW) and shall remain in full force and effect and shall not have been rescinded, terminated, challenged or repudiated by any party thereto and (ii) the parties to such Material Investment Document and the UAW MOU, as the case may be, shall have performed and complied with all of their respective covenants and agreements contained in such agreement in all material respects through the Closing Date. The Business Plan satisfying the condition with respect to the Business Plan set forth in this Section 9(a)(xxviii) shall not have been rescinded or repudiated in any material respect by the Company or its Board of Directors.

               (B) With respect to the documents referred to in Section 9(a)(xxviii)(A)(i) (other than the GM Settlement), ADAH shall have determined that it is reasonably satisfied with the terms thereof to the extent such terms would have a material impact on the Investors' proposed investment in the Company; provided, that with respect to the GM Settlement ADAH shall have determined that it is satisfied with the GM Settlement in its reasonable discretion taking into account whether it has a material impact on the Investors' proposed investment in the Company and other relevant factors.

               (C) The conditions referred to in clause (A) above shall be deemed to have been conclusively satisfied without further action by any Party unless:

                    (1) with respect to the Plan, any related documents, agreements and arrangements and any Material Investment Documents, in each case delivered to ADAH by the Company prior to the Disclosure Statement Filing Date, ADAH shall have delivered (and have not withdrawn) a written deficiency notice to the Company reasonably asserting with reasonable specificity that such condition was not satisfied prior to the Disclosure Statement Approval Date, and the Company shall not have cured such deficiency within twenty (20) days of the Company's receipt of such notice (the "CURE PERIOD");

                    (2) with respect to any amendments or supplements to the Plan, any related documents, agreements and arrangements, or any Material Investment Documents delivered to ADAH by the Company occurring after the Disclosure Statement Filing Date and prior to the Disclosure Statement Approval Date, ADAH has delivered (and has not withdrawn), a written deficiency notice to the Company reasonably asserting with reasonable specificity that such condition was not satisfied prior to the Disclosure Statement Approval Date, and the Company shall not have cured such deficiency during the Cure Period;

                    (3) with respect to any amendments or supplements to the Plan, any related documents, agreements and arrangements, or any Material Investment Documents delivered to ADAH by the Company after the Disclosure Statement Approval Date and prior to the date of issuance of the Confirmation Order, ADAH has delivered (and has not withdrawn) a written deficiency notice to the Company asserting with reasonable specificity that such condition was not satisfied prior to the date of issuance of the Confirmation Order, and the

                         Company shall not have cured such deficiency during the Cure Period; and

                    (4) with respect to any amendments or supplements to the Plan, any related documents, agreements and arrangements, or any Material Investment Documents delivered to ADAH by the Company after the date of issuance of the Confirmation Order and prior to the Closing Date, ADAH has delivered (and has not withdrawn), within five Business Days of delivery by the Company of the final form of such document accompanied by a written request for approval of such documents, a written deficiency notice to the Company reasonably asserting with reasonable specificity that such condition is not satisfied and the Company shall not have cured such deficiency during the Cure Period.

               (D) The Company shall have delivered, and ADAH shall have accepted, a Disclosure Letter in accordance with Section 5(s).

     (b) All or any of the conditions set forth in Section 9(a) may be waived in whole or in part with respect to all Investors by ADAH in its sole discretion.

     (c) The obligation of the Company to issue and sell the Investor Shares are subject to the following conditions, provided that the failure of a condition set forth in Sections 9(c)(vii) through (x) to be satisfied may not be asserted by the Company if such failure results from the failure of the Company to fulfill an obligation hereunder:

          (i) Approval Order. The Approval Order shall have become a Final Approval Order.

          (ii) Antitrust Approvals. All terminations or expirations of waiting periods imposed by any governmental or regulatory authority necessary for the consummation of the transactions contemplated by this Agreement, including under the HSR Act and any comparable regulations in any foreign jurisdiction, shall have occurred and all other notifications, consents, authorizations and approvals required to be made or obtained from any competition or antitrust authority shall have been made or obtained for the transactions contemplated by this Agreement.

          (iii) No Legal Impediment to Issuance. No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any federal, state or foreign governmental or regulatory authority, and no judgment, injunction, decree or order of any federal, state or foreign court shall have been issued, that prohibits the implementation of the Plan or the Rights Offering or the transactions contemplated by this Agreement, the Preferred Term Sheet, the Plan Terms and the GM Settlement.

          (iv) Representations and Warranties. The representations and warranties of each Investor, each Related Purchaser and each Ultimate Purchaser to the Company contained in this Agreement or pursuant to Sections 2(a), 2(b) or 2(k) shall be true and correct (disregarding all qualifications and exceptions contained therein relating to materiality or material adverse effect on the Investor's performance of its obligations or similar qualifications) as of the Disclosure Letter Delivery Date and as of the Closing Date with the same effect as if made on the Disclosure Letter Delivery Date and the Closing Date (except for the representations and warranties made as of a specified date, which shall be true and correct only as of such specified date), except with respect to the Investors' representations in all Sections other than Sections 4(b) and 4(c) where the failure to be so true and correct, individually or in the aggregate, has not and would not reasonably be expected, to prohibit, materially delay or materially and adversely impact the Investor's performance of its obligations under this Agreement.

          (v) Covenants. Each Investor shall have performed and complied with all of its covenants and agreements contained in this Agreement and in any other document delivered pursuant to this Agreement (including in any Transaction Agreement) in all material respects through the Closing Date.

          (vi) Bankruptcy Court Approval. This Agreement shall have been approved by the Bankruptcy Court and the approval of the Bankruptcy Court shall not have been modified, amended or withdrawn in any manner adverse to the Company.

          (vii) Confirmation Order. The Confirmation Order approving the Plan shall have been entered by the Bankruptcy Court and such order shall be non-appealable, shall not have been appealed within ten calendar days of entry or, if such order is appealed, shall not have been stayed pending appeal, and there shall not have been entered by any court of competent jurisdiction any reversal, modification or vacation, in whole or in part, of such order; provided, that the absence of a stay pending appeal shall be considered for purposes of determining whether the foregoing condition has been satisfied only if the Company concludes, in its sole discretion, that the appeal would be rendered moot under the doctrine of "equitable mootness" as a result of the occurrence of the Effective Date.

          (viii) Conditions to Effective Date. The conditions to the occurrence of the Effective Date of the Confirmed Plan shall have been satisfied or waived by the Company and ADAH in accordance with the Plan.

          (ix) Rights Offering. The Rights Offering shall have been conducted in all material respects in accordance with this Agreement and the Disclosure Statement and the Expiration Time shall have occurred.

          (x) Financing. The Company shall have received the proceeds of the Debt Financings and the Rights Offering that, together with the proceeds of the sale of the Investor Shares, are sufficient to fund fully the transactions contemplated by this Agreement, the Preferred Term Sheet, the Plan Terms, the GM Settlement (to the extent the Company is to fund such transactions) and the Plan.

     (d) All of the conditions set forth in Section 9(c) may be waived in whole or in part by the Company in its sole discretion.

10.   Indemnification and Contribution.

     (a) Whether or not the Rights Offering is consummated or this Agreement is terminated or the transactions contemplated hereby or the Plan are consummated, the Company (in such capacity, the "INDEMNIFYING PARTY") shall indemnify and hold harmless each Investor and the Ultimate Purchasers, their respective Affiliates and their respective officers, directors, employees, agents and controlling persons (each, an "INDEMNIFIED PERSON") from and against any and all losses, claims, damages, liabilities and reasonable expenses, joint or several, arising out of circumstances existing on or prior to the Closing Date ("LOSSES") to which any such Indemnified Person may become subject arising out of or in connection with any claim, challenge, litigation, investigation or proceeding ("PROCEEDINGS") instituted by a third party with respect to the Rights Offering, this Agreement or the other Transaction Documents, the Rights Offering Registration Statement, any Preliminary Rights Offering Prospectus, the Rights Offering Prospectus, any Issuer Free Writing Prospectus, the Investment Decision Package, the Resale Registration Documents, any amendment or supplement thereto or the transactions contemplated by any of the foregoing and shall reimburse such Indemnified Persons for any reasonable legal or other reasonable out-of-pocket expenses as they are incurred in connection with investigating, responding to or defending any of the foregoing; provided that the foregoing indemnification will not apply to Losses (i) arising out of or in connection with any Proceedings between or among any one or more Indemnified Persons, Related Purchasers and/or Ultimate Purchasers, any Additional Investor Agreement or the failure of such Indemnified Person to comply with the covenants and agreements contained in this Agreement with respect to the sale or placement of Investor Shares; or (ii) to the extent that they resulted from (a) any breach by such Indemnified Person of this Agreement, (b) gross negligence, bad faith or willful misconduct on the part of such Indemnified Person or (c) statements or omissions in the Rights Offering Registration Statement, any Preliminary Rights Offering Prospectus, the Rights Offering Prospectus, any Issuer Free Writing Prospectus, the Resale Registration Documents or any amendment or supplement thereto made in reliance upon or in conformity with information relating to such Indemnified Person furnished to the Company in writing by or on behalf of such Indemnified Person expressly for use in the Rights Offering Registration Statement, any Rights Offering Preliminary Prospectus, the Rights Offering Prospectus, any Issuer Free Writing Prospectus, the Resale Registration Documents or any amendment or supplement thereto. If for any reason the foregoing indemnification is unavailable to any Indemnified Person or insufficient to hold it harmless, then the Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Person as a result of such Losses in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnifying Party on the one hand and such Indemnified Person on the other hand but also the relative fault of the Indemnifying Party on the one hand and such Indemnified Person on the other hand as well as any relevant equitable considerations. It is hereby agreed that the relative benefits to the Indemnifying Party on the one hand and all Indemnified Persons on the other hand shall be deemed to be in the same proportion as (i) the total value received or proposed to be received by the Company pursuant to the sale of the Shares and the Investor Shares contemplated by this Agreement bears to (ii) the Commitment Fees paid or proposed to be paid to the Investors. The indemnity, reimbursement and contribution obligations of the Indemnifying Party under this Section 10 shall be in addition to any liability that the Indemnifying Party may otherwise have to an Indemnified Person and shall bind and inure to the benefit of any successors, assigns, heirs and personal representatives of the Indemnifying Party and any Indemnified Person.

     (b) Promptly after receipt by an Indemnified Person of notice of the commencement of any Proceedings with respect to which the Indemnified Person may be entitled to indemnification hereunder, such Indemnified Person will, if a claim is to be made hereunder against the Indemnifying Party in respect thereof, notify the Indemnifying Party in writing of the commencement thereof; provided that (i) the omission so to notify the Indemnifying Party will not relieve the Indemnifying Party from any liability that it may have hereunder except to the extent it has been materially prejudiced by such failure and (ii) the omission so to notify the Indemnifying Party will not relieve it from any liability that it may have to an Indemnified Person otherwise than on account of this Section 10. In case any such Proceedings are brought against any Indemnified Person and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled to participate therein, and, to the extent that it may elect by written notice delivered to such Indemnified Person, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Person; provided that if the defendants in any such Proceedings include both such Indemnified Person and the Indemnifying Party and such Indemnified Person shall have concluded that there may be legal defenses available to it that are different from or additional to those available to the Indemnifying Party, such Indemnified Person shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such Proceedings on behalf of such Indemnified Person. Upon receipt of notice from the Indemnifying Party to such Indemnified Person of its election so to assume the defense of such Proceedings and approval by such Indemnified Person of counsel, the Indemnifying Party shall not be liable to such Indemnified Person for expenses incurred by such Indemnified Person in connection with the defense thereof (other than reasonable costs of investigation) unless (i) such Indemnified Person shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the next preceding sentence (it being understood, however, that the Indemnifying Party shall not be liable for the expenses of more than one separate counsel in any jurisdiction, approved by the Investors, representing the Indemnified Persons who are parties to such Proceedings), (ii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to such Indemnified Person to represent such Indemnified Person within a reasonable time after notice of commencement of the Proceedings or
          (iii) the Indemnifying Party shall have authorized in writing the employment of counsel for such Indemnified Person.

     (c) The Indemnifying Party shall not be liable for any settlement of any Proceedings effected without its written consent (which consent shall not be unreasonably withheld). If any settlement of any Proceeding is consummated with the written consent of the Indemnifying Party or if there is a final judgment for the plaintiff in any such Proceedings, the Indemnifying Party agrees to indemnify and hold harmless each Indemnified Person from and against any and all Losses by reason of such settlement or judgment in accordance with, and subject to the limitations of, the provisions of this Section 10. Notwithstanding anything in this Section 10 to the contrary, if at any time an Indemnified Person shall have requested the Indemnifying Party to reimburse such Indemnified Person for legal or other expenses aggregating in excess of $250,000 in connection with investigating, responding to or defending any Proceedings in connection with which it is entitled to indemnification or contribution pursuant to this
          Section 10, the Indemnifying Party shall be liable for any settlement of any Proceedings effected without its written consent if (i) such settlement is entered into more than (x) 60 days after receipt by the Indemnifying Party of such request for reimbursement and (y) 30 days after receipt by the Indemnified Person of the material terms of such settlement and (ii) the Indemnifying Party shall not have reimbursed such Indemnified Person in accordance with such request prior to the date of such settlement. The Indemnifying Party shall not, without the prior written consent of an Indemnified Person (which consent shall not be unreasonably withheld), effect any settlement of any pending or threatened Proceedings in respect of which indemnity has been sought hereunder by such Indemnified Person unless (i) such settlement includes an unconditional release of such Indemnified Person in form and substance satisfactory to such Indemnified Person from all liability on the claims that are the subject matter of such Proceedings and (ii) such settlement does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.

     (d)  All amounts paid by the Company to an Indemnified Person under this
          Section 10 shall, to the extent the transactions contemplated hereby or the Plan are consummated and to the extent permitted by applicable law, be treated as adjustments to Purchase Price for all Tax purposes.

11.   Survival of Representations and Warranties, Etc.

     (a) The representations and warranties made in this Agreement shall not survive the Closing Date. Other than Sections 2(b), 2(c), 2(e), 2(h), 2(i), 2(j), 2(k), 5(d), 5(e), 5(f), 5(j), 5(k), 5(l), 5(m), 10, 11,
          13, 14, 15, 16, 18 and 20, which shall survive the Closing Date in accordance with their terms (except Section 5(l) which shall survive for 90 days following the Closing Date), the covenants contained in this Agreement shall not survive the Closing Date.

     (b) Other than with respect to Sections 2(h), 2(i) and 2(j) and Sections 10 through 18, which shall continue and survive any termination of this Agreement, (i) none of the Investors may assert any claim against the Company (both as Debtors-in-possession or the reorganized Debtors), and the Company (both as Debtors-in-possession or the reorganized Debtors), may not assert any claim against any Investor, in either case, arising from this Agreement other than for willful breach, and (ii) the Investors hereby release the Company (both as Debtors-in-possession and the reorganized Debtors) from any such claims, and the Company (both as Debtors-in-possession or the reorganized Debtors) hereby releases the Investors from any such claims. Notwithstanding the foregoing (w) the aggregate liability of all of the Investors under this Agreement for any reason (under any legal theory), including for any willful breach, for any act or omission occurring on or prior to the Disclosure Statement Approval Date shall not exceed $100 million, (x) the aggregate liability of all of the Investors under this Agreement for any reason (under any legal theory), including for any willful breach, for any act or omission occurring after the Disclosure Statement Approval Date shall not exceed $250 million, (y) the aggregate liability of all of the Debtors under this Agreement for any reason (under any legal theory), including for any willful breach, for any act or omission occurring on or prior to the Disclosure Statement Approval Date shall not exceed $100 million, and (z) the aggregate liability of all of the Debtors under this Agreement for any reason (under any legal theory), including for any willful breach, for any act or omission occurring after the Disclosure Statement Approval Date shall not exceed $250 million. Notwithstanding the foregoing, nothing contained in this
          Section 11(b) shall limit the liability of the Company for any

          Transaction Expenses pursuant to Section 2(j) or 12(g). The Investors and the Company acknowledge that such liability under subclauses (w) and (x) shall be on a several and not joint basis with respect to any willful breach occurring on or prior to the Disclosure Statement Filing Date. The Investors and the Company acknowledge and agree that such liability under subclauses (w) and (x) shall be on a joint and several basis with respect to any willful breach occurring after the Disclosure Statement Filing Date; provided, that the aggregate liability of Harbinger shall not exceed $38,944,000, the aggregate liability of Merrill shall not exceed $16,358,805, the aggregate liability of UBS shall not exceed $16,358,805, the aggregate liability of GS shall not exceed $39,215,500 and the aggregate liability of Pardus shall not exceed $33,593,000. Subject to the terms, conditions and limitation set forth in this Section 11(b), (i) the joint and several obligations referred to in the immediately preceding sentence mean that each Investor (an "ASSUMING INVESTOR") assumes liability on a joint and several basis for any willful breach of this Agreement by any other Investor (a "BREACHING INVESTOR"), whether or not the Assuming Investor has breached this Agreement or is in any way responsible for such willful breach by the Breaching Investor and (ii) the Assuming Investors' obligations shall be a commitment to assure payment, not collection. Under no circumstances shall any Investor be liable to the Company (as Debtors-in-possession or reorganized Debtors) for any punitive damages under this Agreement or any Equity Commitment Letter. Under no circumstances shall the Company (both as Debtors-in-possession and reorganized Debtors) be liable to any Investor for any punitive damages under this Agreement.

12. Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:

     (a)  by mutual written consent of the Company and ADAH;

     (b) by any Investor if any of the Chapter 11 Cases shall have been dismissed or converted to a case under chapter 7 of the Bankruptcy Code, or an interim or permanent trustee shall be appointed in any of the Chapter 11 Cases, or a responsible officer or an examiner with powers beyond the duty to investigate and report (as set forth in Sections 1106(a)(3) and (4) of the Bankruptcy Code) shall be appointed in any of the Chapter 11 Cases;

     (c) by any party to this Agreement if any statute, rule, regulation or order shall have been enacted, adopted or issued by any federal, state or foreign governmental or regulatory authority or any judgment, injunction, decree or order of any federal, state or foreign court shall have become final and non-appealable, that prohibits the implementation of the Plan or the Rights Offering or the transactions contemplated by this Agreement, the Preferred Term Sheet, the Plan Terms or the GM Settlement;

     (d)  by ADAH upon written notice to the Company and each other Investor:

          (i) if the Approval Order has not become a Final Approval Order on or prior to the earlier of (A) the tenth (10th) day after the Bankruptcy Court enters the Approval Order, or, if such day is not a Business Day, the next Business Day and (B) August 16, 2007; provided, that notice of termination pursuant to this
               Section 12(d)(i) must be given on or prior to August 31, 2007;

          (ii) at any time prior to the last date established by the Bankruptcy Court for the filing of objections to the Disclosure Statement, if the Company shall not have delivered a Disclosure Letter as contemplated by Section 5(s) on or prior to the tenth (10th) Business Day preceding the Disclosure Statement Filing Date or shall have delivered a Disclosure Letter which shall not have satisfied the condition with respect to the Disclosure Letter in accordance with Section 9(a)(xxviii).

          (iii) on or after March 31, 2008 (such date, being the "CLOSING DATE OUTSIDE DATE"); provided that the Closing Date has not occurred by such date;

          (iv) on or after January 31, 2008 (such date, being the "DISCLOSURE STATEMENT OUTSIDE DATE"); provided that, in either case, the Disclosure Statement has not been filed for approval with the Bankruptcy Court by such date;

          (v) if the Company or any Investor shall have breached any provision of this Agreement, which breach would cause the failure of any condition set forth in Section 9(a)(xvi) or (xvii) hereof to be satisfied, which failure cannot be or has not been cured on the earliest of (A) the tenth (10th) Business Day after the giving of written notice thereof to the Company or such Investor by any Investor and (B) the third (3rd) Business Day prior to the Closing Date Outside Date; provided, that the right to terminate this Agreement under this Section 12(d)(v) shall not be available to any Investor whose breach is the cause of the failure of the condition in Section 9(a)(xvi) or (xvii) to be satisfied; provided, further, that the right to terminate under this Section 12(d)(v) shall not be available as a result of a breach of
               Section 5(o) to the extent, and only to the extent, that the circumstances giving rise to the breach of Section 5(o) previously gave rise to a termination right under Section 12(d)(vii) and ADAH did not exercise such termination right under
               Section 12(d)(vii) by the end of the twenty (20) day period referred to therein;

          (vi) (A) there shall have been a Change of Recommendation or (B) the Company shall have entered into an Alternate Transaction Agreement; or

          (vii) for a period of twenty (20) days following the Cure Period if ADAH has delivered a deficiency notice in accordance with Section 9(a)(xxviii)(C) and the condition set forth in Section 9(a)(xxviii) shall not have been satisfied at the end of the Cure Period;

               provided, that notwithstanding anything in the foregoing to the contrary, any Investor other than ADAH shall be entitled to terminate this Agreement as to itself (but not as to any other party) at any time on or after June 30, 2008 (a "LIMITED TERMINATION");

     (e)  [Reserved]

     (f)  by the Company upon written notice to each Investor:

          (i) subject to the establishment of Alternative Financing in accordance with Section 2(b), if any Investor shall have breached any provision of this Agreement, which breach would cause the failure of any condition set forth in Section 9(c)(iv) or (v) hereof to be satisfied, which failure cannot be or has not been cured on the earliest of (A) the tenth (10th) Business Day after the giving of written notice thereof to the Investors by the Company and (B) the third (3rd) Business Day prior to the Closing Date Outside Date;

          (ii) if the Company enters into any Alternate Transaction Agreement; provided, that the Company may only terminate this Agreement under the circumstances set forth in this Section 12(f)(ii) if:
               (x) the Company's board of directors has determined in good faith, after having consulted with its outside legal counsel and its independent financial advisors, that such Alternate Transaction is a Superior Transaction and the failure to enter into such an Alternate Transaction Agreement would result in a breach of the applicable fiduciary duties of the board of directors, (y) before taking such action the Company has given the Investors at least ten (10) Business Days' (or, in the event of any Alternate Transaction that has been materially revised or modified, at least five (5) Business Days') prior written notice (the "CONSIDERATION PERIOD") of the terms of such Alternate Transaction and of its intent to take such action, and, during the Consideration Period, the Company has, if requested by any Investor, engaged in good faith negotiations regarding any revisions to this Agreement, the Plan or any other agreement or document proposed by

               ADAH and again has determined in good faith, after consultation with its outside legal counsel and its independent financial advisors, that such Alternate Transaction remains a Superior Transaction and (z) prior to or contemporaneously with such termination the Company shall pay to the Investors the Alternate Transaction Fee;

          (iii) on or after March 31, 2008; provided, that the Closing Date has not occurred by such date; or

          (iv) in accordance with Section 5(t).

          For the purposes of this Section 12(f), a "SUPERIOR TRANSACTION" shall mean an Alternate Transaction, which the board of directors of the Company, after consultation with its outside legal counsel and its independent financial advisors, determines in good faith to be more favorable to the bankruptcy estate of the Company than the transactions contemplated by this Agreement, the Preferred Term Sheet, the Plan Terms and the Plan, taking into account, all legal, financial, regulatory and other aspects of such Alternate Transaction, the likelihood of consummating the Alternate Transaction, the likely consummation date of the Alternate Transaction and the identity of the parties or proposed parties to such Alternate Transaction and after taking into account any revisions to the terms of this Agreement, the Plan and/or any other agreement or document proposed during the Consideration Period.

     (g) In addition to any other rights or remedies any Investor may have under this Agreement (for breach or otherwise), the Company shall pay a fee of $82,500,000 (the "ALTERNATE TRANSACTION FEE") to the Investors in such proportions as are set forth on Schedule 2 hereto, and, in any case, the Company shall pay to the Investors any Transaction Expenses and any other amounts certified by the Investors to be due and payable hereunder that have not been paid theretofore if this Agreement is terminated pursuant to one of the following:

          (i)  pursuant to (x) Section 12(d)(vi)(B) or (y) Section 12(f)(ii);

          (ii) pursuant to Section 12(d)(vi)(A) and, within the twenty-four (24) month period following the date of such termination, an Alternate Transaction Agreement is entered into or an Alternate Transaction is consummated;

          (iii) pursuant to Section 12(d)(v) based on a willful breach by the Company and within the twenty-four (24) month period following the date of such termination, an Alternate Transaction Agreement is entered into or an Alternate Transaction is consummated.

          Payment of the amounts due under this Section 12(g) will be made (i) no later than the close of business on the next Business Day following the date of such termination in the case of a payment pursuant to
          Section 12(g)(i)(x), (ii) prior to or contemporaneously with such termination by the Company in the case of a payment pursuant to
          Section 12(g)(i)(y) and (iii) prior to or contemporaneously with the entry into an Alternate Transaction Agreement or the consummation of an Alternate Transaction in the case of a payment pursuant to Sections 12(g)(ii) or (iii). Under no circumstances shall the Company be required to pay more than one Alternate Transaction Fee plus Transaction Expenses. The provision for the payment of the Alternate Transaction Fee is an integral part of the transactions contemplated by this Agreement and without this provision the Investors would not have entered into this Agreement and shall constitute an allowed administrative expense of the Company under Section 503(b)(1) and 507(a)(1) of the Bankruptcy Code.

     (h) Upon termination under this Section 12, all rights and obligations of the parties under this Agreement shall terminate without any liability of any party to any other party except that (x) nothing contained herein shall release any party hereto from liability for any willful breach and (y) the covenants and agreements made by the parties herein in Sections 2(h), 2(i) and 2(j), and Sections 10 through 18 will survive indefinitely in accordance with their terms.

13. Notices. All notices and other communications in connection with this Agreement will be in writing and will be deemed given if delivered personally, sent via electronic facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as will be specified by like notice):

          (a)  If to:

               A-D Acquisition Holdings, LLC
               c/o Appaloosa Management L.P.
               26 Main Street
               Chatham, New Jersey 07928
               Facsimile: (973) 701-7055
               Attention: James Bolin

               with a copy to:

               White & Case LLP
               Wachovia Financial Center
               200 South Biscayne Boulevard

               Suite 4900
               Miami, Florida 33131-2352
               Facsimile: (305) 358-5744/5766
               Attention: Thomas E. Lauria

               White & Case LLP
               1155 Avenue of the Americas
               New York, New York 10036-2787
               Facsimile: (212) 354-8113
               Attention: John M. Reiss
               Gregory Pryor

          (b)  If to:

               Harbinger Del-Auto Investment Company, Ltd.
               c/o Harbinger Capital Partners Offshore Manager, LLC 555 Madison Avenue, 16th Floor
               New York, NY 10022
               Attn: Philip A. Falcone

               with a copy to:

               Harbert Management Corp.
               One Riverchase Parkway South
               Birmingham, AL 35244
               Facsimile: (205) 987-5505
               Attention: General Counsel

               with a copy to:

               White & Case LLP
               Wachovia Financial Center
               200 South Biscayne Boulevard
               Suite 4900
               Miami, Florida 33131-2352
               Facsimile: (305) 358-5744/5766
               Attention: Thomas E. Lauria

               White & Case LLP
               1155 Avenue of the Americas
               New York, New York 10036-2787
               Facsimile: (212) 354-8113
               Attention: John M. Reiss
                          Gregory Pryor

               with a copy to:

               Kaye Scholer LLP
               425 Park Avenue
               New York, NY 10022-3598
               Facsimile: (212) 836-8689
               Attention: Benjamin Mintz and Lynn Toby Fisher

          (c)  If to:

               Merrill Lynch, Pierce, Fenner & Smith Incorporated. 4 World Financial Center
               New York, New York 10080
               Facsimile: (212) 449-0769
               Attention: Robert Spork / Rick Morris

               with a copy to:
               Paul, Weiss, Rifkind, Wharton & Garrison LLP
               1285 Avenue of the Americas
               New York, New York 10019-6064
               Facsimile: (212) 757-3990
               Attention: Andrew N. Rosenberg

          (d)  If to:

               UBS Securities LLC
               299 Park Avenue
               New York, New York 10171
               Facsimile: (212) 821-3008 / (212) 821-4042
               Attention: Steve Smith / Osamu Watanabe

               with a copy to:

               Cleary Gottlieb Steen & Hamilton LLP
               One Liberty Plaza
               New York, New York 10006
               Facsimile: (212) 225-3999
               Attention: Leslie N. Silverman

          (e)  If to:

               Goldman Sachs & Co
               1 New York Plaza
               New York, NY 10004
               Facsimile: (212) 823-0145
               Attention: David Mullen / Tom Wagner

               with a copy to:

               Goldman Sachs & Co.
               1 New York Plaza
               New York, NY 10004
               Facsimile: (212) 428-4769
               Attention: Sandip Khosla

               with a copy to:

               Sullivan & Cromwell
               125 Broad Street
               New York, NY 10004
               Facsimile: (212) 558-3588
               Attention: Robert Reeder

          (f)  If to:

               Pardus DPH Holding LLC
               590 Madison Avenue
               Suite 25E
               New York, NY 10022
               Facsimile: (212) 381-7771
               Attention: Timothy Bass

               with a copy to:

               Willkie Farr & Gallagher LLP
               787 Seventh Avenue
               New York, N.Y. 10019-6099
               Facsimile: (212) 728-8111
               Attention: Rachel C. Strickland
                          Morgan D. Elwyn

          (g)  If to the Company, to:

               Delphi Corporation
               5725 Delphi Drive
               Troy, Michigan 48098
               Attention: John Sheehan - Facsimile: (248) 813-2612
                          David Sherbin / Sean Corcoran -
                          Facsimile: (248) 813-2491

               with a copy to:

               Skadden, Arps, Slate, Meagher & Flom LLP
               Four Times Square
               New York, New York 10036
               Facsimile: (212) 735-2000/1
               Attention: Eric L. Cochran
                          Marie L. Gibson

               and

               Skadden, Arps, Slate, Meagher & Flom LLP
               333 West Wacker Drive
               Chicago, IL 60606
               Facsimile: (312) 407-0411
               Attention: John Wm. Butler, Jr.
                          George Panagakis

14. Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement will be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other parties, except to an Ultimate Purchaser or to a Related Purchaser pursuant to Sections 2(a), 2(b) and 2(k). Notwithstanding the previous sentence, subject to the provisions of Sections 2(a), 2(b) and 2(k): this Agreement, or the Investors' obligations hereunder, may be assigned, delegated or transferred, in whole or in part, by any Investor to any Affiliate of such Investor over which such Investor or any of its Affiliates exercise investment authority, including, without limitation, with respect to voting and dispositive rights; provided, that any such assignee assumes the obligations of such Investor hereunder and agrees in writing to be bound by the terms of this Agreement in the same manner as such Investor. Notwithstanding the foregoing or any other provisions herein, except pursuant to an Additional Investor Agreement acceptable to the Company and ADAH no such assignment will relieve an Investor of its obligations hereunder if such assignee fails to perform such obligations. Except as provided in Section 10 with respect to the Indemnified Persons, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies under this Agreement.

15. Prior Negotiations; Entire Agreement. This Agreement (including the agreements attached as exhibits to and the documents and instruments referred to in this Agreement) constitutes the entire agreement of the parties and supersedes all prior agreements, arrangements or understandings, whether written or oral, between the parties with respect to the subject matter of this Agreement, except that the parties hereto acknowledge that any confidentiality agreements, heretofore executed among the parties will continue in full force and effect.

16. GOVERNING LAW; VENUE. THIS AGREEMENT WILL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK. THE INVESTORS HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF, AND VENUE IN, THE UNITED STATES BANKRUPTCY COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND WAIVE ANY OBJECTION BASED ON FORUM NON CONVENIENS. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

17. Counterparts. This Agreement may be executed in any number of counterparts, all of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the parties and delivered to the other party (including via facsimile or other electronic transmission), it being understood that each party need not sign the same counterpart.

18. Waivers and Amendments. This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions of this Agreement may be waived, only by a written instrument signed by all the parties or, in the case of a waiver, by the party waiving compliance, and subject, to the extent required, to the approval of the Bankruptcy Court. No delay on the part of any party in exercising any right, power or privilege pursuant to this Agreement will operate as a waiver thereof, nor will any waiver on the part of any party of any right, power or privilege pursuant to this Agreement, nor will any single or partial exercise of any right, power or privilege pursuant to this Agreement, preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Agreement. The rights and remedies provided pursuant to this Agreement are cumulative and are not exclusive of any rights or remedies which any party otherwise may have at law or in equity.

19. Adjustment to Shares. If, in accordance with the terms of this Agreement, the Company effects a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction with respect to any shares of its capital stock, references to the numbers of such shares and the prices therefore shall be equitably adjusted to reflect such change and, as adjusted, shall, from and after the date of such event, be subject to further adjustment in accordance herewith.

20. Headings. The headings in this Agreement are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.

21. Publicity. The initial press release regarding this Agreement shall be a joint press release. Thereafter, the Company and Investors each shall consult with each other prior to issuing any press releases (and provide each other a reasonable opportunity to review and comment upon such release) or otherwise making public announcements with respect to the transactions contemplated by this Agreement and the Plan, and prior to making any filings with any third party or any governmental entity (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by law or by the request of any governmental entity.

22. Knowledge; Sole Discretion. The phrase "KNOWLEDGE OF THE COMPANY" and similar phrases shall mean the actual knowledge of the Chief Restructuring Officer of the Company and such other officers as the Company and ADAH shall reasonably agree. Whenever in this Agreement any party is permitted to take an action or make a decision in its "sole discretion," the parties hereto acknowledge that such party is entitled to make such decision or take such action in such party's sole and absolute and unfettered discretion and shall be entitled to make such decision or take such action without regard for the interests of any other party and for any reason or no reason whatsoever. Each party hereto acknowledges, and agrees to accept, all risks associated with the granting to the other parties of the ability to act in such unfettered manner.

                            [SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                        DELPHI CORPORATION


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        A-D ACQUISITION HOLDINGS, LLC


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        HARBINGER DEL-AUTO INVESTMENT COMPANY,
                                        LTD.

                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        MERRILL LYNCH, PIERCE, FENNER & SMITH
                                        INCORPORATED


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

                                        UBS SECURITIES LLC


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        GOLDMAN SACHS & CO.


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        PARDUS DPH HOLDING LLC


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

                                                                      SCHEDULE 1

Defined Term                                       Section
------------                                       -------
ADAH............................................   Preamble
Additional Investor Agreement...................   Section 2 (k)
Affiliate.......................................   Section 2 (a)
Agreement.......................................   Preamble
Alternate Transaction...........................   Section 9 (a)(v)
Alternate Transaction Agreement.................   Section 9 (a)(v)
Alternate Transaction Fee.......................   Section 12 (g)
Alternative Financing...........................   Section 2 (b)
Amended and Restated Constituent Documents......   Section 8 (c)
Appaloosa.......................................   Recitals
Approval Motion.................................   Recitals
Approval Order..................................   Recitals
Arrangement Fee.................................   Section 2 (h)(iii)
Assuming Investor...............................   Section 11 (b)
Available Investor Shares.......................   Section 2 (b)
Bankruptcy Code.................................   Recitals
Bankruptcy Court................................   Recitals
Bankruptcy Rules................................   Section 3 (b)(i)
Breaching Investor..............................   Section 11 (b)
Business Day....................................   Section 1 (c)(iii)
Business Plan...................................   Section 5 (s)
Capital Structure Date..........................   Section 3 (d)
Cerberus........................................   Recitals
Change of Recommendation........................   Section 9 (a)(vi)
Chapter 11 Cases................................   Recitals
Closing Date....................................   Section 2 (d)
Closing Date Outside Date.......................   Section 12 (d)(iii)
Code............................................   Section 3 (z)(ii)
Commission......................................   Section 1 (c)(ii)
Commitment Fees.................................   Section 2 (h)(ii)
Commitment Parties..............................   Recitals
Company.........................................   Preamble
Company ERISA Affiliate.........................   Section 3 (z)(ii)
Company Financing Proposal......................   Section 5 (t)
Company Plans...................................   Section 3 (z)(i)
Company SEC Documents...........................   Section 3 (j)
Confirmation Order..............................   Section 9 (a)(vii)
Confirmed Plan..................................   Section 9 (a)(viii)
Consideration Period............................   Section 12 (f)(ii)
Cure Period.....................................   Section 9(a)(xxviii)(C)(1)
Debt Financing..................................   Section 5 (t)
Debtors.........................................   Recitals
Determination Date..............................   Section 1 (c)(vi)

                                                                      SCHEDULE 1
                                                                          Page 2


Defined Term                                       Section
------------                                       -------
DGCL............................................   Section 3 (oo)
Direct Subscription Shares......................   Section 2 (a)(i)
Disclosure Letter...............................   Section 3
Disclosure Letter Delivery Date.................   Section 3
Disclosure Statement............................   Section 5 (b)
Disclosure Statement Approval Date..............   Section 5 (b)
Disclosure Statement Filing Date................   Section 5 (p)
Disclosure Statement Outside Date...............   Section 12 (d)(iv)
Disinterested Director..........................   Section 8 (c)
Dolce...........................................   Recitals
Draft Business Plan.............................   Section 3 (m)(vii)
Due Diligence Expiration Date...................   Section 12 (d)(ii)
Effective Date..................................   Section 1 (c)(iii)
Eligible Holder.................................   Section 1 (a)
Environmental Laws..............................   Section 3 (x)(i)
Equity Commitment Letter........................   Section 4 (o)
ERISA...........................................   Section 3 (z)(i)
Exchange Act....................................   Section 3 (i)(i)
Existing Shareholder Rights Plan................   Section 3 (d)
Expiration Time.................................   Section 1 (c)(iii)
E&Y.............................................   Section 3 (q)
Final Approval Order............................   Section 9 (a)(i)
Financing Decision Date.........................   Section 5 (t)
Financing Notice................................   Section 5 (t)
Financing Order.................................   Section 2 (j)
GAAP............................................   Section 3 (i)(i)
GM..............................................   Recitals
GM Settlement...................................   Section 5 (p)
GS..............................................   Preamble
Harbinger.......................................   Preamble
Harbinger Fund..................................   Recitals
HSR Act.........................................   Section 3 (g)
Indebtedness....................................   Section 9 (a)(xxvii)
Indemnified Person..............................   Section 10 (a)
Indemnifying Party..............................   Section 10 (a)
Intellectual Property...........................   Section 3 (s)
Investment Decision Package.....................   Section 3 (k)
Investor........................................   Preamble
Investor Default................................   Section 2 (b)
Investors.......................................   Preamble
Investor Shares.................................   Section 2 (a)
Issuer Free Writing Prospectus..................   Section 3 (k)
IUE-CWA.........................................   Section 5 (u)
knowledge of the Company........................   Section 22

                                                                      SCHEDULE 1
                                                                          Page 3


Defined Term                                       Section
------------                                       -------
Limited Termination.............................   Section 12 (d)
Losses..........................................   Section 10 (a)
Material Adverse Effect.........................   Section 3 (a)
Material Investment Documents...................   Section 9 (a)(xxviii)
Maximum Number..................................   Section 2 (a)
Merrill.........................................   Preamble
Money Laundering Laws...........................   Section 3 (ee)
Monthly Financial Statements....................   Section 5 (r)
Multiemployer Plans.............................   Section 3 (z)(ii)
New Common Stock................................   Section 1 (a)
OFAC............................................   Section 3 (ff)
Option..........................................   Section 3 (d)
Options.........................................   Section 3 (d)
Original Agreement..............................   Recitals
Original Approval Motion........................   Recitals
Original Approval Order.........................   Recitals
Original Investors..............................   Recitals
Original PSA....................................   Recitals
Pardus..........................................   Preamble
Plan............................................   Section 1 (b)
Plan Terms......................................   Recitals
Preferred Commitment Fee........................   Section 2 (h)(i)
Preferred Debt Financing........................   Section 5 (t)
Preferred Shares................................   Section 2 (a)
Preferred Term Sheet............................   Section 1 (b)
Preliminary Rights Offering Prospectus..........   Section 3 (k)
Proceedings.....................................   Section 10 (a)
Purchase Notice.................................   Section 1 (c)(vi)
Purchase Price..................................   Section 1 (a)
Record Date.....................................   Section 1 (a)
Registration Rights Agreement...................   Section 8 (c)
Related Purchaser...............................   Section 2 (a)
Relevant Date...................................   Section 9 (a)(xxviii)(A)(i)
Resale Registration Documents...................   Section 8 (c)
Resale Registration Statement...................   Section 8 (c)
Restricted Period...............................   Section 5 (j)
Right...........................................   Section 1 (a)
Rights Distribution Date........................   Section 1 (c)(ii)
Rights Exercise Period..........................   Section 1 (c)(iii)
Rights Offering.................................   Section 1 (a)
Rights Offering Prospectus......................   Section 3 (k)
Rights Offering Registration Statement..........   Section 3 (k)
Satisfaction Notice.............................   Section 1 (c)(vi)
Securities Act..................................   Section 1 (c)(ii)

                                                                      SCHEDULE 1
                                                                          Page 4


Defined Term                                       Section
------------                                       -------
Securities Act Effective Date...................   Section 3 (k)
Series A Certificate of Designations............   Section 2 (a)(iii)
Series A Preferred Stock........................   Section 2 (a)(iii)
Series A Purchase Price.........................   Section 2 (a)(iii)
Series B Certificate of Designations............   Section 2 (a)(i)
Series B Preferred Stock........................   Section 2 (a)(i)
Share...........................................   Section 1 (a)
Shareholders Agreement..........................   Section 8 (c)
Significant Subsidiary..........................   Section 3 (a)
Single-Employer Plan............................   Section 3 (z)(ii)
Standby Commitment Fee..........................   Section 2 (h)(ii)
Stock Plans.....................................   Section 3 (d)
Subscription Agent..............................   Section 1 (c)(iii)
Subsidiary......................................   Section 3 (a)
Superior Transaction............................   Section 12 (f)
Takeover Statute................................   Section 3 (oo)
Taxes...........................................   Section 3 (y)
Tax Returns.....................................   Section 3 (y)(i)
Transaction Agreements..........................   Section 3 (b)(i)
Transaction Expenses............................   Section 2 (j)
Transformation Plan.............................   Section 3 (m)(vi)
UAW.............................................   Section 3 (pp)
UAW MOU.........................................   Section 3 (pp)
UBS.............................................   Preamble
Ultimate Purchasers.............................   Section 2 (k)
Unsubscribed Shares.............................   Section 2 (a)(iv)
USW.............................................   Section 5 (u)

                                                                      SCHEDULE 2

                                             DIRECT
                                          SUBSCRIPTION                    MAXIMUM        MAXIMUM
                              DIRECT         SHARES        MAXIMUM       BACKSTOP         TOTAL
                           SUBSCRIPTION     PURCHASE      BACKSTOP        SHARES         COMMON
INVESTOR                      SHARES          PRICE        SHARES     PURCHASE PRICE     SHARES
--------                   ------------   ------------   ----------   --------------   ----------
ADAH....................     1,761,878    $ 67,638,500   15,856,906   $  608,746,500   17,618,784
Del-Auto................       702,594    $ 26,972,600    6,323,348   $  242,753,400    7,025,942
Merrill.................       265,347    $ 10,186,650    2,388,118   $   91,679,850    2,653,465
UBS.....................       265,347    $ 10,186,650    2,388,118   $   91,679,850    2,653,465
GS......................       950,768    $ 36,500,000    8,556,914   $  328,500,000    9,507,682
Pardus..................       612,545    $ 23,515,600    5,512,907   $  211,640,400    6,125,452
                             ---------    ------------   ----------   --------------   ----------
   Total................     4,558,479    $175,000,000   41,026,311   $1,575,000,000   45,584,790



                            MAXIMUM TOTAL    SERIES A                    SERIES B
                            COMMON SHARES    PREFERRED     PURCHASE      PREFERRED     PURCHASE          TOTAL
INVESTOR                   PURCHASE PRICE    STOCK(1)        PRICE       STOCK(2)        PRICE      PURCHASE PRICE
--------                   --------------   ----------   ------------   ----------   ------------   --------------
ADAH....................   $  676,385,000   12,787,724   $400,000,000           --   $         --   $1,076,385,000
Del-Auto................   $  269,726,000           --             --    3,321,178   $127,500,000   $  397,226,000
Merrill.................   $  101,866,500           --             --    1,693,149   $ 65,000,000   $  166,866,500
UBS.....................   $  101,866,500           --             --    1,693,149   $ 65,000,000   $  166,866,500
GS......................   $  365,000,000           --             --      911,696   $ 35,000,000   $  400,000,000
Pardus..................   $  235,156,000           --             --    2,800,208   $107,500,000   $  342,656,000
                           --------------   ----------   ------------   ----------   ------------   --------------
   Total................   $1,750,000,000   12,787,724   $400,000,000   10,419,380   $400,000,000   $2,550,000,000

PROPORTIONATE SHARE OF
   PREFERRED COMMITMENT
   FEE:
ADAH....................   50.4861%
Del-Auto................   15.9375%
Merrill.................    8.1250%
UBS.....................    8.1250%
GS......................    3.8889%
Pardus..................   13.4375%
                           -------
   Total................       100%

PROPORTIONATE SHARE OF
   STANDBY COMMITMENT
   FEE:
ADAH....................   40.3977%
Del-Auto................   15.4712%
Merrill.................    6.0769%
UBS.....................    6.0769%
GS......................   18.5397%
Pardus..................   13.4375%
                           -------
   Total................       100%

PROPORTIONATE SHARE OF        IF FULL          IF NO
   ALTERNATE TRANSACTION   COMMITMENT FEE    COMMITMENT
   FEE:(3)                    RECEIVED      FEE RECEIVED
ADAH....................       54.3750%        46.8555%
Del-Auto................       15.9375%        15.7150%
Merrill.................        8.1250%         7.1475%
UBS.....................        8.1250%         7.1475%
GS......................             0%         9.6970%
Pardus..................       13.4375%        13.4375%
                               -------         -------
   Total................           100%            100%

----------
(1)  Common stock equivalent units.

(2)  Common stock equivalent units.

(3) Percentages will fluctuate depending on the amount of any Commitment Fee received.

                                                                       EXHIBIT A

                               SUMMARY OF TERMS OF
                                 PREFERRED STOCK

     Set forth below is a summary of indicative terms for a potential investment in Delphi Corporation by entities or funds controlled by Appaloosa Management, Harbinger Capital Partners, Merrill Lynch, Pierce, Fenner & Smith Incorporated., UBS Securities, Goldman Sachs & Co. and Pardus Special Opportunities Master Fund L.P. The investment is being made in connection with a Plan of Reorganization of Delphi Corporation under chapter 11 of the Bankruptcy Code. The terms set forth below are intended solely to provide a framework for the parties as they proceed with discussions of the proposed transaction and do not constitute any agreement with respect to the definitive terms for any transaction or any agreement to agree or any solicitation of acceptances or rejections of any plan of reorganization. While the parties expect to negotiate in good faith with respect to the terms for a transaction, any party shall be free to discontinue discussions and negotiations at any time for any reason or no reason. No party shall be bound by the terms hereof and only execution and delivery of definitive documentation relating to the transaction shall result in any binding or enforceable obligations of any party relating to the transaction.

ISSUER: Delphi Corporation (the "COMPANY"), a corporation organized under the laws of Delaware and a successor to Delphi Corporation, as debtor in possession in the chapter 11 reorganization case (the "BANKRUPTCY
                            CASE") pending in the United States Bankruptcy Court for the Southern District of New York.

INVESTORS:                  Entities or funds controlled by Appaloosa Management
                            ("APPALOOSA"), Harbinger Capital Partners
                            ("HARBINGER"), Merrill Lynch, Pierce, Fenner & Smith
                            Incorporated ("MERRILL"), UBS Securities ("UBS"),
                            Goldman Sachs & Co. ("GS") and Pardus Special
                            Opportunities Master Fund L.P. ("PARDUS" and
                            together with Harbinger, Merrill, UBS and GS, the
                            "CO-LEAD INVESTORS"), with the Series B Preferred
                            Stock to be purchased by the Co-Lead Investors
                            allocated as follows: (a) Harbinger--31.875%; (b)
                            Merrill--16.25%; (c) UBS--16.25%; (d) GS--8.75%; and
                            (e) Pardus--26.875%. Appaloosa or any Permitted
                            Holder (as defined below) shall be the exclusive
                            purchaser and sole beneficial owner for all purposes
                            hereunder of the Series A-1 Preferred Stock (as
                            defined below). Appaloosa, Harbinger, Merrill, UBS,
                            GS and Pardus are collectively referred to as the
                            "INVESTORS."

SECURITIES TO BE ISSUED:    Series A-1 Senior Convertible Preferred Stock, par
                            value $0.01 per share (the "SERIES A-1 PREFERRED
                            STOCK"). The Series A-1 Preferred Stock shall
                            convert to Series A-2 Preferred Stock (the "SERIES
                            A-2 PREFERRED STOCK" and, together with the Series
                            A-1 Preferred Stock, the "SERIES A PREFERRED STOCK")
                            in certain circumstances described in this term
                            sheet.

                            Series B Senior Convertible Preferred Stock, par value $0.01 per share (the "SERIES B PREFERRED
                            STOCK" and, together with the Series A

                            Preferred Stock, the "PREFERRED STOCK").

                            The Series B Preferred Stock shall be identical in all respect to the Series A-1 Preferred Stock except as specifically set forth below.

                            The Series A-2 Preferred Stock shall be identical in all respect to the Series A-1 Preferred Stock except it shall not have Voting Rights and Governance
                            Rights (as defined below).

                            The (i) Series A-1 Preferred Stock and the shares of
                            Common Stock underlying such Series A-1 Preferred
                            Stock may not be, directly or indirectly, sold, transferred, assigned, pledged, donated, or otherwise encumbered or disposed of by any Series A
                            Preferred Stock Holder (as defined below), during the two years following the effective date (the
                            "EFFECTIVE DATE") of the Company's plan of reorganization in the Bankruptcy case (the "PLAN") other than in whole pursuant to a sale of the Company (as defined below) (provided, however, that in any sale of Series A-1 Preferred Stock in connection with a sale of the Company, the seller of the Series A-1 Preferred Stock may receive consideration with a value no greater than the greater of (i) the fair market value of the Series
                            A-1 Preferred Stock (or a preferred security of equivalent economic value), such fair market value not to reflect the value of the Voting Rights and Governance Rights attributable to the Series A-1
                            Preferred Stock, and (ii) the Liquidation Value) and
                            (ii) Series B Preferred Stock and the shares of
                            Common Stock underlying such Series B Preferred
                            Stock, or any interest or participation therein may not be, directly or indirectly, sold, transferred, assigned, pledged or otherwise encumbered or disposed of (including by exercise of any registration rights) during the ninety days following the Effective Date other than in whole pursuant to a sale of the Company (each of (i) and (ii), the "TRANSFER RESTRICTION"). A "SALE OF THE
                            COMPANY" means the sale of the Company to a party or parties other than, and not including, Appaloosa or any affiliate of Appaloosa (for this purpose, an "affiliate" of Appaloosa shall not include any company in which a fund managed by Appaloosa or its affiliates invests and does not control) pursuant to which such party or parties acquire (i) the capital stock of the Company possessing the voting power under normal circumstances to elect a majority of the Company's Board of Directors (whether by merger, consolidation or sale or transfer of the Company's capital stock) or (ii) all or substantially all of the Company's assets determined on a consolidated basis.

PURCHASE OF PREFERRED       At the Effective Date, (i) Appaloosa will purchase
STOCK:                      all of the 12,787,724 shares of Series A-1 Preferred
                            Stock for an aggregate purchase price of $400
                            million and (ii) the Co-Lead Investors shall
                            purchase all of the 10,419,880 shares of Series B
                            Preferred Stock, for an aggregate purchase price of
                            $400 million. The aggregate stated value of the
                            Series A-1 Preferred Stock shall be $400 million and
                            the aggregate stated value of

                            the Series B Preferred Stock shall be $400 million
                            (in each case, the "STATED VALUE").

MANDATORY CONVERSION INTO   The Company shall convert into Common Stock all, but
COMMON STOCK:               not less than all, of the (i) Series A Preferred
                            Stock on the first date the Mandatory Conversion
                            Requirements are satisfied (but in no event earlier
                            than June 30, 2012(1)) at the Conversion Price (as
                            defined below) of the Series A Preferred Stock in
                            effect on such conversion date, and (ii) Series B
                            Preferred Stock on the first day the Mandatory
                            Conversion Requirements are satisfied (but in no
                            event earlier than the third anniversary of the
                            Effective Date) at the Conversion Price (as defined
                            below) of the Series B Preferred Stock in effect on
                            such conversion date.

                            The "MANDATORY CONVERSION REQUIREMENTS" set forth in this section are as follows: (i) the closing price for the Common Stock for at least 35 trading days in the period of 45 consecutive trading days immediately preceding the date of the notice of conversion shall be equal to or greater than $55(2) per share and (ii) the Company has at the conversion date an effective shelf registration covering resales of the shares of Common Stock received upon such conversion of the Preferred Stock.

                            The Company will provide each Preferred Stock Holder
                            (as defined below) with notice of conversion at least five (5) business days prior to the date of conversion.

                            The holders of the Series A Preferred Stock (the
                            "SERIES A PREFERRED STOCK HOLDERS" and each, a
                            "SERIES A PREFERRED STOCK HOLDER") will agree not to take any action to delay or prevent such registration statement from becoming effective.

LIQUIDATION RIGHTS:         In the event of any liquidation, dissolution or
                            winding up of the business of the Company, whether
                            voluntary or involuntary, the holders of Preferred
                            Stock (the "PREFERRED STOCK HOLDERS" and each, a
                            "PREFERRED STOCK HOLDER") shall receive, in exchange
                            for each share, out of legally available assets of
                            the Company, (A) a preferential amount in cash equal
                            to (i) the Stated Value plus (ii) the aggregate
                            amount of all accrued and unpaid dividends or
                            distributions with respect to such share (such
                            amount being referred to as the "LIQUIDATION VALUE")
                            and (B) a non-preferential amount (if any) (the
                            "COMMON EQUIVALENT AMOUNT") equal to (i) the amount
                            that Preferred Stock Holder would have received
                            pursuant to the liquidation if it had converted its
                            Preferred Stock into Common Stock immediately prior
                            to the liquidation minus (ii) any amounts received
                            pursuant to (A)(i) and (ii) hereof (the Stated Value
                            and dividends and distributions). For the avoidance
                            of doubt, this paragraph

----------
(1) Assuming emergence by January 1, 2008. Conversion date to be adjusted day-by-day to reflect any later emergence.

(2)  Equivalent to a TEV of $15.3 billion at emergence.

                            should operate so that in the event of a liquidation, dissolution or winding up of the business of the Company, a Preferred Stock Holder shall receive a total amount equal to the greater of: (i) the Liquidation Value and (ii) the amount that a Preferred Stock Holder would have received pursuant to the liquidation, dissolution or winding up of the business if it converted its Preferred
                            Stock into Common Stock immediately prior to the liquidation.

RANKING:                    The Series A Preferred Stock and the Series B
                            Preferred Stock shall rank pari passu with respect to any distributions upon liquidation, dissolution or winding up of the Company. The Preferred Stock will rank senior to any other class or series of capital stock of the Company with respect to any distributions upon liquidation, dissolution or winding up of the Company.

CONVERSION OF PREFERRED     Each share of Preferred Stock shall be convertible
STOCK INTO COMMON STOCK:    at any time, without any payment by the Preferred
                            Stock Holder, into a number of shares of Common
                            Stock equal to (i) the Liquidation Value divided by
                            (ii) the Conversion Price. The Conversion Price
                            shall initially be $[___](3), with respect to the
                            Series A Preferred Stock, and $[___](4) with respect
                            to the Series B Preferred Stock, in each case
                            subject to adjustment from time to time pursuant to
                            the anti-dilution provisions of the Preferred Stock
                            (as so adjusted, the "CONVERSION PRICE"). The
                            anti-dilution provisions will contain customary
                            provisions with respect to stock splits,
                            recombinations and stock dividends and customary
                            weighted average anti-dilution provisions in the
                            event of, among other things, the issuance of
                            rights, options or convertible securities with an
                            exercise or conversion or exchange price below the
                            Conversion Price, the issuance of additional shares
                            at a price less than the Conversion Price and other
                            similar occurrences.

CONVERSION OF SERIES A-1    If (a) Appaloosa or any Permitted Holder (as defined
PREFERRED STOCK INTO        below) sells, transfers, assigns, pledges, donates
SERIES A-2 PREFERRED        or otherwise encumbers to any person other than a
STOCK:                      Permitted Holder, or converts into Common Stock,
                            shares of Series A-1 Preferred Stock with an
                            aggregate Liquidation Value in excess of $100
                            million, or (b) David Tepper no longer controls
                            Appaloosa and James Bolin is no longer an executive
                            officer of Appaloosa, then all the shares of Series
                            A-1 Preferred Stock shall automatically convert into
                            Series A-2 Preferred Stock without any action on the
                            part of the holder thereof; provided, that with
                            respect to clause (a), no such conversion shall be
                            effective until the Company has in effect a
                            registration statement covering resales of the
                            Common Stock issuable upon conversion of the
                            Preferred Stock. The Series A Preferred Stock
                            Holders will agree not to take any action to delay
                            or prevent such

----------
(3)  Equivalent to a TEV of $11.75 billion at emergence.

(4)  Equivalent to a TEV of $12.8 billion at emergence.

                            registration statement from becoming effective.

                            If Appaloosa transfers shares of Series A-1
                            Preferred Stock to any person other than an affiliate of Appaloosa (such affiliate being a "PERMITTED HOLDER"), then all the shares of Series
                            A-1 Preferred Stock so transferred shall automatically convert into Series A-2 Preferred
                            Stock without any action on the part of the holder thereof.

                            The direct or indirect transfer of ownership interests in any Permitted Holder that owns shares of Series A-1 Preferred Stock such that such Permitted Holder ceases to be an affiliate of Appaloosa shall constitute a transfer of such Series
                            A-1 Preferred Stock to a person other than a Permitted Holder for the purpose of this provision.

                            Each event described above in the previous two paragraphs of this section "Conversion of Series A
                            Preferred Stock into Series A-2 Preferred Stock" is referred to as a "SERIES A-2 CONVERSION EVENT."

                            Subject to compliance with applicable securities laws and the Transfer Restriction, shares of Preferred Stock will be freely transferable.

DIVIDENDS:                  Each Preferred Stock Holder shall be entitled to
                            receive dividends and distributions on the Preferred
                            Stock at an annual rate of 6.5% of the Liquidation
                            Value thereof, with respect to the Series A
                            Preferred Stock, and 3.25% of the Liquidation Value
                            thereof, with respect to the Series B Preferred
                            Stock, in each case payable quarterly in cash as
                            declared by the Company's Board. Unpaid dividends
                            shall accrue. In addition, if any dividends are
                            declared and paid on the Common Stock, the Series A
                            Preferred Stock shall be entitled to receive, in
                            addition to the dividend on the Series A Preferred
                            Stock at the stated rate, the dividends that would
                            have been payable on the number of shares of Common
                            Stock that would have been issued on the Series A
                            Preferred Stock had it been converted immediately
                            prior to the record date for such dividend.

PREFERENCE WITH RESPECT     Each Preferred Stock Holder shall, prior to the
TO DIVIDENDS:               payment of any dividend or distribution in respect
                            of the Common Stock or any other class of capital
                            stock of the Company ranking junior to the Preferred
                            Stock, be entitled to be paid in full the dividends
                            and distributions payable in respect of the
                            Preferred Stock.

RESTRICTION ON              So long as shares of Series A Preferred Stock having
REDEMPTIONS OF JUNIOR       a Liquidation Value of $200 million or more remain
STOCK:                      outstanding, the Company shall not and shall not
                            permit any of its subsidiaries to, purchase, redeem
                            or otherwise acquire for value any shares of Common
                            Stock or any shares of any other class of capital
                            stock of the Company ranking junior to the Preferred
                            Stock, except customary provisions with respect to
                            repurchase of employee equity upon termination of
                            employment and except for

                            purchases, redemptions or other acquisitions for value of Common Stock not to exceed $50 million in any calendar year.

GOVERNANCE - BOARD OF       A committee (the "SEARCH COMMITTEE") shall be
DIRECTORS:                  appointed consisting of one (1) representative of
                            Appaloosa, one (1) representative of the Company,
                            being the Company's lead director (currently John
                            Opie), one (1) representative of the Unsecured
                            Creditors Committee, being David Daigle, one (1)
                            representative of the Co-Lead Investors other than
                            UBS, GS and Merrill (who shall be determined by
                            Appaloosa), and one (1) representative of the Equity
                            Committee reasonably acceptable to the other members
                            of the Search Committee. Each member of the Search
                            Committee shall be entitled to require the Search
                            Committee to interview any person to serve as a
                            director unless such proposed candidate is rejected
                            by each of the Appaloosa representative, the Company
                            representative and the representative of the
                            Unsecured Creditors' Committee. The entire Search
                            Committee shall be entitled to participate in such
                            interview and in a discussion of such potential
                            director following such interview.

                            The board of directors of the Company shall consist of nine (9) directors (which number shall not be expanded at all times that the Series A-1 Preferred
                            Stock has Series A-1 Board Rights (as defined below)), three (3) of whom (who shall be Class III
                            Directors) shall initially be nominated by Appaloosa and elected at the time of emergence from Chapter 11 by the Series A Preferred Stock Holders (and thereafter shall be elected directly by the Series A
                            Preferred Stock Holders) (the "SERIES A DIRECTORS"), one (1) of whom (who shall be a Class I Director) shall be the Executive Chairman selected as described below under "Executive Chairman", one (1) of whom (who shall be a Class I Director) shall be the Chief Executive Officer, one (1) of whom (who shall be a Class II Director) shall initially be selected by the Co-Lead Investor representative on the Search Committee with the approval of either the Company or the Unsecured Creditors' Committee (the
                            "JOINT INVESTOR DIRECTOR"), one (1) of whom (who shall be a Class I Director) shall initially be selected by the Unsecured Creditors' Committee and two (2) of whom (who shall be Class II Directors) shall initially be selected by the Unsecured
                            Creditors' Committee (such directors selected by the Unsecured Creditors' Committee and the Joint
                            Investor Director, being the "COMMON DIRECTORS").
                            For the avoidance of doubt, all directors selected in accordance with this paragraph, shall have been interviewed and/or discussed by the Search
                            Committee. Each director so selected shall be appointed to the initial Board of Directors of the Company unless at least three members of the following four members of the Search Committee objects to the appointment of such individual: the Appaloosa representative, the Company representative; the representative of the Unsecured
                            Creditors' Committee; and the representative of the Equity Committee. Initially, the Board shall be comprised of (a) six (6) directors who satisfy all applicable independence requirements of the relevant stock exchange on which it is expected the Common
                            Stock would be traded and (b) six (6) directors who are independent from the Investors; provided, that the requirements of this sentence may be waived by the unanimous consent of the Company, Appaloosa and the Unsecured Creditors Committee. Additionally, the
                            Joint Investor Director must be independent from the Investors.

                            Directors initially will be placed as set forth above in three (3) classes: directors in the first class will have an initial term expiring at the annual meeting of stockholders to be held in 2009
                            (each a "CLASS I DIRECTOR"), directors in the second class will have an initial term expiring at the annual meeting of stockholders to be held in 2010
                            (each a "CLASS II DIRECTOR"), and directors in the final class will have an initial term expiring at the annual meeting of stockholders to be held in 2011 (each a "CLASS III DIRECTOR"). After the expiration of each initial term of each class of directors, the directors will thereafter each have a one year term elected annually.

                            Following the initial election of the Executive
                            Chairman and the Chief Executive Officer, the
                            Executive Chairman and Chief Executive Officer shall be nominated for election to the Board by the Nominating and Corporate Governance Committee of the
                            Board and elected to the board by the holders of the Common Stock and the Preferred Stock, voting as a class. The Executive Chairman of the Board shall be selected as described below under "Executive
                            Chairman." The initial Chief Executive Officer shall be Rodney O'Neal, who shall become the Chief
                            Executive Officer and President not later than the effective date of the Plan.

                            After the initial selection of the Series A
                            Directors, until the earlier of the expiration of the term of the Class III Directors and the conversion of all Series A-1 Preferred Stock to Series A-2 Preferred Stock or Common Stock, (a) the
                            Series A Preferred Stock shall continue to directly elect (including removal and replacement) the Series
                            A Directors subject to the ability of the Nominating and Corporate Governance Committee to, by majority vote, veto the selection of up to two proposed
                            Series A Directors for each Series A director position on the Board and (b) the number of directors on the board of directors may not be increased. The rights of Series A-1 Preferred Stock described in this paragraph are referred to as "SERIES A-1 BOARD RIGHTS". Upon the earlier of such date, the Series A-1 Directors shall serve out their remaining term and thereafter be treated as Common
                            Directors.

                            After the initial selection of the Common Directors, the nominees for election of the Common Directors shall be determined by the Nominating and Corporate
                            Governance Committee of the Company's

                            Board of Directors, with the Series A Directors on such committee not entitled to vote on such determination at any time the Series A-1 Preferred
                            Stock retains Series A-1 Board Rights, and recommended to the Company's Board of Directors for nomination by the Board. Only holders of Common
                            Stock, Series B Preferred Stock and Series A
                            Preferred Stock that is not entitled to Series A
                            Board Rights shall be entitled to vote on the election of the Common Directors.

                            The Search Committee shall determine by majority vote the Committee assignments of the initial Board of Directors; provided, that for the initial Board and at all times thereafter that the Series A-1
                            Preferred Stock retains Series A-1 Board Rights at least one Series A Director shall be on all committees of the Board and a Series A Director shall constitute the Chairman of the Compensation
                            Committee of the Board; provided, further, that so long as the Series A-1 Preferred Stock retains
                            Series A-1 Board Rights, the Series A Directors shall not constitute a majority of the Nominating and Corporate Governance Committee. Committee assignments shall be subject to all applicable independence and qualification requirements for directors including those of the relevant stock exchange on which the Common Stock is expected to be traded. Pursuant to a stockholders' agreement or other arrangements, the Company shall maintain that composition.

GOVERNANCE - EXECUTIVE      The Executive Chairman shall initially be selected
CHAIRMAN:                   by majority vote of the Search Committee, which must
                            include the approval of the representatives of
                            Appaloosa and the Unsecured Creditors' Committee.
                            Any successor Executive Chairman shall be selected
                            by the Nominating and Corporate Governance Committee
                            of the Board, subject (but only for so long as any
                            of the Series A-1 Preferred Stock remains
                            outstanding) to the approval of the Series A-1
                            Preferred Stock Holders. Upon approval, such
                            candidate shall be recommended by the Nominating and
                            Corporate Governance Committee to the Company's
                            Board of Directors for appointment as the Executive
                            Chairman and nomination to the Board. The Preferred
                            Stock Holders will vote on the candidate's election
                            to the Board on an as-converted basis together with
                            holders of Common Stock. Notwithstanding the
                            foregoing, if there shall occur any vacancy in the
                            office of the Executive Chairman during the initial
                            one (1) year term, the successor Executive Chairman
                            shall be nominated by the Series A-1 Preferred Stock
                            Holders (but only for so long any of as the Series
                            A-1 Preferred Stock remains outstanding) subject to
                            the approval of the Nominating and Corporate
                            Governance Committee of the Board.

                            The Executive Chairman shall be a full-time employee of the Company with his or her principal office in the Company's world headquarters in Troy, Michigan and shall devote substantially all of his or her business activity to the business affairs of the Company.

                            The Executive Chairman shall cause the Company to and the Company shall be obligated to meaningfully consult with the representatives of the Series A-1
                            Preferred Stock Holders with respect to the annual budget and material modifications thereto prior to the time it is submitted to the Board for approval.

                            The employment agreements entered into by the Company with the Executive Chairman and the Chief
                            Executive Officer shall provide that (i) upon any termination of employment, the Executive Chairman and/or the Chief Executive Officer shall resign as a director (and the employment agreements shall require delivery at the time such agreements are entered into of an executed irrevocable resignation that becomes effective upon such termination) and
                            (ii) the right to receive any payments or other benefits upon termination of employment shall be conditioned upon such resignation. If for any reason the Executive Chairman or the Chief Executive
                            Officer does not resign or the irrevocable resignation is determined to be ineffective, then the Series A-1 Preferred Stock Holders may remove the Executive Chairman and/or Chief Executive
                            Officer as a director, subject to applicable law.
                            The employment agreement of the Chief Executive
                            Officer will provide that if the Chief Executive
                            Officer is not elected as a member of the Company's
                            Board, the Chief Executive Officer may resign for "cause" or "good reason".

                            The special rights of the Series A-1 Preferred Stock referred to in "Governance - Board of Directors" and in this "Executive Chairman" section are referred to as the "GOVERNANCE RIGHTS".

GOVERNANCE - VOTING         Except with respect to the election of directors,
RIGHTS:                     who shall be elected as specified above, the
                            Preferred Stock Holders shall vote, on an "as
                            converted" basis, together with the holders of the
                            Common Stock, on all matters submitted to
                            shareholders.

                            The Series A-1 Preferred Stock Holders shall be entitled to propose individuals for appointment as Chief Executive Officer and Chief Financial Officer, subject to a vote of the Board. The Series A-1
                            Preferred Stock Holders shall also have the non-exclusive right to propose the termination of the Executive Chairman (but only during the initial one (1) year term of the Executive Chairman and only for so long as the Series A-1 Preferred Stock remains outstanding), the Chief Executive Officer and Chief Financial Officer, in each case, subject to a vote of the Board. If the Series A Preferred
                            Stock Holders propose the appointment or termination of the Chief Executive Officer or Chief Financial
                            Officer, the Board shall convene and vote on such proposal within ten (10) days of the Board's receipt of notice from the Series A-1 Preferred Stock
                            Holders; provided, that the then current Chief
                            Executive Officer shall not be entitled to vote on either the appointment or termination of the Chief Executive Officer and shall not be entitled to vote on the termination of the Chief Financial Officer.

                            The Company shall not, and shall not permit its subsidiaries to, take any of the following actions
                            (subject to customary exceptions as applicable) unless (i) the Company shall provide the Series A-1
                            Preferred Stock Holders with at least 20 business days advance notice and (ii) it shall not have received, prior to the 10th business day after the receipt of such notice by the Series A-1 Preferred
                            Stock Holders, written notice from all of the Series
                            A-1 Preferred Stock Holders that they object to such action:

                            -    any action to liquidate the Company;

                            - any amendment of the charter or bylaws that adversely affects the Series A Preferred Stock
                                 (any expansion of the Board of Directors would be deemed adverse); or

                            - at all times that the Series A Preferred Stock is subject to the Transfer Restriction:

                                 - a sale, transfer or other disposition of all or substantially all of the assets of the Company and its subsidiaries, on a consolidated basis;

                                 -    any merger or consolidation involving a
                                      change of control of the Company; or

                                 -    any acquisition of or investment in any
                                      other person or entity having a value in excess of $250 million in any twelve-month period after the Issue Date.

                            The approval rights set forth above shall be in addition to the other rights set forth above and any voting rights to which the Series A Preferred Stock
                            Holders are entitled above and under Delaware law.

                            In a merger or consolidation involving a change of control of the Company (a "CHANGE OF CONTROL"), the
                            Series A-1 Preferred Stock will be converted into the greater of (i) the consideration with a value equal to the fair market value of the Series A-1
                            Preferred Stock (or a preferred security of equivalent economic value), such fair market value shall not reflect the value of the Voting Rights and Governance Rights attributable to the Series A-1
                            Preferred Stock, and (ii) the Liquidation Value. In a Change of Control transaction, the Series B
                            Preferred Stock will be converted into the greater of (i) the consideration with a value equal to the fair market value of the Series B Preferred Stock
                            (or a preferred security of equivalent economic value) and (ii) the Liquidation Value.

                            The special rights of the Series A-1 Preferred Stock described above in this section "Governance - Voting Rights" are referred to as the "VOTING RIGHTS". The Series A-1
                            Preferred Stock Holders shall have no Voting Rights after no shares of Series A-1 Preferred Stock are outstanding.

                            Appaloosa and the Permitted Holders shall not receive, in exchange for the exercise or non-exercise of voting or other rights in connection with a any transaction subject to Voting Rights, any compensation or remuneration; provided, that this restriction shall not prohibit the reimbursement of expenses incurred by Appaloosa or any Permitted
                            Holders and shall not prohibit the payment of fees by the Company to Appaloosa or any Permitted Holder if the Company has engaged Appaloosa or its affiliates as an advisor or consultant in connection with any such transaction.

RESERVATION OF UNISSUED     The Company shall maintain sufficient authorized but
STOCK:                      unissued securities of all classes issuable upon the
                            conversion or exchange of shares of Preferred Stock
                            and Common Stock.

TRANSFERABILITY:            The Series A Preferred Stock Holders may sell or
                            otherwise transfer such stock as follows:

                            -    to any Permitted Holder; or

                            - subject to the Transfer Restriction, to any other person; provided, however, that upon any such transfer, the shares of Series A-1
                                 Preferred Stock so transferred shall
                                 automatically convert into Series A-2 Preferred
                                 Stock.

REGISTRATION RIGHTS:        The Investors shall be entitled to registration
                            rights as set forth below. The registration rights
                            agreement shall contain customary terms and
                            provisions consistent with such terms, including
                            customary hold-back, cutback and indemnification
                            provisions.

                            Demand Registrations. Subject to the Transfer
                            Restriction, the Preferred Stock Holders shall be entitled to an aggregate of five (5) demand registrations, in addition to any shelf registration statement required by the Equity Purchase and Commitment Agreement among the Company and the Investors (which shelf registration shall be renewed or remain available so long as the Company is not eligible to use Form S-3); provided, that all but one such demand right requires the prior written consent of Appaloosa and the one demand not requiring the consent of Appaloosa shall be at the request of the holders of a majority of the shares of Series B Preferred Stock; provided, further, that following the time that the Company is eligible to use Form S-3, the Preferred Stock Holders shall be entitled to an unlimited number of demand registrations (without the need for Appaloosa's consent). Any demand registration may, at the option of the Preferred Stock Holders be a "shelf"

                            registration pursuant to Rule 415 under the Securities Act of 1933. All registrations will be subject to customary "windows."

                            Piggyback Registrations. In addition, subject to the Transfer Restriction, the Preferred Stock Holders shall be entitled to unlimited piggyback registration rights, subject to customary cut-back provisions.

                            Registrable Securities: The Series B Preferred
                            Stock, any shares of Common Stock issuable upon conversion of the Preferred Stock, any other shares of Common Stock held by any Investor (including shares acquired in the rights offering or upon the exercise of preemptive rights), and any additional securities issued or distributed by way of a dividend or other distribution in respect of any securities. Securities shall cease to be Registrable
                            Securities upon sale to the public pursuant to a registration statement or Rule 144, or when all shares held by an Investor may be transferred without restriction pursuant to Rule 144(k).

                            Expenses. All registrations shall be at the Company's expense (except underwriting fees, discounts and commissions agreed to be paid by the selling holders), including, without limitation, fees and expenses of one counsel for any holders selling Registrable Securities in connection with any such registration.

PREEMPTIVE RIGHTS:          So long as shares of Series A-1 Preferred Stock
                            having a Liquidation Value of $250 million or more
                            remain outstanding, the Preferred Stock Holders
                            shall be entitled to participate pro rata in any
                            offering of equity securities of the Company, other
                            than with respect to (i) shares issued or underlying
                            options issued to management and employees and (ii)
                            shares issued in connection with business
                            combination transactions.

COMMITMENT FEE:             (a) A commitment fee of 2.25% of total commitment
                            shall be earned by and payable to the Investors and
                            (b) an additional arrangement fee of 0.25% of total
                            commitment shall be earned by and payable to
                            Appaloosa, all as provided for in the EPCA.

STANDSTILL                  For a period of five (5) years from the Closing
                            Date, Appaloosa will not (a) acquire, offer or
                            propose to acquire, solicit an offer to sell or
                            donate or agree to acquire, or enter into any
                            arrangement or undertaking to acquire, directly or
                            indirectly, by purchase, gift or otherwise, record
                            or direct or indirect beneficial ownership (as such
                            term is defined in Rule 13d-3 of the Exchange Act)
                            of more than 25% of the Company's common stock or
                            any direct or indirect rights, warrants or options
                            to acquire record or direct or indirect beneficial
                            ownership of more than 25% of the Company's common
                            stock or (b) sell, transfer, pledge, dispose,
                            distribute or assign ("TRANSFER") to any person in a
                            single transaction, Company Common Stock or any
                            securities convertible into or exchangeable for or
                            representing the right to acquire the Company's

                            Common Stock ("COMMON STOCK EQUIVALENTS") representing more than 15% of the Company's then issued and outstanding (on a fully diluted basis)
                            Common Stock; provided, that Appaloosa shall be permitted to Transfer the Company's Common Stock or Common Stock Equivalents (i) to Permitted Holders,
                            (ii) as part of a broadly distributed public offering effected in accordance with an effective registration statement, (iii) in a sale of the Company, (iv) pursuant to any tender or exchange offer or (v) as otherwise approved by (A) during the initial three year term of the Series A Directors, a majority of Directors who are not Series A Directors or (B) after the initial three year term of the Series A Directors, a majority of the Directors
                            (customary exceptions shall apply for Transfers to partners, stockholders, family members and trusts and Transfers pursuant to the laws of succession, distribution and descent).

STOCKHOLDERS AGREEMENT:     Certain of the provisions hereof will be contained
                            in a Stockholders Agreement to be executed and
                            delivered by ADAH and the Company on the Effective
                            Date.

GOVERNING LAW:              State of Delaware

                                    EXHIBIT B

            PLAN FRAMEWORK AND SPECIAL STATUTORY COMMITTEE PROVISIONS

                              FRAMEWORK PROVISIONS

     The Plan shall contain all of the following terms; provided, however, that nothing herein shall constitute an offer with respect to any securities or a solicitation of acceptances of a chapter 11 plan. Such offer or solicitation only will be made in compliance with all applicable securities laws and/or provisions of the Bankruptcy Code:

     1.1 A condition precedent to the effectiveness of the Plan (subject to the waiver provisions to be negotiated in connection with the Plan) shall be that the aggregate amount of all trade claims and other unsecured claims (including any accrued interest) (excluding (i) unsecured funded debt claims, (ii) Flow-Through Claims (defined below), (ii) GM claims, which shall be treated as set forth below, and (iii) securities claims, which shall be treated as set forth below) (collectively, the "Trade and Other Unsecured Claims") that have been asserted or scheduled but not yet disallowed as of the effective date of the Plan shall be allowed or estimated for distribution purposes by the Bankruptcy Court to be no more than $1.7 billion, excluding all allowed accrued postpetition interest thereon.

     1.2 All senior secured debt shall be refinanced and paid in full and all allowed administrative and priority claims shall be paid in full.

     1.3 Trade and Other Unsecured Claims and unsecured funded debt claims shall be placed in a single class. All such claims that are allowed (including all allowed accrued interest, which for trade claims shall be at a rate to be agreed to or determined by the Bankruptcy Court, it being understood that with respect to trade claims, the Debtors and Plan Investors will not take the position that there should not be an entitlement to postpetition interest) shall be satisfied in full with (a) $3.48 billion of common stock (77.3 million out of a total of 147.6 million shares,(1) at a deemed value of $45.00 per share for Plan distribution purposes) in reorganized Delphi and (b) the balance in cash(2); provided, however, that the common stock and cash to be distributed pursuant to the immediately preceding clause shall be reduced proportionately by the amount that allowed Trade and Other Unsecured Claims are less than $1.7 billion, excluding allowed accrued postpetition interest thereon.

     1.4 (i) Customer and environmental obligations, (ii) employee-related (excluding collective bargaining-related obligations) and other obligations (in each instance as to be agreed by the Debtors and Appaloosa) and (iii) litigation exposures and other liabilities that are covered

----------
(1) Inclusive of distributions to subordinated creditors under Section 1.6 below. References herein to the total number of shares of common stock gives effect to the conversion of the preferred stock issued pursuant to the Investment Agreement to common stock. The actual number of shares of common stock to be issued by Delphi and to be distributed to various classes is subject to final adjustment and reconciliation as well as negotiation of plan distribution mechanics in the Plan.

(2) Such amounts to be adjusted by proceeds from the par rights offering to be conducted by Delphi in connection with Section 1.8(iv).

by insurance (as to be agreed by the Debtors and Appaloosa and scheduled in the Plan) ((i), (ii) and (iii) together, the "Flow-Through Claims") will be unimpaired and will be satisfied in the ordinary course of business (subject to the preservation and flow-through of all estate rights, claims and defenses with respect thereto which shall be fully reserved).

     1.5 GM will receive an allowed general unsecured claim for all claims and rights of GM and its affiliates (excluding in respect of the 414(l) Assumption, all Flow Through Claims and all other claims and amounts to be treated in the normal course or arising or paid pursuant to the Delphi/GM Definitive Documents) that will be satisfied with $2.70 billion in cash.

     1.6 All Delphi subordinated debt claims (including all accrued interest thereon) will be allowed and, in resolution of the subordination rights of Delphi senior debt, all cash otherwise distributable to Delphi subordinated debt claims pursuant to Section 1.3 shall be distributed to Delphi senior debt, and the allowed Delphi subordinated debt claims will be satisfied with $478 million of common stock (10.6 million out of a total of 147.6 million shares, at a deemed value of $45.00 per share for Plan distribution purposes) in reorganized Delphi.

     1.7 Any allowed securities claims, including all claims in the MDL litigation pending in the United States District Court for the Eastern District of Michigan, will be satisfied solely from available insurance or as otherwise agreed by Delphi and Appaloosa.

     1.8 The equity securities class in the Plan shall receive, in the aggregate, (i) $66 million of common stock (1.5 million out of a total of 147.6 million shares, at a deemed value of $45.00 per share for Plan distribution purposes) in reorganized Delphi, (ii) rights to purchase 45.6 million out of a total of 147.6 million shares of common stock (to be reduced by the guaranteed minimum of 10% of the rights for the Plan Investors) in reorganized Delphi for $1.75 billion (exercise price: $38.39/share), (iii) 5-year warrants to purchase for $45/share an additional 5% of the common stock of Delphi, and (iv) the right to purchase on a proportionate basis, approximately $522 million of the common stock that would otherwise be distributable to unsecured claims plus an additional $50 million of the common stock that would otherwise be distributable to Appaloosa (each pursuant to Section 1.3) for a price of $45/share (the "par rights offering"); provided, that Appaloosa (in its capacity as a stockholder of Delphi) shall agree not to participate in the par rights offering and shall use commercially reasonable efforts to obtain such agreement from the other Plan Investors.(3)

     1.9 The preferred stock to be issued pursuant to the Plan in connection with the Investment Agreement and the corporate governance of Reorganized Delphi shall be subject to the terms listed on the term sheet attached to the Investment Agreement ("Summary of Terms of Preferred Stock"), which are incorporated by reference herein.

     1.10 Delphi will arrange for payment on the effective date of the Plan of $3.5 billion to fund its pension obligations. Such payment will include GM taking up to $2.0 billion of net

----------
(3) Inclusion in the Plan of subsections 1.8 (iii) and (iv) is conditioned upon the "Equity Committee" (as defined below) supporting entry of the Approval Order and there not occurring a "Withdrawal of Support" (as defined below). The rights in the par rights offering are to be equivalent to 15% of the common stock that would otherwise be distributable to all unsecured claims plus an additional $50 million of the common stock that would otherwise be distributable to Appaloosa on mechanics to be agreed.

pension obligations pursuant to a 414(l) transaction (the "414(l) Assumption"), which amount shall be reduced to no less than $1.5 billion if (a) Delphi or Appaloosa determine that any greater amount will have an adverse impact on the Debtors or (b) Appaloosa determines that any greater amount will have an adverse impact on the Plan Investors' proposed investment in the Debtors. GM will receive a note from Delphi in the amount of the 414(l) Assumption transferred in the 414(l) transaction, subject to agreed market terms to be specified in the Delphi/GM Definitive Documents; provided, however, that such note will be due, payable and paid in full at par plus accrued interest in cash within ten (10) days following the effective date of the Plan.

     1.11 A joint claims oversight committee shall be established on the effective date of the Plan or as soon thereafter as practicable to monitor claims administration, provide guidance to the Debtors, and address the Bankruptcy Court if such post-effective date joint claims oversight committee disagrees with the Debtors' determinations requiring claims resolution. The composition of the joint claims oversight committee shall be reasonably satisfactory to Appaloosa, but in any case, shall include at least one representative appointed by Appaloosa.

     1.12 Ongoing management compensation, including the SERP, stock options, restricted stock, severance, change in control provisions and all other benefits will be on market terms (as determined by the Board of Directors, based on the advice of Watson-Wyatt, and such management compensation plan design shall be described in the Disclosure Statement and included in the Plan) and reasonably acceptable to Appaloosa; claims of former management and terminated/resigning management will be resolved on terms acceptable to Delphi and Appaloosa or by court order. Equity awards will dilute all equity interests pro rata.

     1.13 The amended and restated certificate of incorporation of Delphi to be effective immediately following the effective date of the Plan shall prohibit:
(A) for so long as Appaloosa owns any shares of Series A Preferred Stock, any transactions between Delphi or any of its Subsidiaries (as defined in the Investment Agreement), on the one hand, and Appaloosa or its respective Affiliates (as defined in the Investment Agreement), on the other hand (including any "going private transaction" sponsored by Appaloosa) unless such transaction shall have been approved by directors constituting not less than 75% of the number of Common Directors (as defined in the Investment Agreement), and
(B) any transaction between Delphi or any of its Subsidiaries, on the one hand, and a director, on the other hand, other than a director appointed by holders of Series A Preferred Stock (as defined in the Investment Agreement), unless such transaction shall have been approved by directors having no material interest in such transaction (a "Disinterested Director") constituting not less than 75% of the number of Disinterested Directors.

                     SPECIAL STATUTORY COMMITTEE PROVISIONS

     So long as the official committee of unsecured creditors appointed on October 17, 2005 in the Chapter 11 Cases (the "Creditors' Committee") and the ad hoc committee of trade creditors (the "Ad Hoc Trade Committee") shall support entry of the Approval Order and so long as the Creditors' Committee shall support the implementation of the Investment Agreement, this Exhibit B, and each of the transactions contemplated by the Investment Agreement and this Exhibit B, the following provisions shall be in effect, and to the extent such provisions are inconsistent with any other provisions of this Exhibit B, the following provisions shall supplant and supersede such; provided, that if the Creditors' Committee, in the exercise of its fiduciary duties, shall subsequently withdraw, qualify or modify in a manner adverse to the Plan Investors (or resolve to do any of the foregoing) its support for the entry of the Approval Order, the implementation of the Investment Agreement, this Exhibit B, or any of the transactions contemplated by the Investment Agreement or this Exhibit B, or shall have approved or recommended any competing or other transaction inconsistent with the Investment Agreement or this Exhibit B (each such action, a "Withdrawal of Support"), then Sections 2.1 (as it relates to the Creditors' Committee) and Sections 2.2 and
2.3 shall terminate and shall be of no further force or effect; provided further, that if the Creditors' Committee (a) objects in any pleading to (i) any of the terms of any Plan Document solely on the basis of comments provided by the Creditors' Committee pursuant to Section 2.1 hereof, but rejected by the Debtors or Appaloosa, or (ii) the position that the Debtors, any Plan Investor or any other Party takes as to the appropriate rate of interest on Trade and Other Unsecured Claims as permitted by Section 1.3 of this Exhibit B as amended hereby, or (b) unsuccessfully seeks the termination of the Investment Agreement pursuant to Section 2.3, then in each such case such objection or action shall not be considered a Withdrawal of Support. So long as the official committee of equity security holders appointed in the Chapter 11 Cases (the "Equity Committee") shall support entry of the Approval Order and so long as the Equity Committee shall support the implementation of the Investment Agreement, this Exhibit B, and each of the transactions contemplated by the Investment Agreement and this Exhibit B, the following provisions shall be in effect (as they relate to the Equity Committee), and to the extent such provisions are inconsistent with any other provisions of this Exhibit B, the following provisions shall supplant and supersede such; provided, that if the Equity Committee takes any action that constitutes a Withdrawal of Support, then Sections 2.1 (as it relates to the Equity Committee) and Section 2.4 shall terminate and shall be of no further force or effect; provided further, that if the Equity Committee (a) objects in any pleading to any of the terms of any Plan Document solely on the basis of comments provided by the Equity Committee pursuant to Section 2.1 hereof, but rejected by the Debtors or Appaloosa or (b) unsuccessfully seeks to withdraw support pursuant to Section 2.4, then in each such case such objection or action shall not be considered a Withdrawal of Support.

     2.1 The Debtors will provide Creditors' Committee and the Equity Committee with periodic working drafts of the Plan, the Disclosure Statement, the Confirmation Order and any Plan Documents that each such committee reasonably believes could have a material impact on the recovery of their constituents, and any amendments thereto, and with a reasonable opportunity to review and comment on such documents prior to such documents being filed with the Bankruptcy Court. The Debtors and the Plan Investors will consider in good faith any comments consistent with the Investment Agreement and this Exhibit B, and any other reasonable comments of the Creditors' Committee and/or the Equity Committee, and will not reject such comments without first discussing the reasons therefore with counsel to the Creditors' Committee and/or the Equity Committee and giving due consideration to the views of the Creditors' Committee and/or the Equity Committee.

     2.2 The Creditors' Committee will have consultation rights through the Confirmation Date with respect to executive compensation under the Plan and as described in the Disclosure Statement. The Creditors' Committee shall also have one representative of the Creditors' committee placed on the joint claims oversight committee contemplated by Section 1.11 of this

Exhibit B, it being understood that such member shall not have veto rights over any committee action.

     2.3 In the event that the Debtors and the Plan Investors agree to (a) substantive and material changes in the overall deal as set forth in the Investment Agreement and this Exhibit B after the date of the Approval Order,
(b) Flow-Through Claims (as defined in Section 1.4 of this Exhibit B) other than claims arising out of or resulting from customer claims and environmental claims, or (c) any alternative treatment of securities claims from estate assets other than available insurance, any of which would have a material adverse effect on the economics of the recovery of general unsecured creditors under the plan of reorganization to be funded through the EPCA, the Creditors' Committee shall have the right to seek termination of the EPCA by the Bankruptcy Court by establishing by a preponderance of the evidence that there has been a material adverse effect on the economics of the recovery to general unsecured creditors under the plan of reorganization to be funded through the EPCA as a result of such actions.

     2.4 In the event that the Debtors and the Plan Investors agree to substantive and material changes in Section 1.7 of this Exhibit B after the date of the Approval Order which would have a material adverse effect on the economics of the recovery of current equity security holders of Delphi under the plan of reorganization to be funded through the EPCA, the Equity Committee shall have the right to withdraw its support of the EPCA by the Bankruptcy Court by establishing by a preponderance of the evidence that there has been a material adverse effect on the economics of the recovery to current equity holders of Delphi under the plan of reorganization to be funded through the EPCA as a result of such actions in which event there shall be no reduction in the recoveries to the equity securities class under Section 1.8(iii) and (iv) of this Exhibit B.